                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under sec.240.14a-12

                            VICORP Restaurants, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, $.05 par value per share

     (2) Aggregate number of securities to which transaction applies: 7,414,983 shares

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $25.65 cash per share, which is the per share merger consideration to be paid in the transaction.

     (4)  Proposed maximum aggregate value of transaction: $190,194,314

     (5)  Total fee paid: $38,039

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                                 [VICORP LOGO]

                                                , 2001

Dear Fellow Shareholder:

     You are cordially invited to attend a special meeting of the shareholders
of VICORP Restaurants, Inc. to be held at           a.m., local time, on
                      , 2001, at                       . As described in the
enclosed proxy statement, at the special meeting you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which VICORP will be acquired by Midway Investors Holdings Inc. and you will receive $25.65 per share for your VICORP stock. We publicly announced the merger after the close of trading on February 15, 2001. The closing price of our stock that day was $18.50.

     This transaction represents the culmination of a process we started over a year ago. Despite strong operating performance, our stock price had languished. Recognizing that restaurant stocks were out of favor in the securities markets, our board of directors concluded that continuing our focus on operating improvements and modest but steady growth was unlikely to give our shareholders the opportunity to realize fair value for their VICORP stock. A special committee of outside directors was appointed by the board to explore the alternatives available to maximize shareholder value. After an extensive auction process and the analysis of other strategies, the board has determined that the sale of VICORP to Midway Investors represents the best available alternative for shareholders and has unanimously approved the transaction and recommends it to the shareholders.

     Detailed information concerning the proposed merger is set forth in the proxy statement. The merger agreement appears as Annex A to the proxy statement. I urge you to read the enclosed material carefully. After you have done so, please complete, date and sign the enclosed proxy and return it in the return envelope provided, which requires no postage if mailed in the United States.

     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. We cannot complete the merger unless it is approved by a vote of the holders of a majority of the outstanding shares of VICORP common stock. If you do not vote, it has the same effect as a vote against the merger. To assure that your shares are voted at the meeting, please return your proxy promptly, whether or not you plan to attend. If you do attend the meeting, you may vote in person even if you have previously returned your proxy.

     On behalf of the board of directors, I thank you for your support and urge you to vote "FOR" the approval of the merger agreement.

                                            Sincerely,

                                            Charles R. Frederickson, Chairman

     This proxy statement is dated                     , 2001 and is first being
mailed to shareholders on or about             , 2001.

                            VICORP RESTAURANTS, INC.
                              400 WEST 48TH AVENUE
                             DENVER, COLORADO 80216

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2001

To the Shareholders of
  VICORP Restaurants, Inc.:

     Notice is hereby given that a special meeting of shareholders of VICORP
Restaurants, Inc. will be held at           a.m., local time, on
            , 2001, at                       , to consider and vote on a
proposal to approve the Agreement and Plan of Merger dated February 15, 2001 among VICORP, Midway Investors Holdings Inc. and Gourmet Acquisition Co., pursuant to which Gourmet Acquisition Co. will be merged with and into VICORP and the shareholders of VICORP will become entitled to receive $25.65 per share in cash for their VICORP common stock.

     Only shareholders of record on March 16, 2001 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

     The merger agreement and the merger are explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Annex A to the proxy statement.

     VICORP shareholders are entitled to assert dissenters' rights under Article 113 of the Colorado Business Corporation Act. A copy of Article 113 is included as Annex C to the proxy statement, and a summary of the procedures that must be followed to assert dissenters' rights can be found beginning on page 20 of the proxy statement under "Dissenters' Rights."

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE AND YOU MAY VOTE IN PERSON IF YOU ATTEND THE MEETING.

     THE BOARD OF DIRECTORS, ACTING ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF OUTSIDE DIRECTORS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF VICORP. ACCORDINGLY, YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                            By Order of the Board of Directors

                                            Stanley Ereckson, Jr.
                                            Secretary

Denver, Colorado             , 2001

                            VICORP RESTAURANTS, INC.

                                PROXY STATEMENT

       FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD             , 2001

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of VICORP Restaurants, Inc. to be used at a
special meeting of VICORP shareholders to be held on                       ,
2001 at           a.m. mountain time, at                       and at any
adjournment or postponement thereof.

PURPOSE

     At the special meeting, the shareholders of VICORP will consider and vote upon a proposal to approve an Agreement and Plan of Merger dated February 15, 2001 among VICORP, Midway Investors Holdings, Inc. ("Midway Investors") and Gourmet Acquisition Co., a wholly owned subsidiary of Midway Investors. Pursuant to the merger agreement, Gourmet Acquisition Co. will be merged with and into VICORP and the outstanding shares of VICORP common stock will be converted into the right to receive $25.65 per share in cash, without interest.

RECORD DATE

     Only VICORP shareholders of record on March 16, 2001 are entitled to receive notice of and vote at the meeting. On that record date, there were
shares of VICORP common stock outstanding held by           record holders. Of
those shares,           were held by executive officers and directors of VICORP,
all of whom have indicated that they intended to vote in favor of the merger.

VOTE REQUIRED

     Each share of VICORP common stock will be entitled to one vote. The merger must be approved by a vote of a majority of the outstanding shares of common stock. Although one-third of the outstanding shares constitutes a quorum at a meeting of VICORP shareholders, because the merger must be approved by a majority of the outstanding shares, the merger cannot be approved unless a majority of the outstanding shares are represented at the meeting in person or by proxy.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

VOTING OF PROXIES

     Proxies will be voted in the manner you specify in the proxy card. If you return your proxy but do not specify how it should be voted, your shares will be voted for the merger. The proxies will be voted in the discretion of the persons named therein on any other matter that properly comes before the meeting, including any matters relating to the conduct of the meeting. We are not aware of any other matter to be presented at the meeting.

     If your stock is held by a broker or other custodian in "street name," your shares will not be voted unless you provide specific instructions to the custodian. Proxies submitted by custodians who have not received voting instructions will be counted for the purposes of determining a quorum, but will not be voted for or against the merger.

     Because the merger must be approved by the holders of a majority of the outstanding shares, the failure to vote your shares, including the failure to provide instructions to a custodian, or a decision to abstain from voting, will have the same effect as a vote against the merger. You are urged to complete and return your proxy or, if your shares are held in street name, to provide voting instructions in accordance with the materials you receive from your broker or other custodian.

REVOCABILITY OF PROXIES

     You may revoke your proxy at any time before it is voted by delivering to the Secretary of the Company at 400 west 48th Avenue, Denver, Colorado 80216, a written and signed revocation or a duly executed proxy bearing a later date. In addition, if you attend the meeting, after notifying the Secretary of the Company, you may vote in person even if you have previously submitted a proxy.

SOLICITATION OF PROXIES

     VICORP will bear the costs of soliciting proxies from shareholders. In addition to soliciting proxies by mail, directors, officers and employees of VICORP, without receiving additional compensation, may solicit proxies by telephone, facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and VICORP will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them.

INTEREST OF CERTAIN PERSONS IN THE MERGER

     Some of our executive officers and directors have interests that are different from or in addition to the interests of other shareholders. See "Interests of Certain Persons in the Merger" beginning on page 21 of the proxy statement.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
MARKET PRICE AND DIVIDEND INFORMATION.......................     5
SELECTED FINANCIAL DATA.....................................     6
PARTIES TO THE MERGER.......................................     7
THE MERGER..................................................     8
  Background of the Merger..................................     8
  VICORP's Reasons for the Merger...........................    11
  Midway's Reasons for the Merger...........................    12
  Opinion of VICORP's Financial Advisor.....................    12
  Effects of the Merger.....................................    16
  Treatment of Stock Options and Other Stock-Based
     Compensation...........................................    16
  Severance Agreements......................................    18
  Covenant Against Competition..............................    18
  Federal Income Tax Consequences of the Merger.............    18
  Certain Litigation........................................    19
  Dissenters' Rights........................................    20
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................    21
  Stock Options and Other Stock-Based Compensation..........    21
  Employment Agreements.....................................    22
  Severance Agreements......................................    23
  Indemnification...........................................    23
THE MERGER AGREEMENT........................................    24
  General; Merger Consideration.............................    24
  Closing; Effective Time...................................    24
  Surrender of Certificates for Payment.....................    24
  Payment to Other Than Registered Holder...................    24
  Transfers of VICORP Common Stock after the Merger.........    24
  Representations and Warranties............................    25
  Conduct of VICORP's Business Prior to the Merger..........    25
  Conditions of the Merger..................................    26
  Agreement Not to Solicit Other Offers.....................    26
  Solvency Opinion..........................................    27
  Employee Matters..........................................    28
  Indemnification of Directors and Officers of VICORP;
     Directors' and Officers' Insurance.....................    28
  Notification of Certain Matters...........................    29
  Termination...............................................    29
  Termination Fee...........................................    29
  Expenses..................................................    30
CONDUCT OF VICORP'S BUSINESS IF THE MERGER IS NOT
  COMPLETED.................................................    30
VICORP PRINCIPAL SHAREHOLDERS...............................    30
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS................    32
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT VICORP......    32
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................    32

ANNEX A -- Agreement and Plan of Merger dated February 15, 2001
ANNEX B -- Opinion of Salomon Smith Barney Inc.
ANNEX C -- Article 113 of the Colorado Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers highlight the most important aspects of the merger, but do not cover all of the information in this proxy statement. You should read this entire document carefully. The cross-reference at the end of the answer directs you to the section of this proxy statement containing more detailed information about the subject of the question.

Q.   WHAT WILL I RECEIVE IN THE MERGER?

A. You will receive $25.65 per share in cash for your VICORP stock. See "The Merger Agreement -- General; Merger Consideration" beginning on page 24.

Q.   WHAT ARE THE REASONS FOR THE MERGER?

A. Despite improvements in operating performance and share repurchases by VICORP, the market price of VICORP common stock has languished over the last several years. VICORP's board of directors approved the merger based on a variety of factors in order to provide stockholders with the opportunity to receive a premium for their VICORP stock. See "The
     Merger -- VICORP's Reasons for the Merger" beginning on page 11.

Q.   WHO WILL OWN VICORP AFTER THE MERGER?

A. VICORP will be owned by Midway Investors. You will not have any continuing ownership interest in VICORP or any interest in Midway Investors. See "The Merger -- Effects of the Merger" beginning on page 16.

Q.   WHO IS MIDWAY INVESTORS?

A. Midway Investors is a Delaware corporation organized by BancBoston Ventures, Inc. and Goldner Hawn Johnson & Morrison, Incorporated for the purpose of acquiring all of the outstanding shares of VICORP. Midway Investors will be owned by a limited liability company in which BancBoston Ventures, Goldner Hawn Johnson & Morrison and Fairmont Capital, Inc. or their affiliates are the members and certain members of VICORP's management will have options to acquire stock of Midway Investors. See "Parties to the Merger -- Midway" beginning on page 7.

Q.   WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO ME?

A. You will receive an immediate cash payment for your shares of VICORP common stock that represents a substantial premium over market prices in recent periods. That payment will be taxable to you. You will not have the opportunity to participate in VICORP's future earnings or growth. However, you will not have to bear the risk of a decrease in VICORP's value, whether as a result of operating or market factors.

Q.   IS THE MERGER CERTAIN TO OCCUR IF APPROVED BY THE VICORP SHAREHOLDERS?

A. In addition to shareholder approval, the merger agreement establishes a number of conditions that must be fulfilled or waived for the merger to be completed, including:

     - funding of the loan commitments pursuant to which Midway Investors will borrow a portion of the money necessary to pay the cash consideration in the merger;

     - the material accuracy of the parties' representations and warranties and material performance of the parties' covenants in the merger agreement, after notice and an opportunity to cure;

     - the receipt of required third party consents if the completion of the merger without any such consent would have a material adverse effect on VICORP;

     - the completion of Midway Investors' environmental investigation of the properties owned or occupied by VICORP without the discovery of environmental problems that would have a material adverse effect on VICORP; and

     - the receipt by VICORP of an opinion as to the solvency of VICORP after the merger, taking into account the financing to be obtained by Midway Investors.

     If any condition is not fulfilled or waived on or before May 15, 2001, the party for whose benefit the condition was established may terminate the merger agreement. See "The Merger Agreement -- Conditions of the Merger" beginning on page 26 and "The Merger Agreement -- Termination" beginning on page 29.

Q. WHAT HAPPENS IF SOMEONE ELSE MAKES A BETTER OFFER FOR VICORP PRIOR TO THE COMPLETION OF THE MERGER?

A. The merger agreement prohibits VICORP from seeking other offers for the company. However, subject to certain procedures, the Board of Directors may consider any unsolicited offer the company may receive. If the Board concludes that the other offer is more favorable to VICORP shareholders, and that the Board's fiduciary duties to the shareholders require that the offer be accepted, then, after offering Midway Investors an opportunity to modify the merger agreement so that the other offer would no longer be more favorable, the Board may terminate the merger agreement and accept the other offer. In that event a termination fee of 3.5% of the total merger consideration, or approximately $6.66 million, would be payable to Midway Investors. See "The Merger Agreement -- Agreement Not to Solicit Other Offers" beginning on page 26.

Q.   WHAT HAPPENS IF VICORP'S SHAREHOLDERS DO NOT APPROVE THE MERGER?

A. VICORP would continue to operate and to be a public company and VICORP's board of directors would continue to pursue strategies to maximize shareholder value. If VICORP had received another offer for the company and, within 12 months after the meeting at which the shareholders failed to approve the merger, VICORP was sold to or merged with another company, VICORP would be required to pay Midway Investors a termination fee equal to 3.5% of the merger consideration under the merger agreement, or approximately $6.66 million. See "The Merger Agreement -- Termination Fee" beginning on page 29.

Q.   WHEN WILL THE MERGER BE COMPLETED?

A. As soon as practicable after all conditions established in the merger agreement are fulfilled. We expect to complete the merger promptly after the VICORP shareholders meeting. However, if any condition in the merger agreement has not then been fulfilled, the closing would be delayed. If the closing has not occurred by May 15, 2001, either party can terminate the merger agreement, unless such party's breach has caused the delay. See "The Merger Agreement -- Conditions of the Merger" beginning on page 26 and "The Merger Agreement -- Termination" beginning on page 29.

Q.   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A. The same as if you sold your stock in the market. You will recognize capital gain or loss on the difference between the merger consideration and your basis in your stock. The gain or loss will be long-term if you have held your stock for more than one year. Different rules may apply to some shareholders, including employees, officers and directors who received their stock upon exercise of options, foreign persons and persons subject to alternative minimum tax. See "The Merger -- Federal Income Tax Consequences of the Merger" beginning on page 18.

Q. WILL ANY OF VICORP'S OFFICERS OR DIRECTORS BENEFIT FROM THE MERGER IN A WAY THAT IS DIFFERENT FROM THE OTHER SHAREHOLDERS?

A. The following provisions of the merger agreement affect VICORP's officers and directors but not the other shareholders:

     - Most of VICORP's outstanding stock options, whether or not currently exercisable, will be cancelled at the time of the merger in exchange for a cash payment to the optionee equal to the excess of the $25.65 per share merger consideration over the exercise price of the options. Total payments to officers and directors (other than Messrs. Trungale, Kaltenbach and Sabourin) under this provision will be approximately $1,296,000.

     - VICORP's chief executive officer, Joseph F. Trungale, will exchange 65% in value of his VICORP stock options for options to acquire stock of Midway Investors and the other 35% will be settled for cash as described above. Under this agreement, Mr. Trungale will receive options to acquire approximately 2.5% of the fully diluted common equity of Midway Investors and a cash payment of approximately $622,000. Robert E. Kaltenbach, VICORP's chief operating officer, and Richard E. Sabourin, VICORP's chief financial officer, have the right to exchange any or all of their VICORP stock options for options to acquire stock of Midway Investors rather than settle them for cash as described above. Mr. Kaltenbach has informed VICORP that he may exchange up to 50% in value of his options and Mr. Sabourin has informed VICORP that he may exchange up to 30% in value of his options. If each of Mr. Kaltenbach and Mr. Sabourin elects to exchange the maximum contemplated percentage of his VICORP options, Mr. Kaltenbach would own options to acquire stock representing approximately 1.2% of the fully diluted common equity of Midway Investors and would receive a cash payment of approximately $568,000, and Mr. Sabourin would own options to acquire stock representing approximately 0.9% of the fully diluted common equity of Midway Investors and would receive a cash payment of approximately $990,000.

     - Pursuant to the terms of VICORP's Deferred Stock Plan for Directors, upon consummation of the merger the non-employee directors of VICORP will be paid the compensation previously accrued and deferred under that plan. Total compensation payable to non-employee directors under that plan, including the value (based on the merger consideration) of common stock issuable pursuant to the plan, will be approximately $313,320.

     - Mr. Trungale will enter into an employment contract with VICORP.

     - Charles R. Frederickson, the chairman of VICORP's board of directors, will receive a payment of $1,220,000 under his existing severance agreement with VICORP as a result of the termination of his employment after the merger.

     - Upon completion of the merger, Mr. Frederickson will enter into a Noncompetition Agreement pursuant to which he will be paid $2,000,000 not to compete with VICORP for a period of five years after the merger.

     - VICORP will indemnify its directors and officers after the merger to the extent required by its articles of incorporation, bylaws and agreements in place prior to the merger and will carry officers' and directors' insurance covering periods prior to the merger for at least four years after the merger, subject to certain limitations.

     See "Interests of Certain Persons in the Merger" beginning on page 21.

Q.   WHAT ARE DISSENTERS' RIGHTS?

A. Under Colorado corporate law, VICORP shareholders have the right to "dissent" from the merger and demand payment from VICORP of the "fair value" of their VICORP stock. For that purpose "fair value" means the value of the VICORP stock immediately before the merger, excluding any appreciation or depreciation in anticipation of the merger, except to the extent that exclusion would be inequitable. In order to exercise dissenters' rights, a shareholder must give notice in advance of the meeting, not vote in favor of the merger and follow other procedures established by Colorado law. The procedures that must be followed are summarized under "The Merger -- Dissenters' Rights" beginning on page 20 and a copy of the relevant Colorado statutory provisions is attached as Annex C.

Q.   WHO CAN I CALL WITH QUESTIONS?

A. If you have questions about the merger or the meeting, or would like additional copies of the proxy statement or the proxy card, please call Stanley Ereckson, Jr. at (303) 672-2278.

Q.   WHAT SHOULD I DO NOW?

A. After you have read the proxy statement and asked any questions you may have, you should complete, date and sign the accompanying proxy card and return it in the envelope provided or, if your shares are held in "street name," follow the procedures described in the materials that accompany this proxy statement to instruct your broker how to vote your shares. Do not send your share certificates to the company at this time.

Q.   HOW WILL I RECEIVE THE MERGER CONSIDERATION?

A. If the merger is approved and completed, VICORP will send you a letter of transmittal and related instructions to use in surrendering your share certificates to the payment agent retained by Midway Investors. Upon surrender of your certificates, the payment agent will send you a check for the $25.65 per share cash consideration you are entitled to receive in the merger. See "The Merger Agreement -- Surrender of Certificates for Payment" beginning on page 24.

                     MARKET PRICE AND DIVIDEND INFORMATION

     VICORP's common stock is quoted on the Nasdaq National Market under the symbol "VRES." The following table sets forth the high and low closing prices of VICORP common stock as reported by Nasdaq during each of the indicated fiscal quarters:

                                                               LOW      HIGH
                                                              ------   ------
FISCAL 1999
First quarter...............................................  $13.38   $16.00
Second quarter..............................................   14.38    16.75
Third quarter...............................................   15.19    18.31
Fourth quarter..............................................   15.69    18.38
FISCAL 2000
First quarter...............................................   15.13    18.00
Second quarter..............................................   15.13    21.75
Third quarter...............................................   17.56    21.52
Fourth quarter..............................................   16.81    19.63
FISCAL 2001
First quarter...............................................   16.31    18.50

     We first publicly announced the merger after the market closed on February 15, 2001. On that day the closing price of VICORP common stock was $18.50. On
March        , 2001, the closing price was $          .

     The Company has not paid cash dividends on its common stock since 1986.

                            SELECTED FINANCIAL DATA

     The following selected financial data for and as of the end of each of the fiscal years in the five-fiscal-year period ended October 29, 2000 are derived from VICORP's audited financial statements. The following selected financial data as of and for the fiscal quarters ended January 21, 2001 and January 23, 2000 are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements. In the opinion of management, all adjustments considered necessary (which are of a normal and recurring nature) have been included. More comprehensive financial information is included in reports and other documents filed by VICORP with the Securities and Exchange Commission, and the following summary is qualified in its entirety by reference to such reports and other documents. Such reports and other documents may be inspected and copies may be obtained from the offices of the Securities and Exchange Commission. See "Where You Can Find Additional Information About VICORP" on page 32 of this proxy statement.

                                   FIRST TWELVE WEEKS OF                       FISCAL YEAR
                                   ---------------------   ----------------------------------------------------
                                     2001       2000(1)      2000       1999       1998       1997       1996
                                   ---------   ---------   --------   --------   --------   --------   --------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Results of operations:
  System-wide sales including
    franchise sales..............  $122,877    $119,087    $516,247   $500,566   $482,506   $450,534   $456,352
  Restaurant sales...............    89,708      86,583     368,726    355,781    342,654    322,188    339,937
    Total revenues...............    91,132      87,839     372,047    359,046    346,173    325,527    343,280
  Net income (loss)..............     3,849       3,726      14,671     17,327(2)    9,120     6,899       (929)(3)
Operating analysis:
  Restaurant operating profit
    analysis as a Percentage of
    restaurant sales:
    Costs and expenses:
      Food.......................      30.7%       31.1%       29.7%      30.1%      30.8%      31.4%      32.9%
      Labor......................      31.9%       31.8%       32.8%      32.8%      32.7%      32.4%      32.0%
      Other operating............      24.4%       23.7%       24.6%      24.6%      25.4%      25.9%      26.7%
    Restaurant operating
      profit.....................      13.0%       13.4%       12.9%      12.5%      11.1%      10.3%       8.3%
  General and administrative
    expense as a percentage of
    revenues.....................       7.2%        7.4%        7.4%       8.1%       7.5%       7.4%       7.3%
  Interest expense as a
    percentage of revenues.......       0.1%        0.2%        0.2%       0.3%       0.5%       0.8%       1.2%
  Income before income taxes as a
    percentage of revenues.......       6.7%        6.7%        6.3%       5.2%(2)      4.2%      3.3%       .9%(3)
  Effective income tax rate......      37.0%       36.5%       37.1%       6.5%      36.5%      36.0%      64.0%
Balance sheet data:
  Total assets...................  $197,753    $190,646    $199,418   $228,271   $199,670   $194,990   $203,946
  Long-term debt and capitalized
    lease obligations............     2,297       8,092       3,133      4,588      5,783     19,465     33,585
  Common shareholders' equity....   130,730     115,607     126,697    151,848    138,007    129,919    122,269
  Debt to total capitalization...       2.9%        7.7%        3.6%       3.9%       5.2%      13.9%      22.3%
Cash flow data:
  Cash provided by operations....    11,205      12,026    $ 37,372   $ 29,405   $ 42.222   $ 28,568   $ 17,847
  As a percentage of revenues....      12.3%       13.7%       10.0%       8.2%      12.2%       8.8%       5.2%
  Investment in property and
    equipment....................  $  3,538    $  4,372    $ 27,064   $ 32,996   $ 21,054   $ 16,410   $  7,922
Per common share:
  Diluted earnings (loss)........  $   0.57    $   0.45    $   2.05   $   1.93   $   0.98   $   0.75   $  (0.10)
  Book value.....................     19.33       17.15       18.76      17.06      15.18      14.18      13.50
  Market price at year-end.......     17.25       15.69       17.00      16.88      14.13      15.50      14.50
  Weighted average common and
    dilutive common stock
    equivalents (000's
    omitted).....................     6,805       8,256       7,142      8,958      9,262      9,145      9,050
Number of restaurants at
  year-end:
  Bakers Square and Bakers Square
    Pies.........................       152         150         149        150        150        150        154
  Company-operated Village Inn...       108         102         107        102         99         97         98
  Franchised Village Inn.........       116         115         115        116        110        108        108
  Other Company-operated.........        --          --          --         --         --         --          1
    Total........................       376         367         371        368        359        355        361

---------------

(1) Restated to reflect gross franchise revenues.

(2) An asset impairment of $746,000 and a one-time tax benefit of approximately $5,400,000 from adjusting the valuation allowance relating to certain deferred tax assets were included in net income for 1999.

(3) An asset disposal charge of $5,800,000 was included in results of operations for 1996.

                             PARTIES TO THE MERGER

VICORP

     VICORP operates family style restaurants under the names "Village Inn," "Bakers Square" and "Bakers Square Pies" and franchises restaurants under the "Village Inn" brandname. At February 19, 2001, the Company operated 260 Company-owned restaurants in 14 states. Of the 260 Company-owned restaurants, 108 were Village Inns, 150 were Bakers Squares and two were Bakers Square Pies. At the same date, there were 115 franchised Village Inn restaurants in 21 states. The Company-owned and franchised restaurants are concentrated in Arizona, California, Florida, the Rocky Mountain region and the upper Midwest. The Company operates a pie manufacturing division to support the restaurants, which operates under the name "VICOM." VICOM has three production facilities located in Sante Fe Springs, California, Oak Forest, Illinois and Chaska, Minnesota.

     The principal executive offices of VICORP are located at 400 West 48th Avenue, Denver, Colorado 80216, and its telephone number is (303) 296-2121.

MIDWAY

     Midway Investors is a Delaware corporation organized by BancBoston Ventures, Inc. and Goldner Hawn Johnson & Morrison, Incorporated for the purpose of acquiring all of the outstanding shares of VICORP. As a result of the Merger, VICORP will become a privately-held company owned by Midway Investors, which, in turn, will be owned by a limited liability company in which BancBoston Ventures, Goldner Hawn Johnson & Morrison and Fairmont Capital, Inc. or their affiliates are the members. Certain members of VICORP's management will have options to acquire stock of Midway Investors.

     Gourmet Acquisition Co. is a wholly owned subsidiary of Midway Investors formed solely for the purpose of participating in the merger. Gourmet Acquisition Co. has not conducted any business operations and will cease to exist upon consummation of the merger.

     The principal executive offices of Midway Investors and Gourmet Acquisition Co. are c/o Goldner Hawn Johnson & Morrison, Inc., 5250 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-4123, and their telephone number at that address is 612-338-5912.

     All information contained in this proxy statement concerning Midway Investors and Gourmet Acquisition Co. has been supplied by Midway Investors and has not been independently verified by VICORP.

                                   THE MERGER

BACKGROUND OF THE MERGER

     For the last several years, despite dramatic improvements in operating performance, the market price of our common stock has languished. During the period from fiscal 1996 through fiscal 1999, our results of operations improved from a net loss of $929,000 to net earnings of $17,327,000. Our stock price, on the other hand, increased from $14.50 as of October 31, 1996 to $16.87 at October 31, 1999. During the same period, the Nasdaq Composite Index increased from 1221.51 to 2966.43. We believe that the failure of our stock price to respond to improved operating performance and generally higher market prices is attributable to both market and company-specific factors. The restaurant industry is generally out of favor in the securities markets, in part because of the demise of several high-profile restaurant companies in recent years. On a company level, our restaurant concepts are mature and are not perceived as offering the prospect of rapid growth.

     In response to the low prevailing prices of our stock, during the period from January 1, 1997 to December 31, 1999, we engaged in an open market repurchase program pursuant to which we acquired a total of 446,625 shares of common stock at prices ranging from $13.63 to $16.19. In addition, in fiscal 2000, we conducted an issuer tender offer in which we purchased a total of 2,000,000 shares at a price of $19.00 per share. The price of our stock did not change significantly in response to the 23% reduction in the number of shares outstanding as a result of these purchases.

     On January 14, 2000, Charles R. Frederickson, VICORP's chairman, met with Michael W. Gibbons, the president of Fairmont Capital, Inc., a private investment company whose primary focus is the acquisition of seasoned operating companies, to discuss generally the possibility of an acquisition of VICORP. No specifics of such a transaction were discussed. Mr. Gibbons initiated that meeting.

     During February 2000, several of VICORP's large institutional shareholders filed Schedule 13Ds with the Securities and Exchange Commission indicating that they might seek to take a more active role in the company.

     On February 9, 2000, VICORP received an unsolicited proposal from Fairmont Capital to purchase VICORP at a price of $22.00 per share. On February 8, 2000, our stock closed at $15.50. The proposal contemplated that the purchase would be effected by a new company to be formed by Fairmont Capital and BancBoston Capital Inc. That proposal was submitted to the board of directors at its regularly scheduled meeting on February 10, 2000. The board determined to retain legal and financial advisors in connection with its evaluation of the proposal.

     At a meeting of the board of directors on February 16, 2000, the board appointed a special committee of outside directors to explore the alternatives available to maximize shareholder value. The members of the committee included all of the non-employee directors, consisting of Carole Lewis Anderson, Bruce B. Brundage, John C. Hoyt, Robert T. Marto, Dennis B. Robertson, Hunter Yager and Arthur Zankel. Dudley Mecum, who was a director of VICORP at the time, was initially appointed to the special committee, but subsequently resigned from the board without having attended any committee meetings. Mr. Marto was appointed chairman of the special committee. Each member of the special committee was paid $500 for each meeting of the committee that he or she attended.

     On February 24, 2000, the special committee held an organizational meeting at which it resolved to select legal and financial advisors to assist it in its deliberations. After considering a number of candidates, the special committee resolved to retain Salomon Smith Barney Inc. as its financial advisor and Cravath, Swaine & Moore as its legal counsel. VICORP retained its principal outside counsel, Sherman & Howard, LLC, to represent the company.

     In March and April, a confidential memorandum describing VICORP and its operations, financial performance and prospects was prepared for distribution to potential acquirors. Concurrently with the preparation of the memorandum, VICORP's management, with the assistance of Salomon Smith Barney, identified 34 potential acquirors of VICORP, including both strategic and financial buyers. Fairmont Capital was included on that list.

     In April and May 2000, each of the 34 potential acquirors was contacted to ascertain its level of interest in pursuing a transaction with VICORP. Follow-up phone calls were placed to solicit interest in a potential transaction with VICORP and to answer questions that potential buyers might have. After learning about VICORP, many potential buyers decided not to pursue a transaction for a variety of reasons, including a lack of interest in investing in the restaurant industry and VICORP's mature restaurant concepts. However, 17 of the potential acquirors, including Fairmont Capital, expressed an interest in exploring a transaction with VICORP. VICORP entered into confidentiality agreements with those 17 parties and provided each of them with a copy of the confidential memorandum and a letter setting forth bidding requirements and a deadline for the submission of written preliminary indications of interest in acquiring VICORP.

     In May 2000, VICORP received preliminary indications of interest from four of the 17 parties that had received the confidential memorandum, including Fairmont Capital. The preliminary indication of interest submitted by Fairmont Capital increased its offer from $22.00 to $24.00 per share of VICORP stock. In May 2000, the special committee reviewed the indications of interest that the four potential acquirors had submitted and authorized management and Salomon Smith Barney to invite the four potential acquirors to participate in a due diligence review of VICORP.

     During the period from May 17 to June 22, 2000, each of the four potential acquirors met separately with VICORP management and were provided with the opportunity to review confidential due diligence materials at the company's headquarters in Denver, Colorado and to visit the company's restaurants. Following such meetings, VICORP requested that each of the four parties submit a formal acquisition proposal and include in the proposal their comments on a draft merger agreement previously provided by VICORP. On July 11, 2000, Fairmont Capital submitted a proposal in response to VICORP's request. The other three parties declined to submit proposals. The Fairmont Capital proposal contemplated a cash price of $25.25 per share for the common stock of VICORP. The proposal indicated that the purchase would be made by a new company to be formed by Fairmont Capital, BancBoston Capital and Goldner Hawn Johnson & Morrison. On July 18, 2000, Fairmont Capital sent VICORP a mark-up of the draft merger agreement provided by VICORP reflecting Fairmont Capital's comments on that draft.

     On July 27, 2000, the special committee met to review the results of the auction process and to consider the Fairmont Capital proposal. The special committee authorized Mr. Marto to proceed with negotiations with Fairmont Capital. During the period from July 27 to August 8, 2000, Mr. Marto, members of senior management of VICORP and its legal and financial advisors had further discussions with representatives of Fairmont Capital in which the comments received from Fairmont Capital on the draft merger agreement and other terms of the transaction were negotiated and refined.

     On August 8, 2000, Fairmont Capital updated its proposal to include a more detailed description of the sources of financing for the acquisition. The updated proposal referred to the entity that would effect the acquisition as "Midway Investors." In the updated proposal, Fairmont Capital requested a period of exclusivity during which it would have the opportunity to negotiate a definitive agreement for the acquisition of VICORP. The special committee declined to agree to such a period of exclusivity until Fairmont Capital provided signed written financing commitments from its lenders indicating that all necessary financing for the acquisition had been committed.

     On August 22, 2000, Midway Investors provided VICORP with signed written commitments from its lenders to provide various components of a financing structure that, in the aggregate, were sufficient, together with the equity to be provided by Fairmont Capital, BancBoston Capital and Goldner Hawn Johnson & Morrison, to fund the acquisition of VICORP. Accordingly, on August 25, 2000, VICORP agreed that, until September 12, 2000, it would negotiate exclusively with Fairmont Capital in respect of an agreement to acquire the company.

     Discussions continued during the period of exclusivity and the special committee met on several occasions to consider the open issues and provide guidance to Mr. Marto in the negotiations. Further discussions led to an agreement on some, but not all, of the remaining issues. The unresolved issues related primarily to the circumstances under which Midway Investors would be entitled to terminate the merger agreement and the circumstances under which VICORP would be required to pay Midway Investors a termination fee or reimburse Midway Investors for expenses in the event that the merger was not completed, and the amount of such fee or reimbursement.

     On September 19, 2000, the special committee instructed VICORP's counsel to submit a draft of the merger agreement to Fairmont Capital reflecting VICORP's final positions on all outstanding issues with an indication that VICORP was prepared to terminate negotiations if those positions were not acceptable. On September 26, 2000, Fairmont Capital replied with its own draft of the merger agreement reflecting its final positions on all outstanding issues, which were not the same as the positions taken by VICORP in the prior draft. On September 29, 2000, the special committee instructed Mr. Marto to make one final attempt to resolve the outstanding issues, with the understanding that, if a resolution was not achieved, the negotiations were to be terminated. The parties were unable to resolve the remaining issues and, on October 2, 2000, Mr. Marto advised Fairmont Capital and BancBoston Capital that the negotiations were terminated and VICORP issued a press release announcing the completion of its analysis of strategies to maximize shareholder value and announced the continuation of its open market share repurchase program.

     On October 17, 2000, VICORP received letters from Goldner Hawn Johnson & Morrison and BancBoston Ventures Inc., an affiliate of BancBoston Capital, inquiring about the possibility of resuming negotiations. That letter indicated that Goldner Hawn Johnson & Morrison and BancBoston Ventures were now representing Midway Investors. On October 26, 2000, the special committee met and determined not to reopen negotiations.

     On December 4, 2000, Mr. Marto received a letter from Goldner Hawn Johnson & Morrison and BancBoston Ventures enclosing a merger agreement executed by Midway Investors in approximately the form of the last draft sent by VICORP to Fairmont Capital reflecting VICORP's position on the outstanding issues. The purpose of that communication was to advise VICORP that Midway Investors was now prepared to proceed with the transaction on the terms specified by the special committee. Mr. Marto advised VICORP's board of his receipt of the letter at a meeting on December 7, 2000 and the board authorized Mr. Marto to meet with Midway Investors to pursue the proposal.

     On December 13, 2000, Mr. Marto, members of VICORP's management and VICORP's legal counsel met with representatives of Goldner Hawn Johnson & Morrison and BancBoston Ventures and their legal counsel in Denver, Colorado to discuss the possibility of resuming negotiations. VICORP agreed to provide Midway Investors with updated financial information and to send a new draft of the agreement indicating the changes from the agreement submitted by Midway Investors that would be necessary to cause VICORP to resume negotiations.

     On December 21, 2000, VICORP's counsel provided the requested draft agreement to counsel for Midway Investors. Counsel for Midway Investors advised VICORP's counsel that, with certain changes, the agreement would be acceptable. Mr. Marto then advised Midway Investors that, before the requested changes could be agreed to, VICORP would need to review new executed financing commitments from the lenders who would provide the funding necessary to complete the merger.

     During January 2001, members of VICORP senior management met on several occasions with representatives of Midway Investors and the financial institutions that were considering providing financing for the transaction. The purpose of these meetings was to provide additional information concerning VICORP and allow the lenders to meet and assess the quality of VICORP management.

     On February 1, 2001, Midway Investors provided new commitment letters from its lenders to VICORP. After reviewing those commitments, on February 2, 2001, the special committee requested that several requirements of the lenders set forth in the commitments either be modified, fulfilled or deleted so as to increase the certainty of funding and that the expiration dates of the commitments be extended to at least May 15, 2001. The special committee also instructed Mr. Marto to negotiate an adjustment to the purchase price to reflect the delay in the receipt of the merger consideration by VICORP's shareholders and the benefit to Midway Investors of the accumulated earnings of VICORP in the interim. Mr. Marto and Midway Investors subsequently agreed on a revised price of $25.65 per share.

     On or before February 15, 2001, Midway Investors provided VICORP with revised, signed financing commitments that met the requirements established by the special committee.

     On February 15, 2001, the special committee and the board of directors met to consider the merger agreement, together with VICORP's and the special committee's advisors. At the meeting, counsel for VICORP reviewed the final form of the merger agreement for the committee and the board. Also at this meeting, Salomon Smith Barney reviewed with the board its financial analysis of the merger consideration and rendered to the board an oral opinion (which opinion was confirmed by delivery of a written opinion dated February 15, 2001) to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of VICORP common stock (other than Midway Investors and its affiliates). At the conclusion of the meeting, the special committee unanimously recommended the adoption of the merger agreement to the full board and the board unanimously approved the merger agreement and recommended it to the shareholders of VICORP.

     Following the meeting, VICORP and Midway Investors signed the merger agreement.

VICORP'S REASONS FOR THE MERGER

     The VICORP board of directors has unanimously determined that the terms of the merger are fair to, and in the best interests of, the holders of VICORP common stock and has unanimously adopted and approved the merger agreement. The board unanimously recommends that the VICORP shareholders vote "FOR" the merger agreement. In making those determinations, the board of directors considered the following factors, which the board considered to be the positive material factors in its decision to recommend the approval of the merger agreement:

     - The fact that the merger will provide VICORP shareholders with a substantial premium over the prices at which VICORP stock has traded in recent periods.

     - The board's belief that restaurant company stocks are likely to remain out of favor in the securities markets and that a sale of the company would therefore be more likely to maximize shareholder value than continuing to operate as an independent public company.

     - The board's belief, based on the auction process conducted on behalf of VICORP, that no other buyer would be likely to provide a superior value to the shareholders.

     - The board's special knowledge of VICORP's business, operations, assets, financial condition, operating results and prospects, which the board considered in light of the premium offered under the terms of the merger agreement.

     - The opinion to the board of Salomon Smith Barney as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to the holders of VICORP common stock (other than Midway Investors and its affiliates), as described below under "Opinion of VICORP's Financial Advisor."

     - A review of the terms of the merger agreement, including the likelihood of satisfying the conditions to the closing of the merger and the fact that the merger agreement does not preclude the VICORP board of directors in the exercise of its fiduciary duties from accepting a bona fide offer which is more favorable to the VICORP shareholders.

     - The fact that Colorado law entitles VICORP shareholders to dissenters' rights if the merger is completed.

     - The fact that the consideration to be received by VICORP shareholders in the merger will consist entirely of cash.

     - The benefits to VICORP's employees from the covenant in the merger agreement that, until December 31, 2001, VICORP will continue to provide employees with benefits substantially equivalent to those currently provided by VICORP.

     The board also considered the following risks and other potentially negative factors concerning the merger:

     - The consummation of the merger will deprive the holders of VICORP common stock of the opportunity to participate in any future growth of VICORP.

     - Certain directors and executive officers of VICORP have interests in the merger that are different from, and may conflict with, the interests of VICORP shareholders, as more fully described under "Interests of Certain Persons in the Merger" beginning on page 21.

     - Midway Investors is a financial buyer that will not have any significant assets unless the merger is completed, and VICORP's remedy for any breach of the merger agreement by Midway Investors is therefore effectively limited to termination of the agreement.

     - The merger is conditional upon the funding of Midway Investors' financing, which may not be received for reasons beyond the control of VICORP or Midway Investors, in which case the merger would not be completed.

     - The cash consideration to be received by VICORP shareholders will be taxable to them.

     - If VICORP receives a higher offer prior to the merger, it would be required to pay Midway Investors a termination fee of approximately $6.66 million in order to accept the offer. The same fee would be payable if VICORP receives another offer, the shareholders do not approve the merger, and, within 12 months thereafter, VICORP is sold to someone other than Midway Investors.

     However, in the board's view, these factors were substantially outweighed by the positive factors discussed above. Based upon its consideration of all of the factors described above, the board arrived at its determination to approve and adopt the merger agreement and recommend that the shareholders of VICORP approve the merger agreement.

     In view of the circumstances and the wide variety of factors considered in connection with its evaluation of the merger agreement, the board of directors found it impracticable to assign relative weights to the factors considered in reaching its decision.

MIDWAY'S REASONS FOR THE MERGER

     Midway Investors is acquiring VICORP because Midway Investors' owners believe that VICORP could be an attractive long-term investment as a private company.

OPINION OF VICORP'S FINANCIAL ADVISOR

     VICORP retained Salomon Smith Barney to act as its exclusive financial advisor in connection with the proposed merger. In connection with this engagement, VICORP requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of VICORP common stock. On February 15, 2001, at a meeting of the board of directors held to evaluate the proposed merger, Salomon Smith Barney delivered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of VICORP common stock (other than Midway Investors and its affiliates).

     In arriving at its opinion, Salomon Smith Barney:

     - reviewed the merger agreement;

     - held discussions with senior officers, directors and other representatives and advisors of VICORP concerning VICORP'S business, operations and prospects;

     - examined publicly available business and financial information relating to VICORP;

     - examined financial forecasts and other information and data for VICORP, provided to or otherwise discussed with Salomon Smith Barney by VICORP'S management;

     - reviewed the financial terms of the merger as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of VICORP common stock, the financial condition and historical and projected earnings and other operating data of VICORP, and the capitalization of VICORP;

     - considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger;

     - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of VICORP;

     - in connection with its engagement, Salomon Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in the possible acquisition of VICORP; and

     - conducted other analyses and examinations and considered other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data provided to or otherwise reviewed by Salomon Smith Barney, VICORP'S management advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of VICORP'S management as to the future financial performance of VICORP. Salomon Smith Barney did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of VICORP, and did not make any physical inspection of VICORP's properties or assets.

     Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for VICORP or the effect of any other transaction in which VICORP might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the merger, which was determined through negotiation between VICORP and Midway Investors. VICORP imposed no other instructions or limitations on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED FEBRUARY 15, 2001, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. SALOMON SMITH BARNEY'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY

RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER.

     In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of VICORP. No company, transaction or business used in those analyses as a comparison is identical to VICORP or the proposed merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

     Salomon Smith Barney's opinion and analyses were only one of many factors considered by the board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the VICORP board or management with respect to the merger consideration or the proposed merger.

     The following is a summary of the material financial analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated February 15, 2001 to the board of directors:

  Selected Companies Analysis

     Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of the following 10 selected publicly traded companies in the family style restaurant chain industry:

TIER I FAMILY STYLE RESTAURANT CHAINS          TIER II FAMILY STYLE RESTAURANT CHAINS
     - Bob Evans Farms, Inc.                   - Advantica Restaurant Group, Inc.
     - CBRL Group, Inc.                        - Friendly Ice Cream Corporation
     - IHOP Corp.                              - Garden Fresh Restaurant Corp.
                                               - Luby's, Inc.
                                               - Piccadilly Cafeterias, Inc.
                                               - Ryan's Family Steak Houses, Inc.
                                               - Shoney's, Inc.

     All multiples were based on closing stock prices on February 12, 2001. Estimated financial data for the selected companies were based on public filings and research analysts' estimates and estimated financial data for VICORP were based on internal estimates of VICORP's management. Salomon Smith Barney compared enterprise values, calculated as equity market value, plus debt, less cash, of VICORP and the selected companies as multiples of latest 12 months revenues and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Salomon Smith Barney also compared equity values of VICORP and the selected companies as multiples of calendar years 2001 and 2002 estimated earnings per share, commonly referred to as EPS. Salomon Smith Barney then applied a range of multiples derived from the selected companies to corresponding financial data of VICORP. This analysis implied a mean equity reference range for VICORP of approximately $24.01 to $30.25 per share, as compared to the merger consideration of $25.65 per share.

  Precedent Transactions Analysis

     Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following 12 selected transactions in the restaurant industry:

ACQUIROR                                       TARGET
- Aaron D. Spencer and Management Group        - UNO Restaurant Corporation
- Carrols Corporation                          - Taco Cabana, Inc.
- Landry's Seafood Restaurants, Inc.           - Rainforest Cafe, Inc.
- Caxton-Iseman Capital, Inc.                  - Buffets, Inc.
- Castle Harlan, Inc.                          - Marie Callender's Restaurant & Bakery
- Fairmont Capital, Inc.                       - Shari's Management Corporation
- Sbarro Family Investor Group                 - Sbarro, Inc.
- RB Capital, Inc.                             - Rock Bottom Restaurants, Inc.
- SRC Holdings, Inc.                           - Back Bay Restaurant Group, Inc.
- King Cannon Inc.                             - Fuddruckers, Inc.
- Bruckmann, Rosser, Sherrill and Co., Inc.    - Au Bon Pain Co., Inc.
- Scoggin Ventures Inc.                        - Houlihan's Restaurant Group, Inc.

     Salomon Smith Barney compared purchase prices in the selected transactions as multiples of, among other things, latest 12 months revenues and EBITDA. All multiples were based on publicly available financial information for the selected transactions. Salomon Smith Barney then applied a range of selected multiples derived from the selected transactions to corresponding financial data of VICORP. This analysis implied a mean equity reference range for VICORP of approximately $24.10 to $37.43 per share, as compared to the merger consideration of $25.65 per share.

  Discounted Cash Flow Analysis

     Salomon Smith Barney performed a discounted cash flow analysis of VICORP to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that VICORP could generate over fiscal years 2001 through 2005, based on internal estimates of VICORP's management. Salomon Smith Barney derived an implied equity reference range for VICORP by applying a range of selected EBITDA terminal value multiples of 3.5x to 5.5x to VICORP's 2005 EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 10.5% to 12.0%. This analysis resulted in an implied equity reference range for VICORP of approximately $25.07 to $34.94 per share, as compared to the merger consideration of $25.65 per share.

  Other Factors

     In rendering its opinion, Salomon Smith Barney also reviewed and considered other factors, including:

     - historical trading prices and trading volumes for VICORP common stock for the period February 1, 2000 through February 12, 2001;

     - the relationship between movements in VICORP common stock, movements in the common stock of selected companies in a family-style restaurant index and movements in the S&P composite average for the period February 1, 2000 through February 12, 2001;

     - investment grade and high yield debt issuances in the restaurant industry for the period 1995 through 2000; and

     - premiums paid one day and one month prior to announcement of selected transactions in the consumer and retail industries.

  Miscellaneous

     Under the terms of its engagement, VICORP has agreed to pay Salomon Smith Barney for its financial advisory services upon completion of the merger an aggregate fee based on a percentage of the total consideration, including liabilities assumed, payable in the merger. The fee payable to Salomon Smith Barney is currently estimated to be approximately $1.36 million. VICORP also has agreed to reimburse Salomon Smith Barney for reasonable travel and other expenses incurred by Salomon Smith Barney in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of VICORP for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with VICORP, Midway Investors and their respective affiliates.

     Salomon Smith Barney is an internationally recognized investment banking firm and was selected by VICORP based on its experience and expertise. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

EFFECTS OF THE MERGER

     As a result of and after the merger:

     - VICORP will become a subsidiary of Midway Investors. You will no longer own any interest in VICORP.

     - Each share of VICORP common stock (other than shares held by VICORP shareholders who have properly dissented from the merger) will be exchanged for a cash payment of $25.65, without interest.

     - VICORP's common stock will be delisted from the Nasdaq National Market and VICORP will no longer be required to file periodic and other reports with the SEC.

TREATMENT OF STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION

     VICORP has several stock option plans for employees and directors and has issued options to certain of its officers outside of those plans. In addition, VICORP has a Deferred Stock Plan for Directors pursuant to which non-employee directors are awarded units equivalent to shares of stock and are entitled to take those units in stock or cash when they cease to be directors or when the company is sold. The merger agreement provides for the treatment of options outstanding under those plans and of the rights of the directors under the Deferred Stock Plan for Directors.

     As part of the negotiation of his employment agreement with VICORP which will go into effect upon consummation of the merger, Midway Investors asked Mr. Trungale to exchange a portion of his VICORP options for options to purchase stock of Midway Investors so that he would have a continuing equity incentive. Mr. Trungale has agreed to exchange VICORP options having an aggregate value of $1,154,359, based on the excess of the $25.65 per share merger consideration over the exercise price of the options, for an option to purchase $1,254,359 of Midway Investors stock for an exercise price of $100,000. The number of shares of Midway Investors stock that Mr. Trungale would be entitled to purchase under that option will be based on the price paid for Midway Investors stock by Goldner Hawn Johnson & Morrison and BancBoston Ventures upon consummation of the merger. Although the precise number of shares of Midway Investors stock to be outstanding after the merger cannot be determined at this time, it is expected that Mr. Trungale's option will represent the right to purchase approximately 2.5% of the fully diluted common equity of Midway Ventures. The VICORP options to be exchanged by Mr. Trungale represent 65% in value of his VICORP options. The other 35% will be settled upon consummation of the merger for a cash payment of approximately $622,000 on the same basis as the options held by other employees.

     In the merger agreement, Mr. Kaltenbach and Mr. Sabourin were given the right to exchange any or all of their VICORP options for options to purchase Midway Investors stock. However, they were not required to do so. They must notify Midway Investors whether and to what extent they desire to exercise that right at least 10 days prior to the completion of the merger. Mr. Kaltenbach has advised VICORP that he may exchange up to 50% in value of his options. Mr. Sabourin has advised VICORP that he may exchange up to 30% in value of his options. If each of them exercised his right to exchange options in the maximum amount currently contemplated, Mr. Kaltenbach would own options to acquire approximately 1.2% and Mr. Sabourin would own options to acquire approximately 0.9% of the fully diluted common equity of Midway Investors. In that case, Mr. Kaltenbach would receive a cash payment of approximately $568,000 in settlement of the remainder of his VICORP options and Mr. Sabourin would receive a cash payment of approximately $990,000 in settlement of the remainder of his VICORP options, in each case calculated on the same basis as the cash settlements of options held by other employees.

     Except as described above for Messrs. Trungale, Kaltenbach and Sabourin, each holder of outstanding options, whether or not such options are otherwise exercisable, will be entitled to receive an amount in cash equal to the difference between the $25.65 per share merger consideration and the exercise price per share of such options, multiplied by the number of shares of VICORP common stock subject to such options. The aggregate payments to option holders (other than Messrs. Trungale, Kaltenbach and Sabourin), all of whom are directors or executive officers, will be approximately $1,296,000. These payments put the option holders in the same position they would be in if they exercised their options and owned the underlying shares on the effective date of the merger. Under the terms of the option plans, all of the options become exercisable as a result of the merger, either automatically or because of action taken by the board to accelerate exercisability.

     Under the terms of the Deferred Stock Plan for Directors, the merger triggers the Company's obligations to issue shares or make payments under the plan. All such issuances and payments will be computed and paid in accordance with the terms of the plan as it was in existence before the commencement of negotiations with Midway Investors, except that all compensation in respect of periods ending on or before March 31, 2001 will be paid in stock and all compensation in respect of periods ending after March 31, 2001 will be paid in cash. The total amount payable to non-employee directors under this plan, including the merger consideration they will receive for shares of common stock issuable under the plan, is $313,320.

     The following table reflects the aggregate payments to be made to our directors and executive officers in respect of options and the other rights described above upon the consummation of the merger, including payments made in the merger for shares issuable to directors under the Deferred Stock Plan for Directors. The amounts given for Messrs. Kaltenbach and Sabourin are based upon their expressions of intent to the Company as to the maximum amount of their VICORP options that they will exchange for Midway Investors options.

NAME                                                       OPTIONS    DEFERRED PLAN(1)    TOTAL
----                                                       --------   ----------------   --------
Carole Lewis Anderson....................................  $124,800       $52,220        $117,020
Bruce B. Brundage........................................   125,900        52,220         178,120
Charles R. Frederickson..................................   410,625            --         410,625
John C. Hoyt.............................................   125,900        52,220         178,120
Robert E. Kaltenbach.....................................   568,000            --         568,000
Robert T. Marto..........................................   125,600        52,220         177,820
Dennis B. Robertson......................................   125,900        52,220         178,120
Richard E. Sabourin......................................   990,000            --         990,000
Joseph F. Trungale.......................................   621,579            --         621,579
Hunter Yager.............................................   131,300            --         131,300
Arthur Zankel............................................   125,900        52,220         178,120

---------------

(1) Deferred Plan amounts include $5,000 for each non-employee director for each of the first and second calendar quarters of 2001 based on the assumption that the average closing price of VICORP stock on which awards under the plan are based will approach the $25.65 merger consideration.

     The table does not reflect the merger consideration to be received in exchange for shares of currently outstanding VICORP stock. See "VICORP Principal Shareholders" beginning on page 30.

SEVERANCE AGREEMENTS

     VICORP has severance agreements with 20 of its officers and other key employees that require it to pay various multiples of the employee's compensation if the employee is terminated under certain circumstances within specified periods following a change of control of the Company. The merger will constitute such a change of control and the Company's executive officers, excluding Mr. Trungale, will continue to have the benefit of these agreements following the merger. All of the severance agreements will expire by their terms 24 months after the merger. Mr. Trungale's new employment agreement will supersede his existing severance agreement. See "Interests of Certain Persons in the Merger -- Employment Agreements" beginning on page 22.

     Upon completion of the merger, Mr. Frederickson will no longer be the chairman of the board of directors of VICORP and, accordingly, will be entitled to receive payment under his severance agreement. The amount payable to Mr. Frederickson will be $1,220,000.

COVENANT AGAINST COMPETITION

     The merger agreement requires VICORP to deliver at the closing a noncompetition agreement signed by Mr. Frederickson agreeing not to compete with VICORP for five years after the merger. VICORP will pay Mr. Frederickson $2,000,000 under that agreement. The full amount payable will be deposited in escrow at the time the agreement is signed and paid to Mr. Frederickson in four annual installment commencing in January 2002. The form of Noncompetition Agreement appears as Exhibit C to the merger agreement attached to this proxy statement as Annex A.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes certain United States federal income tax consequences of the merger that are generally applicable to holders of VICORP common stock and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of the merger agreement. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, all as of the date hereof, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion does not address all aspects of federal income taxation that may be important to a shareholder based on such holder's particular circumstances and does not address any aspect of state, local or foreign tax laws.

     The following discussion is generally only applicable to those holders of VICORP common stock who hold their shares of VICORP common stock as "capital assets" within the meaning of Section 1221 of the Code (generally, assets held for investment) and may not apply to holders who acquired VICORP common stock pursuant to the exercise of employee stock options or other compensation arrangements with VICORP, holders that are subject to special tax treatment (such as foreign persons, broker-dealers, insurance companies, tax-exempt organizations, financial institutions, certain holders subject to the alternative minimum tax provisions of the Code and regulated investment companies), or holders that hold VICORP common stock as part of a "straddle," "hedge" or "conversion transaction."

     Consequences to holders of VICORP common stock. Receipt of cash for shares of VICORP common stock in the merger will be a taxable transaction for United States federal income tax purposes. Consequently, subject to the limitations and qualifications referred to in this section, the merger will generally result in the following United States federal income tax consequences to the holders of VICORP common stock who hold that stock as a capital asset:

     - A holder of VICORP common stock who receives cash for his or her common stock in the merger will generally recognize capital gain or loss in an amount equal to the excess of the cash received by the holder over the holder's tax basis in his or her shares of VICORP common stock.

     - The capital gain or loss will generally be long-term capital gain or loss if the holder has held his or her VICORP common stock for more than one year.

     - A holder of VICORP common stock who exercises dissenters' rights and receives a cash payment for his or her stock generally will recognize capital gain or loss in an amount measured by the difference between the holder's tax basis in the stock and the amount of cash received.

     Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of VICORP common stock may be subject to information reporting and "backup" withholding at a rate of 31% of the cash payable to the holder. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter to be sent to shareholders after the merger, who provides a certificate of foreign status on Form W-8 or who is otherwise exempt from backup withholding. Any amounts withheld from payments to a holder under the backup withholding rules generally will be allowed as a credit against the holder's United States federal income tax liability.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT. VICORP SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

CERTAIN LITIGATION

     On February 20, 2001, after the public announcement of the merger, two lawsuits were filed in the District Court in the City and County of Denver, Colorado, seeking to enjoin the merger. Each of these two suits, captioned Joseph Brown v. VICORP Restaurants, Inc., et al., and Wylie Ott v. VICORP Restaurants, Inc., et al., purports to be filed as a class action on behalf of the named plaintiff and all other shareholders of VICORP. The complaints in the two actions are virtually identical, except for the name of the plaintiff, and both suits were filed by the same Denver law firm.

     The complaints allege that the consideration to be received by VICORP shareholders in the merger is inadequate because it did not result from an open bidding or "market check" mechanism. The complaints further allege that the directors of VICORP and certain of its officers breached their fiduciary duties to the VICORP shareholders by failing to exercise ordinary care and diligence in connection with the merger and had conflicts of interest in the transaction. Each plaintiff seeks, among other things, class action certification, an injunction prohibiting VICORP from proceeding with the merger, and an award of damages, attorneys' fees and costs of suit.

     VICORP believes that the allegations in the complaints are without merit and intends to defend the suits vigorously. See "The Merger -- Background of the Merger" beginning on page 8 for a description of the auction process conducted by VICORP prior to entering into the merger agreement.

DISSENTERS' RIGHTS

     Under Article 113 of the Colorado Business Corporation Act, VICORP shareholders have the right to dissent from the merger and obtain payment in cash of the "fair value" of their shares of VICORP common stock. For that purpose, "fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger except to the extent that exclusion would be inequitable.

     Article 113 is set forth in its entirety as Annex C to this proxy statement and the following discussion, which is not a complete statement of Article 113, is qualified in its entirety by reference to the full text thereof. Because the right to demand payment of the "fair value" of shares of VICORP common stock depends on strict compliance with Article 113, if you wish to exercise that right you should review the text of Article 113 carefully. In addition, if you wish to exercise such right you should consider consulting your attorney with respect to compliance with these statutory procedures.

     If you wish to assert dissenters' rights, you must (i) deliver to VICORP, before the vote on the merger is taken at the special meeting, written notice of your intention to demand payment for your shares if the merger is effectuated and (ii) not vote your shares in favor of the merger. The address to which your notice of intention to demand payment should be mailed is:

                            VICORP Restaurants, Inc.
                              400 West 48th Avenue
                             Denver, Colorado 80216
                          ATTN: Stanley Ereckson, Jr.

     A VOTE IN FAVOR OF THE MERGER, IN PERSON OR BY PROXY, WILL CONSTITUTE A WAIVER OF YOUR RIGHT TO EXERCISE DISSENTERS' RIGHTS. PROXIES THAT ARE PROPERLY SIGNED AND DATED BUT THAT DO NOT HAVE VOTING INSTRUCTIONS WILL BE VOTED FOR THE MERGER. The mere filing of a proxy directing a vote against the merger, or a purported objection to the merger submitted on a proxy, does not constitute, and will not be treated by VICORP as, written notice of your intention to exercise dissenter's rights within the meaning of Article 113.

     If the merger is approved by the VICORP shareholders at the special meeting, no later than 10 days after the special meeting, VICORP will give a written dissenters' notice to all shareholders who gave notice of their intent to dissent before the vote and did not vote in favor of the merger. The notice shall:

     - Be accompanied by a form of payment demand that requires the dissenting shareholder to certify whether or not the shareholder acquired beneficial ownership of the shares before the date of the first announcement of the merger to the news media or to shareholders, which date will be provided in the notice, and state an address to which payment is to be made.

     - State the effective date of the merger.

     - State where the payment demand and the share certificates representing the shares as to which dissenters' rights are exercised must be sent.

     - Set a date by which VICORP must receive the payment demand (not less than thirty days after the date that the notice from VICORP is given) and by which such share certificates must be deposited.

     - Be accompanied by a copy of Article 113 of the Colorado Business Corporation Act.

     A VICORP shareholder who is given a dissenters' notice and who wishes to assert dissenters' rights must cause VICORP to receive a payment demand by the date set forth in the dissenters' notice and deposit the certificates representing the shares of VICORP stock as to which dissenters' rights are being exercised in accordance with the dissenters' notice. Any shareholder who does not deliver a payment demand and deposit share certificates by the date set forth in the dissenters' notice is not entitled to payment for that shareholder's shares of VICORP common stock under Article 113.

     Upon receipt of a demand for payment from a dissenting shareholder, VICORP will, except as described below, pay each dissenter who has complied with
Article 113 the amount that VICORP estimates to be the "fair value" of the dissenter's shares, plus accrued interest. Certain financial statements of VICORP and other information as provided in Article 113 must accompany that payment.

     If the dissenter was not the beneficial owner of the shares before the date of the first announcement of the merger to news media or to shareholders, VICORP may, in lieu of making payment to the dissenter, make a written offer to pay the amount that VICORP estimates to be the "fair value" of such dissenters' shares. In that event, no payment would be due unless and until the dissenter accepted that offer or the "fair value" was finally determined as described below.

     If a dissenting shareholder believes that the amount paid or offered by VICORP is less than the "fair value" of that shareholder's shares of VICORP common stock, that shareholder may, within 30 days after VICORP made or offered payment, give written notice to VICORP of that shareholder's estimate of the "fair value" of that shareholder's shares of VICORP common stock and the interest due and may demand payment of that estimate (less any payment previously made by VICORP) or reject the offer and demand payment of the "fair value" of the shares and interest due. A DISSENTING SHAREHOLDER WAIVES THE RIGHT TO DEMAND PAYMENT OF THAT ESTIMATE UNLESS THAT SHAREHOLDER GIVES VICORP WRITTEN NOTICE OF THAT ESTIMATE WITHIN THAT 30-DAY PERIOD.

     If a dissenting shareholder and VICORP cannot resolve a demand for payment, VICORP will, within 60 days after receiving the payment demand, petition the district court of the City and County of Denver, Colorado to determine the "fair value" of that shareholder's shares and accrued interest. If VICORP does not commence that proceeding within that 60-day period, it must pay that shareholder the amount demanded.

     VICORP would be required to pay the filing fees and other court costs of the judicial proceeding, except that, if the court finds that the dissenting shareholder acted arbitrarily, vexatiously or not in good faith, it may order the dissenting shareholder to pay VICORP's costs in the proceeding. The court may assess the fees and expenses of the attorneys and experts of the dissenter against VICORP if it finds that VICORP did not substantially comply with the requirements described above or may require either party to pay the fees and expenses of the attorneys and experts for the other party if it finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the matters described above.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When considering the VICORP board of directors' recommendation to vote FOR the merger agreement, VICORP shareholders should be aware of interests which some of VICORP's directors and executive officers have in the merger that are different from or in addition to, and may conflict with, the interests of VICORP shareholders. The special committee and the VICORP board of directors were aware of these interests and specifically considered them before approving and adopting the merger agreement. These interests are discussed below.

STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION

     As more fully described above under "The Merger -- Treatment of Stock Options and Other Stock-Based Compensation" beginning on page 16, upon completion of the merger Mr. Trungale, who will continue as chief executive officer of VICORP after the merger, will exchange 65% in value of his VICORP options for options to purchase Midway Investors stock. The total value of Mr. Trungale's VICORP options, based on the excess of the $25.65 per share merger consideration over the exercise price of the options, is $1,775,937. In the exchange, Mr. Trungale will surrender VICORP options having a value of $1,154,359 and receive an option to purchase Midway Investors stock having a value of $1,254,359, based on the price paid for Midway Investors stock by Goldner Hawn and BancBoston Ventures. The exercise price of the new option will be $100,000, which gives the new option the same initial value as the VICORP options surrendered. Mr. Trungale will receive a cash payment of approximately $622,000 in settlement of the remainder of his VICORP options.

     Messrs. Kaltenbach and Sabourin, who will continue as chief operating officer and chief financial officer, respectively, of VICORP after the merger, were given the right to exchange any or all of their VICORP options for options to purchase Midway Investors stock. Mr. Kaltenbach has indicated to VICORP that he may exchange up to 50% in value of his VICORP options for Midway Investors options and Mr. Sabourin has indicated to VICORP that he may exchange up to 30% in value of his VICORP options for Midway Investors options. If Mr. Kaltenbach and Mr. Sabourin exchange options in the maximum amounts contemplated by these ranges, they would receive Midway Investors options with an initial value of approximately $568,000 for Mr. Kaltenbach and $425,500 for Mr. Sabourin and cash payments for the remainder of their options of approximately $568,000 for Mr. Kaltenbach and approximately $990,000 for Mr. Sabourin. Any change in their decisions as to the portions of their VICORP options to be exchanged would result in a corresponding change in the value of the options and cash payments to be received.

     Midway Investors has advised VICORP that, at the date of this proxy statement, the capital structure of Midway Investors has not been finalized. Accordingly, it has not been possible to calculate precisely the percentage of the capital stock of Midway Investors that Mr. Trungale, Mr. Kaltenbach or Mr. Sabourin would have the right to purchase based on the options to be received in exchange for VICORP options as described above. However, Midway Investors has advised VICORP that Goldner Hawn, BancBoston Ventures and Fairmont Capital intended to contribute approximately $40,000,000 in equity to Midway Investors and that the Midway Investors stock underlying the options acquired by Messrs. Trungale, Kaltenbach and Sabourin would be proportionate to those contributions, based on the value of the VICORP options exchanged by each. On that basis, Mr. Trungale's options would represent the right to acquire approximately 2.5% of the fully diluted common equity of Midway Investors after the merger. Assuming that Mr. Kaltenbach and Mr. Sabourin each exchanged options at the maximum of their intended ranges, on the same basis Mr. Kaltenbach's options would represent the right to acquire approximately 1.2% and Mr. Sabourin's options would represent the right to acquire approximately 0.9% of the fully diluted common equity of Midway Investors after the merger.

     In addition to the payments to Messrs. Trungale, Kaltenbach and Sabourin, other executive officers and directors of VICORP will receive cash payments aggregating $1,609,320 in settlement of their VICORP stock options and their rights under the Deferred Stock Plan for Directors. In the case of stock options, such payments are based on the excess of the $25.65 per share merger consideration over the exercise price of the options, multiplied by the number of shares covered by the options. In the case of the Deferred Stock Plan for Directors, such payments are based on the amount of cash payable under the plan or the number of shares issuable under the plan (based on certain assumptions) multiplied times the $25.65 per share merger consideration.

EMPLOYMENT AGREEMENTS

     Mr. Trungale will enter into a new employment agreement with VICORP at the time of the merger pursuant to which he will continue to serve as president and chief executive officer of VICORP. The agreement has a five-year term, subject to annual extensions, and provides for a base salary of $450,000 plus a bonus of not less than 35% of his base salary in each year through December 31, 2002. In addition, Mr. Trungale will receive options to purchase shares of common stock of Midway Investors which would constitute 2.25% of the fully diluted common equity of Midway Investors after the merger. Those options would have an exercise price equal to the fair market value of the stock at the time of grant and would be subject to vesting based on the passage of time and the achievement of performance goals. The options to be granted pursuant to the employment agreement are in addition to the options to be acquired in exchange for VICORP options as described above. If Mr. Trungale's employment is terminated by

VICORP without cause or by Mr. Trungale with good reason (as defined in the employment agreement), he will be entitled to severance equal to two times his annual salary and bonuses, plus benefits.

     Messrs. Kaltenbach and Sabourin will continue to serve as executive officers of VICORP following the merger, but the terms of their employment have not yet been agreed to with Midway Investors. Messrs. Kaltenbach and Sabourin would expect to be compensated at levels at or above their current salaries and to be eligible to participate in any stock option plan established by Midway Investors.

SEVERANCE AGREEMENTS

     Charles R. Frederickson, chairman of the board of VICORP, has a severance agreement with VICORP entered into in April 1989. Under that agreement, Mr. Frederickson is entitled to receive certain payments and benefits if his employment with VICORP is terminated following a change in control. The merger will constitute a change of control as defined in the agreement and Mr. Frederickson's employment will be terminated upon the consummation of the merger. The amount payable to Mr. Frederickson under his severance agreement as a result of such termination is $1,220,000. In addition, VICORP will be obligated to provide Mr. Frederickson with health and disability insurance for a period of one year following the merger.

     VICORP has severance agreements with its other executive officers, including Messrs. Trungale, Kaltenbach and Sabourin, that entitle them to certain benefits if their employment is terminated under certain circumstances within specified periods after a change of control. Mr. Trungale's severance agreement will be superceded by his new employment agreement described above. The other severance agreements will remain in effect for two years after the merger, which constitutes a change of control as defined in the agreements. If a covered employee is terminated by VICORP without "cause" or terminates voluntarily for "good reason" (as those terms are defined in the agreements) within one year following the merger, the employee is entitled to a lump sum cash payment ranging from one to two times (depending on the particular agreement) the employee's base salary at the greater of the rate in effect on the date of the merger or the termination, plus an amount equal to the bonus compensation the employee earned in the most recent fiscal year for which the employee earned a bonus. The severance agreements of Messrs. Kaltenbach and Sabourin provide for payments based on two times their base salaries. Additionally, for 18 months following termination, or until the employee obtains other comparable benefits from another employer, the Company must provide medical, hospitalization, and dental benefits comparable to those provided prior to the merger. If the termination occurs within the second year after the merger, the benefits the employee is to receive are the same except the base salary component of the lump sum payment is based upon one times base salary in all cases.

INDEMNIFICATION

     VICORP's articles of incorporation and bylaws and indemnification agreements previously entered into with its officers and directors obligate it to indemnify its officers and directors against claims brought against them in their capacities as such and any related expenses. In the merger agreement, VICORP as the surviving corporation agrees to fulfill those obligations after the merger with respect to any claims brought against the current officers and directors in respect of periods prior to the merger. In addition, VICORP as the surviving corporation agrees to maintain officer's and director's liability insurance for four years after the merger covering periods prior to the merger, with certain limitations. See "Indemnification Of Directors And Officers Of VICORP; Directors' And Officers' Insurance" on page 28.

                              THE MERGER AGREEMENT

     The following description of the material provisions of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and is incorporated herein by reference. You are urged to read the entire merger agreement carefully.

GENERAL; MERGER CONSIDERATION

     Pursuant to the merger agreement, and on the terms and conditions set forth therein, at the effective time of the merger, Gourmet Acquisition Co. will be merged with and into VICORP, and VICORP will continue as the surviving corporation. Each share of VICORP common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by VICORP shareholders who have properly dissented from the merger) will be converted into the right to receive $25.65 in cash, without interest. As a result of the merger, VICORP will become a subsidiary of Midway Investors. Because this is a cash merger, upon consummation of the merger you will no longer own shares of VICORP common stock and you will not acquire any securities of or other interest in Midway Investors.

CLOSING; EFFECTIVE TIME

     The closing will take place as soon as reasonably practicable following the satisfaction or waiver of the conditions to the closing set forth in the merger agreement. At the closing, VICORP and Midway Investors will cause articles of merger to be filed with the Secretary of State of the State of Colorado. The merger will become effective at the time the articles of merger are filed with the Colorado Secretary of State.

     We expect the closing to occur promptly after the VICORP shareholders meeting. However, it could be delayed if any of the conditions to the closing have not been fulfilled at that time. If the closing has not occurred on or before May 15, 2001, either party may terminate the merger agreement, unless that party's breach of the merger agreement has caused the delay.

SURRENDER OF CERTIFICATES FOR PAYMENT

     Prior to the effective time of the merger, Midway Investors will designate a bank or trust company to act as payment agent to receive the funds necessary to make payments to VICORP shareholders upon surrender of their certificates representing shares of VICORP common stock. After the merger, Midway Investors will send the current VICORP shareholders a letter of transmittal to be used in submitting VICORP stock certificates to the payment agent. Payments will be made upon surrender of a certificate to the payment agent together with a signed letter of transmittal, duly executed. No interest will be paid on any amount payable upon surrender of the certificates.

PAYMENT TO OTHER THAN REGISTERED HOLDER

     If payment of the merger consideration is to be made to a person other than the registered holder, the surrendered certificate must be properly endorsed or must be otherwise in proper form for transfer. Additionally, the person who is to receive payment must pay any transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered.

TRANSFERS OF VICORP COMMON STOCK AFTER THE MERGER

     At the effective time of the merger, the stock transfer books of VICORP will be closed. Thereafter, there will be no further transfers of shares of VICORP common stock.

REPRESENTATIONS AND WARRANTIES

     Each party makes certain representations and warranties to the other in the merger agreement. These representations and warranties relate to the corporate status of the parties, the due authorization and execution of the merger agreement and the absence of conflicting laws and agreements. VICORP also makes a variety of representations and warranties about its business, assets and financial condition. Midway Investors also represents and warrants that it has received commitments from lenders to provide the financing necessary to consummate the merger and that the completion of those financing arrangements will not render VICORP insolvent.

     Because VICORP will be a subsidiary of Midway Investors after the merger, neither party will have any remedy for breach of a representation or warranty if the merger is consummated. As a practical matter, the only functions of the representations and warranties in the merger agreement are to provide information about the parties and to allow either party to terminate the merger agreement if, prior to the merger, there is a material breach of a representation or warranty of the other party that is not cured after notice.

CONDUCT OF VICORP'S BUSINESS PRIOR TO THE MERGER

     Under the merger agreement, VICORP has agreed that from the date of the merger agreement until the effective time of the merger, VICORP will conduct its operations in a manner consistent with past practice and will use commercially reasonable efforts to preserve intact its business organization, keep available the services of its current officers and key employees and preserve the good will of those having advantageous business relationships with it. VICORP has also agreed that it will not:

     - Issue, sell or pledge any additional shares of its capital stock or securities convertible into its capital stock, or any rights, warrants or options to acquire any of its capital stock or other convertible securities, other than shares issuable pursuant to options or other rights disclosed in the merger agreement.

     - Purchase or otherwise acquire any of its outstanding securities.

     - Declare or pay any dividend or distribution on the VICORP common stock.

     - Except as permitted in the merger agreement and except pursuant to agreements or arrangements in effect on the date of the merger agreement, purchase, sell or otherwise dispose of or encumber any of its material properties or material assets except in the ordinary course of business.

     - Adopt any amendments to its articles of incorporation or bylaws.

     - Increase the compensation of any of its directors, officers or employees, except for certain increases to non-director, non-officer employees.

     - Pay any pension, retirement allowance or other post-employment benefit to any director, officer or employee which is not required or permitted by any existing plan, agreement or arrangement.

     - Commit itself to any additional material employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with any director, officer or employee, whether past or present or, except as required by applicable law, or amend in any respect any such plan, agreement or arrangement existing at the time of the merger agreement.

     - Incur any material amount of long-term indebtedness for borrowed money, issue any material amount of debt securities or assume, guarantee or endorse the obligations of any other person.

     - Make any loans, advances or capital contributions to, or investments in, any other person (other than certain customary loans or advances to employees as described in the merger agreement).

     - Incur any short-term indebtedness for borrowed money, other than revolving credit borrowings in the ordinary course of business in an aggregate amount not to exceed $10,000,000 under existing agreements disclosed in the merger agreement.

     - Amend the terms of any agreement or instrument relating to indebtedness for borrowed money.

CONDITIONS OF THE MERGER

     The obligation of VICORP to complete the merger is subject to the following conditions:

     - The representations and warranties of Midway Investors must be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger.

     - Midway Investors must have performed in all material respects its covenants under the merger agreement.

     - Midway Investors must have delivered to VICORP an opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as to the solvency of VICORP after the consummation of the merger.

     The obligation of Midway Investors to complete the merger is subject to the following conditions:

     - The representation and warranties of VICORP must be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger; provided that this condition will be deemed to have been fulfilled unless any inaccuracy in the representations and warranties would have a material adverse effect on VICORP.

     - VICORP must have performed in all material respects its covenants under the merger agreement.

     - All necessary notices, consents, approvals, orders, authorizations, declarations and filings described in the merger agreement shall have been given, obtained or made, except such as would not have a material adverse effect on VICORP.

     - The environmental investigations undertaken by Midway Investors shall not have revealed any condition or liability which would have a material adverse effect on VICORP.

     - Midway Investors shall have obtained debt financing for the merger in the amounts contemplated by the commitment letters previously delivered to VICORP.

     The obligations of both parties to complete the merger are subject to the following additional conditions:

     - The merger agreement must have been approved by the requisite vote of the holders of VICORP common stock.

     - No injunction prohibiting the merger shall have been entered and no litigation seeking to prohibit the merger shall be pending or threatened.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

     Under the merger agreement, VICORP has agreed not to (a) take any action to solicit any offer for a merger or other business combination or recapitalization involving VICORP or the acquisition of any equity interest in, or a substantial portion of the assets of, VICORP, other than the transactions contemplated by the merger agreement (an "Acquisition Proposal"), (b) engage in negotiations with, or disclose any nonpublic information relating to VICORP or allow access to the properties, books or records of VICORP to, any person that may be considering making, or has made, an Acquisition Proposal or (c) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of VICORP.

     However, the merger agreement does not prevent the board of directors of VICORP from furnishing nonpublic information to, or allowing access to the properties, books or records of VICORP to, or entering into discussions or an agreement with, any person in connection with an unsolicited Acquisition Proposal by such person, if (a) VICORP's board of directors determines in good faith, after receipt of advice from its outside legal counsel, that such action is necessary to comply with its fiduciary duties to the shareholders of VICORP under applicable law, (b) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, the board of directors receives from such person an executed confidentiality agreement with customary terms, (c) the board of directors concludes in the exercise of its fiduciary duties that the Acquisition Proposal is a bona fide proposal made by a third party to acquire VICORP pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise on terms which a majority of the members of the board of directors determines in good faith, taking into account the advice of independent financial advisors, to be more favorable and to provide greater value to VICORP's shareholders than the merger agreement and for which financing is then fully committed or is reasonably determined in good faith to be available by the board of directors (a "Superior Proposal") and (d) VICORP has complied with certain other obligations under the merger agreement.

     Furthermore, the merger agreement does not prevent the board of directors of VICORP from disclosing to VICORP's shareholders any position, and making any related filings with the Securities and Exchange Commission, with respect to any transaction involving an Acquisition Proposal from a party other than Midway Investors that is a tender offer. However, the board of directors may not recommend that the shareholders of VICORP tender their shares in connection with any such tender offer unless VICORP has complied with certain obligations under the merger agreement and the board by majority vote determines in good faith, after receipt of advice from outside legal counsel, that failing to take such action would constitute a breach of the board's fiduciary duties.

     VICORP has agreed to promptly notify Midway Investors after receipt of any Acquisition Proposal or any request for information relating to VICORP or for access to the properties, books or records of VICORP by any person that has made an Acquisition Proposal or any person who VICORP believes in its reasonable judgment may be considering making, or has made, an Acquisition Proposal, or any request for any nonpublic information from any person, and to keep Midway Investors informed of the status and details of any such Acquisition Proposal, indication or request. VICORP has also agreed that it will take no action with respect to such proposal or inquiry for three business days after delivery of such notice to Midway Investors and will negotiate exclusively in good faith with Midway Investors for such three-day period to make such adjustments in the terms and conditions of the merger agreement as would enable VICORP to proceed with the merger on such adjusted terms.

     VICORP has agreed to immediately terminate any existing activities, discussions or negotiations with any parties with respect to any proposed transaction involving an Acquisition Proposal from a party other than Midway Investors, and not to waive any rights under any confidentiality agreements entered into with such parties. VICORP has also agreed to use its reasonable best efforts to cause any such party in possession of confidential information about VICORP that was provided by or on behalf of VICORP to return or destroy all such information.

SOLVENCY OPINION

     Midway Investors has retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to provide an opinion to the board of directors of each of VICORP and Midway Investors to the effect that, based on the proposed financing structure that Midway Investors will put in place to effect the merger and certain other information, and based on their independent evaluation of such financing structure and other information, (a) the fair value and present fair saleable value of the assets of VICORP as the surviving corporation would exceed its stated liabilities and identified contingent liabilities, (b) VICORP as the surviving corporation should be able to pay its debts as they become absolute and mature and (c) the capital remaining in VICORP after the merger would not be unreasonably small for the business in which it is engaged, as management of VICORP has indicated that such business is now conducted and as management of Midway Investors has indicated that such business is proposed to be conducted following the consummation of the merger. Under the merger agreement, the solvency opinion must be delivered to the board of directors of VICORP and Midway Investors not less than five business days prior to the closing of the merger. If the opinion is not delivered on or before that date or if the opinion is not in the form agreed to in the merger agreement, VICORP can terminate the merger agreement.

     The purpose of the solvency opinion is to assure that the merger complies with Colorado corporate law. A Colorado corporation may not make payments to shareholders for their stock at a time or as a result of which the corporation is or becomes insolvent. Although that prohibition is not by its terms applicable to cash mergers, the board considered it prudent to obtain an opinion that VICORP would remain solvent after the merger, taking into account the debt financings that Midway Investors will obtain to pay a portion of the merger consideration.

EMPLOYEE MATTERS

     Under the merger agreement, Midway Investors has agreed that, until December 31, 2001, VICORP as the surviving corporation will provide the employees of VICORP with benefits (other than stock and stock-based benefits and the value thereof) substantially equivalent to the benefits currently provided to such employees by VICORP and as disclosed in the merger agreement. However, this does not prohibit Midway Investors from making changes in VICORP's benefit plans in the ordinary course of business on a basis reasonably consistent with the practices of VICORP prior to the merger.

     In addition, VICORP as the surviving corporation will treat the service of the employees of VICORP at the time of the merger as service rendered to VICORP as the surviving corporation for purposes of eligibility, vesting and applicability of minimum waiting periods for participation, but not for benefit accrual attributable to any period before the merger. VICORP as the surviving corporation will not treat any employee of VICORP at the time of the merger as a "new" employee for purposes of any exclusions under any health or similar plan for a pre-existing medical condition.

     The merger agreement also provides that, following the merger, VICORP as the surviving corporation will honor all written employment, termination, severance, transaction bonus, change in control, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of, and disclosed in, the merger agreement which are between VICORP and any director, officer or employee thereof and all obligations relating to employment matters pursuant to applicable law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF VICORP; DIRECTORS' AND OFFICERS' INSURANCE

     The merger agreement provides that VICORP as the surviving corporation will fulfill its obligations, to the extent legally permissible, owing to the present and former officers and directors of VICORP in respect of acts or omissions occurring at or prior to the effective time of the merger, pursuant to any indemnification provisions under VICORP's articles of incorporation or bylaws, Colorado law or any contract or other arrangement disclosed in the merger agreement. VICORP as the surviving corporation will also advance expenses incurred with respect to the foregoing, as they are incurred, to the extent permitted under applicable law, VICORP's articles of incorporation or bylaws or any contract or other arrangement disclosed in the merger agreement, provided that the party on whose behalf the expenses are advanced undertakes in writing to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

     VICORP as the surviving corporation will use its best efforts to maintain in effect for not less than four years from the effective time of the merger either VICORP's current policies of directors' and officers' liability insurance or a run-off or "tail" policy or endorsement covering items asserted within four years after the effective time of the merger and arising from facts or events that occurred at or before the effective time of the merger. However, VICORP as the surviving corporation will not be obligated to spend annually more than 200% of the average annual premium during the three years prior to the merger.

NOTIFICATION OF CERTAIN MATTERS

     The merger agreement requires that VICORP give prompt notice to Midway Investors, and that Midway Investors give prompt notice to VICORP, of any breach of a representation or warranty in the merger agreement or any material failure of VICORP or Midway Investors, as the case may be, to comply with or satisfy any covenant, condition or agreement in the merger agreement.

TERMINATION

     Midway Investors and VICORP can terminate the merger agreement by mutual consent at any time prior to the closing. In addition, either VICORP or Midway Investors can terminate the merger agreement if the shareholders of VICORP do not approve the merger agreement at the meeting or if the merger does not occur by May 15, 2001, unless the failure of the merger to occur by that date was caused by the party attempting to terminate.

     Midway Investors can terminate the merger agreement at any time prior to the closing if:

     - VICORP's board of directors had failed to include in this proxy statement its recommendation without modification or qualification that the VICORP shareholders approve the merger agreement and the merger.

     - VICORP's board of directors has approved, recommended or entered into any agreement with respect to any other Acquisition Proposal or withdrawn, modified or qualified its recommendation of the merger agreement in a manner adverse to the interests of Midway Investors or failed to affirm its recommendation of the merger within two days after being requested to do so by Midway Investors or resolved to do any of the above.

     - VICORP has breached any representation, warranty or covenant contained in the merger agreement which resulted in the nonfulfillment of a condition to the obligations of Midway Investors, VICORP has been notified of the breach, and either the breach is incapable of being cured or, if capable of being cured, has not been cured within 15 days after the notice.

     VICORP can terminate the merger agreement at any time prior to the closing if:

     - Midway Investors has breached any representation, warranty or covenant contained in the merger agreement which resulted in the nonfulfillment of a condition to the obligations of VICORP, Midway Investors has been notified of the breach, and either the breach is incapable of being cured or, if capable of being cured, has not been cured within 15 days after the notice of breach.

     - After it has received a Superior Proposal, VICORP's board of directors determines, after receipt of advice from outside legal counsel, that it is obligated by its fiduciary duties under applicable law to terminate the merger agreement and accept the Superior Proposal.

     - The solvency opinion described above is not timely delivered or is not in the form required by the merger agreement.

TERMINATION FEE

     Under the merger agreement, VICORP is obligated to pay Midway Investors a termination fee equal to 3.5% of the aggregate merger consideration, or approximately $6.66 million, if the merger agreement is terminated under any one of the following circumstances:

     - Midway Investors terminates the merger agreement because VICORP's board of directors has approved, recommended or entered into any agreement with respect to any other Acquisition Proposal or withdrawn, modified or qualified its recommendation of the merger agreement in a manner adverse to the interests of Midway Investors or failed to affirm its recommendation of the merger within two days after being requested to do so by Midway Investors or resolved to do any of the above.

     - VICORP terminates the merger agreement after it has received a Superior Proposal and its board of directors determines, after its receipt of advice from outside legal counsel, that it is obligated by its fiduciary duties under applicable law to terminate the merger agreement and provided with the Superior Proposal.

     - The merger agreement is terminated by either party because the shareholders of VICORP do not approve it, an Acquisition Proposal (other than from Midway Investors) is pending at the time of the special meeting or at the time of such termination and, within 12 months after such termination, VICORP consummates any transaction involving an Acquisition Proposal from a party other than Midway Investors.

EXPENSES

     Whether or not the merger is consummated, VICORP and Midway Investors will each pay their own costs and expenses incurred in connection with the merger.

          CONDUCT OF VICORP'S BUSINESS IF THE MERGER IS NOT COMPLETED

     If the merger is not completed, VICORP intends to continue to operate its business substantially in the manner it is operated today. From time to time, we will evaluate and review VICORP's business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate, and continue to seek to identify strategic financial alternatives to maximize shareholder value.

                         VICORP PRINCIPAL SHAREHOLDERS

     The table below sets forth as of February 21, 2001 certain information regarding beneficial ownership of VICORP common stock with respect to (i) each person or entity known to VICORP to beneficially own 5% or more of the outstanding shares of VICORP common stock , (ii) each director, (iii) VICORP's executive officers and (iv) all executive officers and directors of VICORP as a group:

                                                       SHARES OF VICORP COMMON    PERCENT
NAME AND ADDRESS                                       STOCK BENEFICIALLY OWNED    OWNED
----------------                                       ------------------------   -------
Southeastern Asset Management, Inc...................         1,279,900(1)         18.88%
  6410 Poplar Avenue, Suite 900
  Memphis, TN 38119
Quaker Capital Management Corporation................           807,351(2)         11.89%
  1300 Arrott Building
  401 Wood Street
  Pittsburgh, PA 15222
First Manhattan Co...................................           438,568(3)          6.46%
  437 Madison Avenue
  New York, NY 10022
Dimensional Fund Advisors, Inc. .....................           580,500(4)          8.55%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401-1038
Franklin Advisory Services, Inc. ....................           493,763(5)          7.27%
  One Parker Plaza, 16th Floor
  Fort Lee, NJ 07024
Carole Lewis Anderson................................            24,646(6)(7)          *
  3616 Reservoir Road NW
  Washington, DC 20007
Bruce B. Brundage....................................            34,646(6)(7)          *
  5290 DTC Parkway
  Suite 160
  Englewood, CO 80111

                                                       SHARES OF VICORP COMMON    PERCENT
NAME AND ADDRESS                                       STOCK BENEFICIALLY OWNED    OWNED
----------------                                       ------------------------   -------
Charles R. Frederickson..............................           162,654(6)          2.38%
  400 West 48th Avenue
  Denver, CO 80216
John C. Hoyt.........................................            51,479(6)(7)          *
  500 SE Sixth Street
  Bartlesville, OK 74003
Robert E. Kaltenbach.................................            91,691(6)          1.33%
  400 West 48th Avenue
  Denver, CO 80216
Robert T. Marto......................................            17,676(6)(7)          *
  354 New Canaan
  Wilton, CT 06897
Dennis B. Robertson..................................            28,936(6)(7)          *
  P.O. Box 2196
  Edwards, CO 81632
Richard E. Sabourin..................................           102,641(6)          1.49%
  400 West 48th Avenue
  Denver, CO 80216
Joseph F. Trungale...................................           108,332(6)          1.57%
  400 West 48th Avenue
  Denver, CO 80216
Hunter Yager.........................................            15,154(6)             *
  314 West Fields
  Manchester, VT 05255
Arthur Zankel........................................           171,746(8)          2.52%
  437 Madison Avenue
  New York, NY 10022
All directors and executive officers as a group (11                                11.13%
  persons including those named above)...............           809,571

---------------

 *  Percent of class is less than 1%

(1) Of the 1,279,900 shares beneficially owned, the shareholder has sole voting power over 281,000 shares, shared voting power over 982,400 shares, no voting power over 16,500 shares, sole dispositive power over 297,500 shares, and shared dispositive power over 982,400 shares.

(2) Of the 807,351 shares beneficially owned, the shareholder has sole voting power over 356,351 shares, shared voting power over 451,000 shares, sole dispositive power over 356,351 shares, and shared dispositive power over 451,000 shares.

(3) Of the 438,568 shares beneficially owned, the shareholder has sole voting power over 212,400 shares, shared voting power over 220,630 shares, sole dispositive power over 212,400 shares, and shared dispositive power over 226,168 shares. Of the beneficially owned shares, 80,869 shares are owned by family members of General Partners of First Manhattan Co., which are being reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 79,224 of such shares and beneficial ownership as to 1,645 of such shares.

(4) Of the 580,500 shares beneficially owned, the shareholder has sole voting and dispositive power over all the shares.

(5) Of the 493,763 shares beneficially owned, the shareholder has sole voting and dispositive power over all of the shares.

(6) Includes 22,000, 18,000, 50,000, 18,000, 91,666, 16,000, 18,000, 100,000,
    108,332, and 12,000 shares which Ms. Anderson and Messrs. Brundage, Frederickson, Hoyt, Kaltenbach, Marto, Robertson,

    Sabourin, Trungale, and Yager, respectively, have the right to purchase under options that are presently exercisable or will become exercisable within 60 days after February 21, 2001.

(7) Includes 1,646 shares which each of Ms. Anderson and Messrs. Brundage, Hoyt, Marto and Robertson has deferred under the Company's Deferred Stock Plan for Directors.

(8) Includes 152,100 shares owned directly by Mr. Zankel, 18,000 shares which he has the right to purchase under options that are currently exercisable, and 1,646 shares the receipt of which he has deferred under the Company's Deferred Stock Plan for Directors.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     If the merger is consummated, you will no longer own shares of VICORP common stock, and VICORP will not solicit proxies for an annual meeting in 2001. If the merger is not consummated, shareholder proposals intended for inclusion in the proxy statement and proxy relating to VICORP's 2001 annual meeting of shareholders were required to have been received by VICORP in writing at its executive offices on or before November 27, 2000. If a shareholder desires to present a proposal for consideration at the 2001 annual meeting of shareholders which was not timely submitted for inclusion in VICORP's proxy materials and the shareholder failed to notify VICORP by February 10, 2001 of such proposal, the management proxies may use their discretionary voting authority when the proposal is raised at the annual meeting without any discussion of the matter in the proxy statement.

             WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT VICORP

     VICORP files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. VICORP's filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Statements contained in this proxy statement that do not relate to historical facts are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual future results or events may differ materially from those expressed or implied by such forward-looking statements. VICORP's shareholders are cautioned not to place undue reliance on such statements.

     NO PERSON HAS BEEN AUTHORIZED BY VICORP TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VICORP.

                                    ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF FEBRUARY 15, 2001

                                     AMONG

                        MIDWAY INVESTORS HOLDINGS, INC.,

                            GOURMET ACQUISITION CO.,

                                      AND

                            VICORP RESTAURANTS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION 1 DEFINITIONS..................................................   A-4
  1.1      Definitions of Certain Terms................................   A-4
  1.2      Cross Reference Table of Certain Additional Defined Terms...   A-6
SECTION 2 BASIC TRANSACTION............................................   A-7
  2.1      Company Action..............................................   A-7
  2.2      The Merger..................................................   A-7
  2.3      Conversion of Shares........................................   A-7
  2.4      Dissenting Shares...........................................   A-8
  2.5      Stock Options...............................................   A-8
  2.6      Adjustments.................................................   A-8
  2.7      Withholding Rights..........................................   A-9
  2.8      Shareholder Approval; Proxy Statement.......................   A-9
  2.9      Payment for Gourmet Common Stock............................  A-10
  2.10     Closing.....................................................  A-11
SECTION 3 REPRESENTATIONS AND WARRANTIES OF GOURMET....................  A-11
  3.1      Due Incorporation and Good Standing.........................  A-11
  3.2      Authorization of Transaction................................  A-12
  3.3      Charter Documents...........................................  A-12
  3.4      No Conflicting Agreements; Consents.........................  A-12
  3.5      Capitalization..............................................  A-12
  3.6      Gourmet Subsidiaries........................................  A-13
  3.7      Financial Statements; Reports; etc..........................  A-13
  3.8      Absence of Changes; Operation in the Ordinary Course........  A-13
  3.9      No Undisclosed Liabilities..................................  A-14
  3.10     Taxes.......................................................  A-14
  3.11     Restaurants and Bakeries....................................  A-14
  3.12     Real Property...............................................  A-15
  3.13     Personal Property...........................................  A-15
  3.14     Intellectual Property Rights................................  A-15
  3.15     Franchises..................................................  A-16
  3.16     Condition...................................................  A-16
  3.17     Compliance With Law.........................................  A-16
  3.18     Litigation..................................................  A-17
  3.19     Benefit Plans...............................................  A-17
  3.20     Officers....................................................  A-18
  3.21     Labor Relations.............................................  A-18
  3.22     Licenses, etc...............................................  A-18
  3.23     Material Contracts..........................................  A-19
  3.24     Insurance...................................................  A-20
  3.25     Certain Agreements..........................................  A-20
  3.26     Brokers, Finders, etc.......................................  A-20
  3.27     Bank Accounts; Powers of Attorney...........................  A-20
  3.28     Anti-Takeover Laws..........................................  A-20
  3.29     Investment Company Act......................................  A-20
SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO........  A-21
  4.1      Due Incorporation and Good Standing.........................  A-21
  4.2      Authorization of Transaction................................  A-21
  4.3      No Conflicting Agreements; Consents.........................  A-21

  4.4        Solvency......................................................................................       A-22
  4.5        No Prior Activities...........................................................................       A-22
  4.6        Financing.....................................................................................       A-22
  4.7        Brokers, Finders, etc.........................................................................       A-22
  4.8        HSR Matters...................................................................................       A-22
SECTION 5 CERTAIN COVENANTS................................................................................       A-23
  5.1        Conduct of Business Pending the Effective Time................................................       A-23
  5.2.       Access to Information.........................................................................       A-24
  5.3        Environmental Matters.........................................................................       A-24
  5.4        Consents......................................................................................       A-24
  5.5        Announcements.................................................................................       A-24
  5.6        Other Offers..................................................................................       A-24
  5.7        Directors' and Officers' Indemnification and Insurance........................................       A-25
  5.8        Solvency Matters..............................................................................       A-26
  5.9        Employee Matters..............................................................................       A-27
  5.10       Notification of Certain Matters...............................................................       A-27
  5.11       Amendments to Certain Plans...................................................................       A-28
  5.12       Covenant Against Competition..................................................................       A-28
SECTION 6 CONDITIONS PRECEDENT.............................................................................       A-28
  6.1        Conditions Precedent to Obligations of Gourmet................................................       A-28
  6.2        Conditions Precedent to Obligations of Parent and Mergerco....................................       A-28
  6.3        Conditions Precedent to the Obligations of Each Party.........................................       A-29
SECTION 7 TERMINATION......................................................................................       A-29
  7.1        Right to Terminate............................................................................       A-29
  7.2        Effect of Termination.........................................................................       A-30
  7.3        Termination Fee...............................................................................       A-30
SECTION 8 MISCELLANEOUS....................................................................................       A-31
  8.1        Survival......................................................................................       A-31
  8.2        Jurisdiction..................................................................................       A-31
  8.5        Amendments and Supplements....................................................................       A-31
  8.4        Governing Law.................................................................................       A-31
  8.5        Notices.......................................................................................       A-31
  8.6        Entire Agreement, Assignability, Etc..........................................................       A-32
  8.7        Exclusivity of Representations................................................................       A-32
  8.8        Counterparts..................................................................................       A-33
  8.9        Headings; Terms...............................................................................       A-33
  8.10       Waivers.......................................................................................       A-33
  8.11       Severability..................................................................................       A-33
  8.12       Expenses......................................................................................       A-33
  8.13       Construction..................................................................................       A-33
  8.14       Incorporation of Exhibits and Schedules.......................................................       A-33
  8.15       Waiver of Jury Trial..........................................................................       A-33
  8.16       Enforcement...................................................................................       A-33
EXHIBITS
  Exhibit A  -- Plan of Merger
  Exhibit B  -- Form of Solvency Opinion
  Exhibit C  -- Noncompetition Agreement

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 15, 2001, is entered into by and among Midway Investors Holdings, Inc., a Delaware corporation ("Parent"), Gourmet Acquisition Co., a Colorado corporation ("Mergerco"), and VICORP Restaurants Inc., a Colorado corporation ("Gourmet").

                                    RECITALS

     A. Gourmet operates family style restaurants under the names "Village Inn," "Bakers Square" and "Bakers Square Pies" and franchises restaurants under the "Village Inn" name. Gourmet also operates a pie manufacturing division under the name "VICOM".

     B. The respective Boards of Directors of Gourmet and Mergerco have determined that the merger of Mergerco with and into Gourmet (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the plan of merger attached hereto as Exhibit A (the "Plan of Merger"), would be advisable and in the best interests of their respective shareholders, and have approved the Plan of Merger and the Merger, pursuant to which each outstanding share of Gourmet Common Stock will, except as otherwise provided herein, be converted into the right to receive a cash payment in an amount to be determined as provided herein.

     C. The Board of Directors of Gourmet has resolved to recommend that the holders of the outstanding shares of Gourmet Common Stock approve this Agreement and the Merger and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

     D. In furtherance thereof, the Boards of Directors of Parent, Mergerco and Gourmet have approved this Agreement and the Merger in accordance with Colorado law and upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

     In consideration of the premises and the mutual covenants set forth herein, and intending to be legally bound hereby, Parent, Mergerco and Gourmet agree as follows:

                                   SECTION 1

                                  DEFINITIONS

     1.1 Definitions of Certain Terms. As used in this Agreement, the following terms have the meanings set forth below:

        1.1.1 "Acquisition Proposal" means any offer or proposal for a merger or other business combination or recapitalization involving Gourmet or any Gourmet Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, Gourmet or any Gourmet Subsidiary, other than the transactions contemplated by this Agreement.

        1.1.2 "Affiliate" means, as to a designated Person, another Person that controls, is controlled by or is under common control with the designated Person, and control means the power, directly or indirectly, by stock ownership, contract, family relationship, employment, position or otherwise, to significantly influence the business decisions of another Person.

        1.1.3 "Business Day" means any day on which banking institutions in New York, New York and Denver, Colorado are open for business.

        1.1.4 "Charter Documents" means the articles or certificate of incorporation, bylaws and other constitutive documents of a Person.

        1.1.5 "Code" means the United States Internal Revenue Code of 1986, as amended.

        1.1.6 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations of the SEC thereunder.

        1.1.7 "Exchange Act Filings" means Gourmet's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements filed by Gourmet with the SEC at any time after November 1, 1998.

        1.1.8 "Franchise Agreement" means a currently effective franchise agreement between Gourmet or a Gourmet Subsidiary and a Franchisee with respect to a franchised Village Inn restaurant.

        1.1.9 "Franchisee" means a party with whom Gourmet or a Gourmet Subsidiary has entered into a Franchise Agreement.

        1.1.10 "Gourmet Common Stock" means the common stock, $.05 par value, of Gourmet.

        1.1.11  "Gourmet Subsidiary" means any Subsidiary of Gourmet.

        1.1.12 "Income Tax" means any Tax (including any interest, addition to Tax or penalty) based upon or computed by reference to income or profits, and any corporate franchise Tax.

        1.1.13  "Income Tax Return" means any Tax Return relating to an Income
Tax.

        1.1.14 "Intellectual Property Rights" means all intellectual property rights pertaining to the business of Gourmet and the Gourmet Subsidiaries, including all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations; (ii) copyrights, copyrightable materials or pending applications therefor; (iii) trade secrets; (iv) inventions, discoveries, designs, and drawings; (v) computer software (including all source and object codes and manuals); and (vi) patents and patent applications.

        1.1.15 "Leased Personal Property" means the personal property leased by Gourmet or a Gourmet Subsidiary under the Personal Property Leases.

        1.1.16 "Leased Real Property" means the real property leased by Gourmet or a Gourmet Subsidiary pursuant to the Real Property Leases.

        1.1.17 "Liens" means all liens, pledges, security interests, mortgages, charges, encumbrances or other interests in real or personal property that secure the payment or performance of an obligation.

        1.1.18 "Material Adverse Effect" means any change in or effect on the business of Gourmet or a Gourmet Subsidiary that is or would be materially adverse to the results of operations, properties, financial condition or business of Gourmet and the Gourmet Subsidiaries, taken as a whole.

        1.1.19 "Merger Consideration" means $25.65 per share of Gourmet Common Stock.

        1.1.20 "Owned Personal Property" means all personal property used by Gourmet or a Gourmet Subsidiary in its business, other than Leased Personal Property and Intellectual Property Rights.

        1.1.21 "Owned Real Property" means real property owned by Gourmet or a Gourmet Subsidiary.

        1.1.22 "Permitted Liens" means (i) Liens securing Taxes or assessments not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) statutory or common law Liens of landlords, warehousemen, mechanics, materialmen, laborers or the like securing obligations incurred in the ordinary course of business and (iii) Liens securing Indebtedness reflected in the Financial Statements (including changes in the outstanding balances thereof in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements).

        1.1.23 "Person" means an individual and any corporation, partnership, trust, limited liability company, association, governmental authority or other entity.

        1.1.24 "Personal Property Lease" means a lease of personal property under which Gourmet or a Gourmet Subsidiary is the lessee, whether the lease is treated as a capital lease or an operating lease for accounting purposes.

        1.1.25 "Real Property" means the Owned Real Property and the Leased Real Property.

        1.1.26 "Real Property Lease" means a lease or sublease of real property under which Gourmet or a Gourmet Subsidiary is the lessee or sublessee.

        1.1.27  "SEC" means the United States Securities and Exchange
Commission.

        1.1.28 "Securities Act" means the Securities Act of 1933, as amended, and the regulations of the SEC thereunder.

        1.1.29 "Subsidiary" means with respect to any Person, any corporation or other entity a majority (by number of votes) of the outstanding shares (or other equity interests) of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or
(b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

        1.1.30 "Tax" means any federal, state or local tax or any foreign tax (including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, services, use, occupancy, gross receipts, franchise, license, ad valorem, real property, personal property, severance, capital levy, production, stamp, transfer, withholding, employment, unemployment, social security (including FICA), payroll or property tax, customs duty, or any other governmental charge or assessment), together with any interest, addition to tax, or penalty.

        1.1.31 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.2 Cross Reference Table of Certain Additional Defined Terms. In addition to the terms defined in Section 1.1, the following terms are defined in the Sections set forth below:

TERM                                                       SECTION
----                                                       -------
Agreement...........................................   Preamble
Acquisition Agreement...............................   Section 2.8.2
Alternative Transaction.............................   Section 2.8.2
Appraiser...........................................   Section 5.8.1
Assumed Financing Structure.........................   Section 5.8.1
Certificates........................................   Section 2.9.2
Closing.............................................   Section 2.10
Company Employees...................................   Section 5.9.1
Company Filings.....................................   Section 3.7
Company Stock Option................................   Section 2.5
Confidentiality Agreement...........................   Section 5.2
Delivery Date.......................................   Section 5.8.2
Disclosed Employment Agreements.....................   Section 5.9.2
Draft 10-Q..........................................   Section 3
Dissenting Shares...................................   Section 2.4

TERM                                                       SECTION
----                                                       -------
Effective Time......................................   Section 2.2
Environmental Law...................................   Section 3.30(b)
ERISA...............................................   Section 3.19.2
Financial Statements................................   Section 3.7
Gourmet.............................................   Preamble
Gourmet Disclosure Schedule.........................   Section 3
Hazardous Substance.................................   Section 3.30(c)
Indemnified Parties.................................   Section 5.7.1
Indemnity Agreements................................   Section 5.7.1
Material Contracts..................................   Section 3.23
Merger..............................................   Recitals
Mergerco............................................   Preamble
Option Plans........................................   Section 2.5
Outside Date........................................   Section 2.10
Parent..............................................   Preamble
Parent Disclosure Schedule..........................   Section 4
Payment Agent.......................................   Section 2.9.1
Plan of Merger......................................   Recitals
Plans...............................................   Section 3.19.1
Proxy Statement.....................................   Section
                                                       2.8.1(ii)
Solvency Letter.....................................   Section 5.8.1
Special Meeting.....................................   Section 2.8.1(i)
Subsequent Determination............................   Section 2.8.2
Superior Proposal...................................   Section 5.6
Surviving Corporation...............................   Section 2.2
Termination Fee.....................................   Section 7.3.1
Third Party Leases..................................   Section 3.12.1

                                   SECTION 2

                               BASIC TRANSACTION

     2.1 Company Action. Gourmet hereby represents that its Board of Directors, at a meeting duly called and held, has unanimously (i) adopted the Plan of Merger; (ii) approved this Agreement and the transactions contemplated hereby, including the Merger; and (iii) resolved to recommend approval and adoption of the Plan of Merger, this Agreement and the Merger by its shareholders. Gourmet further represents that Gourmet's financial advisor has delivered to Gourmet's Board of Directors its opinion to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Gourmet Common Stock (other than Parent or any affiliate thereof) is fair, from a financial point of view, to such holders.

     2.2 The Merger. On the terms and subject to the conditions set forth in this Agreement, Mergerco, as the disappearing corporation, will be merged with and into Gourmet, as the surviving corporation, all as more specifically provided in the Plan of Merger. At the Closing, Gourmet and Mergerco will cause articles of merger in the form required by Colorado law to be filed with the Colorado Secretary of State. The Merger will become effective upon such filing (the "Effective Time"). Gourmet as the surviving corporation in the Merger is sometimes referred to below as the "Surviving Corporation."

     2.3 Conversion of Shares. In the Merger, each share of Gourmet Common Stock outstanding at the Effective Time (other than shares held by Parent or Mergerco and Dissenting Shares) shall be converted into the right to receive an amount of cash equal to the Merger Consideration. Each outstanding share of Gourmet Common Stock which is held by Parent or Mergerco and any issued shares of Gourmet Common Stock held in the treasury of Gourmet shall be canceled and retired and no payment shall be made with respect thereto. Each share of the common stock of Mergerco outstanding at the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Gourmet Common Stock.

     2.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Gourmet Common Stock outstanding immediately prior to the Effective Time and held by holders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 7-113-101 et seq. of the Colorado Business Corporation Act ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal. If, after the Effective Time, any such holder fails to perfect or withdraws or otherwise loses such right, each of such holder's shares of Gourmet Common Stock shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. Gourmet shall give Parent prompt notice of any demands received by Gourmet for appraisal of shares of Gourmet Common Stock, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Gourmet shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     2.5 Stock Options. As soon as practicable following the date of this Agreement, Gourmet (or, if appropriate, any committee administering any stock option or compensation plan or arrangement) and Mergerco shall take such actions as are reasonably required (including, if necessary, the provision of funds by Mergerco to Gourmet) to provide that at the Effective Time, each holder of a then outstanding stock option and/or right to purchase shares of Gourmet Common Stock granted under any stock option or compensation plan or arrangement of Gourmet (a "Company Stock Option"), whether or not then exercisable, shall surrender such Company Stock Option to Gourmet or its designee and receive from Gourmet the difference between the Merger Consideration and the exercise price per share for the shares of Gourmet Common Stock covered by such Company Stock Option, net of any applicable tax withholding. Subject to the terms and conditions set forth herein, Gourmet and such committee shall further take all actions necessary to cause each Company Stock Option to be canceled at the Effective Time by virtue of the Merger and to cause the stock option or compensation plan or arrangements of Gourmet providing for the granting of Company Stock Options ("Option Plans") to terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant by Gourmet of any interest in respect of the capital stock of Gourmet to be terminated as of the Effective Time. The holders of Company Stock Options shall be entitled to enforce this Section 2.5 against Gourmet. None of the foregoing provisions of this Section 2.5 shall apply to any Company Stock Option to the extent described in Section 2.5 of the Gourmet Disclosure Schedule, which shall be treated as described therein.

     2.6  Adjustments.

        (i) If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Gourmet Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend with a record date during such period, but excluding any change resulting from the issuance of shares upon exercise of options, warrants or other rights to acquire Gourmet Common Stock outstanding on the date of this Agreement and listed in
Section 3.5 of the Gourmet Disclosure Schedule, the Merger Consideration shall be appropriately adjusted.

        (ii) If Gourmet's representations and warranties in Section 3.5 are inaccurate as of the Effective Time such that:

           (x) the number of shares issued and outstanding as of the Effective Time is greater than 6,792,983 (plus any shares issued prior to the Effective Time upon the exercise of options, warrants, securities or other rights outstanding as of the date of this Agreement and listed in Section 3.5 of the Gourmet Disclosure Schedule);

           (y) the number of shares issuable upon the exercise of options, warrants, securities or other rights outstanding as of the Effective Time is greater than the number of shares set forth in Section 3.5 of the Gourmet Disclosure Schedule (less any shares issued prior to the Closing upon exercise of such options, warrants, securities or other rights); or

           (z) the exercise prices of such options, warrants, securities or other rights are less than those set forth in Section 3.5 of the Gourmet Disclosure Schedule,

then the Merger Consideration and the amounts payable pursuant to Section 2.5 shall be appropriately adjusted so that the amounts payable as Merger Consideration and pursuant to Section 2.5 shall equal the amounts that would have been payable had Gourmet's representations and warranties in Section 3.5 been accurate as of the Effective Time.

     2.7 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Gourmet Common Stock or other Persons in respect of which the Surviving Corporation made such deduction and withholding.

     2.8  Shareholder Approval; Proxy Statement.

        2.8.1 Special Meeting. Gourmet, acting through its Board of Directors, shall in accordance with applicable law and its Charter Documents:

           (i) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable for the purpose of considering and taking action upon this Agreement and the Merger;

           (ii) subject to its fiduciary duties under applicable laws and subject to Section 2.8.2, include in the proxy statement (the "Proxy Statement") with respect to the Special Meeting the recommendation of its Board of Directors that its shareholders vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby; and

           (iii) use its reasonable best efforts (a) to obtain and furnish the information required to be included by it in the Proxy Statement, (b) to file the Proxy Statement with the SEC as promptly as practicable after the date of this Agreement, (c) to amend or supplement the Proxy Statement from time to time as necessary to assure that it does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (d) after consultation with the other parties hereto, respond as promptly as is reasonably practicable to any comments made by the SEC with respect to the Proxy Statement, any preliminary version thereof or any amendments or supplements thereto, (e) cause the Proxy Statement and any amendments or supplements thereto to be mailed to its shareholders at the earliest practicable time, and (f) subject to the fiduciary duties of its Board of Directors under applicable laws and subject to Sections 2.8.2 and 5.6, to obtain the necessary approval of the Merger by its shareholders.

        2.8.2 Withdrawal or Modification of Recommendation. Neither the Board of Directors of Gourmet nor any committee thereof will, except as expressly permitted by this Section 2.8.2 or Section 5.6, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Mergerco, the approval or recommendation of the Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal from a party other than Parent or Mergerco (an "Alternative Transaction"), or (iii) cause Gourmet to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, prior to the approval of this Agreement by the shareholders of Gourmet, but after it has received a Superior Proposal in compliance with Section 5.6 that is still pending, the Board of Directors of Gourmet may (subject to this and the following sentences) inform shareholders of Gourmet that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Determination") and enter into an Acquisition Agreement with respect to a Superior Proposal, but only if (i) Gourmet has complied with the terms of this Section 2.8.2 and Section 5.6, (ii) Gourmet's Board of Directors has determined in good faith, by majority vote, after receipt of the advice of its outside legal counsel, that such action is necessary to comply with their fiduciary duties to the shareholders of Gourmet under applicable law, and (iii) such Subsequent Determination is made at a time that is after the third Business Day following delivery to Parent of written notice advising Parent that the Board of Directors of Gourmet has received a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal, identify the Person making such Superior Proposal and state that the Board of Directors of Gourmet intends to make, or is considering making, a Subsequent Determination. During such three-day period, Gourmet shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Gourmet to proceed with its recommendation to the shareholders of Gourmet without a Subsequent Determination; provided, however, that any such proposed adjustments shall be at the discretion of the parties hereto at the time.

        2.8.3 No Amendment. Notwithstanding the provisions of Section 8.3, after the adoption of this Agreement by the shareholders of Gourmet, without the affirmative vote of the holders of shares of Gourmet Common Stock representing a majority of the votes that may be cast by the holders of all then outstanding shares of Gourmet Common Stock, Gourmet will not (i) enter into any amendment to this Agreement that would alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of shares of Gourmet Common Stock, or (ii) waive any condition set forth in Section 6.1 or 6.3 if such waiver would materially adversely affect the holders of shares of Gourmet Common Stock.

        2.8.4 Parent's Consent. Parent, as the sole shareholder of Mergerco, hereby consents to the adoption of this Agreement by Mergerco and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the shareholders of Mergerco held for this purpose.

     2.9  Payment for Gourmet Common Stock.

        2.9.1 Payment Agent. Prior to the Closing, Parent shall designate a United States bank or trust company reasonably satisfactory to Gourmet to act as Payment Agent in the Merger (the "Payment Agent"). At or prior to the Effective Time, Parent or Mergerco shall deposit, or cause to be deposited, in trust with the Payment Agent immediately available funds in an amount sufficient to make the payments contemplated by Section 2.3 on a timely basis. Such funds may, as directed by Gourmet as the surviving corporation (so long as such directions do not impair the rights of holders of shares of Gourmet Common Stock to receive the Merger Consideration promptly upon the surrender of their shares in accordance with this Agreement), be invested by the Payment Agent in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets. Deposit of funds with the Payment Agent shall not relieve Gourmet as the surviving corporation of its obligations to make payments in respect of the shares of Gourmet Common Stock.

        2.9.2 Surrender of Certificates. Promptly after the Effective Time, Gourmet as the surviving corporation shall cause the Payment Agent to mail and/or make available to each record holder as of the Effective Time of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Gourmet Common Stock (other than those beneficially owned by Parent or Mergerco), a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Payment Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the

Merger Consideration. As promptly as practicable after surrender to the Payment Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be paid in exchange therefor cash in the amount that the holder of such Certificate is entitled to receive under Section 2.3, and such certificate shall forthwith be canceled. No interest shall be paid or accrued in respect of the Merger Consideration. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of Gourmet as the surviving corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.9.2, each Certificate (other than Certificates representing shares held by Parent, Mergerco or Gourmet and Dissenting Shares) shall represent for all purposes solely the right to receive the Merger Consideration, without interest.

        2.9.3 Limitations. After the Effective Time, there shall be no transfers of shares of Gourmet Common Stock on the stock transfer books of Gourmet as the surviving corporation. If, after the Effective Time, Certificates are presented to the Payment Agent or Gourmet as the surviving corporation, they shall be canceled and exchanged for cash as provided in this Section 2.9, subject to applicable law in the case of Dissenting Shares.

        2.9.4 Unclaimed Funds. Any portion of the funds deposited with the Payment Agent or the earnings thereon which remain unclaimed by the shareholders of Gourmet on the date six months after the Effective Time shall be repaid to the surviving corporation, upon demand, and any shareholder of Gourmet who has not theretofore surrendered a Certificate pursuant to Section 2.9.2 shall thereafter look only to Gourmet as the surviving corporation for payment of the Merger Consideration, without interest.

     2.10 Closing. As soon as reasonably practicable after the satisfaction or waiver of all of the conditions precedent set forth in Section 6 (other than the delivery of customary closing documents), but no later than May 15, 2001 (the "Outside Date"), the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110 or at such other place as Parent and Gourmet may agree upon in writing. The parties hereto acknowledge and agree that the Closing may occur in one or more steps for tax, planning and/or other reasons as requested by Mergerco and Parent, so long as the result is not adverse to the shareholders of Gourmet.

                                   SECTION 3

                   REPRESENTATIONS AND WARRANTIES OF GOURMET

     In order to induce Parent and Mergerco to enter into this Agreement, Gourmet represents and warrants as follows, except as set forth in any Exchange Act Filings filed with the SEC prior to the date of this Agreement or in the draft Quarterly Report on Form 10-Q for the quarter ended January 21, 2001 previously delivered to Parent by Gourmet (the "Draft 10-Q") (provided that any "risk factors" or "forward looking statements" sections contained therein shall not constitute exceptions to the representations and warranties of Gourmet) or as set forth in the disclosure schedule delivered by Gourmet to Parent on the date hereof (the "Gourmet Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer:

     3.1 Due Incorporation and Good Standing. Gourmet is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado, and is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions set forth in Section 3.1 of the Gourmet Disclosure Schedule, which are all of the jurisdictions where such qualification is required and where the failure to be qualified would have a Material Adverse Effect. Gourmet has the requisite corporate power and authority to own its assets and carry on its business as presently conducted and to enter into and perform its obligations under this Agreement.

     3.2 Authorization of Transaction. This Agreement has been duly executed and delivered by Gourmet and constitutes, and, when executed and delivered at the Closing, each of the other agreements or instruments to be delivered pursuant to this Agreement to which Gourmet is a party will have been duly executed and delivered by Gourmet and will constitute, the legal, valid and binding obligations of Gourmet, enforceable in accordance with their terms, subject to bankruptcy and other laws affecting creditors' rights generally and to general principles of equity.

     3.3 Charter Documents. The copies of the Charter Documents of Gourmet and the Gourmet Subsidiaries previously provided to Parent are true and complete and reflect all amendments through the date hereof.

     3.4  No Conflicting Agreements; Consents.  Except as set forth in Section
3.4 of the Gourmet Disclosure Schedule, the execution, delivery and performance by Gourmet of this Agreement and each of the other agreements or instruments to be delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (whether with the passage of time, the giving of notice or both) result in (i) a violation of any order, judgment or decree of any court or any governmental agency or body having jurisdiction over Gourmet or any Gourmet Subsidiary or any of their assets, (ii) a breach of or default under or the acceleration of any obligation under any material agreement, instrument, lease, contract, mortgage, deed or license to which Gourmet or any Gourmet Subsidiary is a party or by which Gourmet or any Gourmet Subsidiary or any of their assets are bound or affected, or (iii) assuming the approval of the shareholders of Gourmet as contemplated by Section 2.8, a violation of or a conflict with any Charter Document of Gourmet or any Gourmet Subsidiary. Except as set forth in Section 3.4 of the Gourmet Disclosure Schedule and except for the approval of the shareholders of Gourmet as contemplated by Section 2.8, no notice to, or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other Person is required to be obtained or made by Gourmet or any Gourmet Subsidiary in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by this Agreement, except where any of the foregoing, individually or in the aggregate, does not and would not reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Merger. Under the terms of Colorado law and Gourmet's Charter Documents, the affirmative vote of holders of Gourmet Common Stock representing a majority of all outstanding Common Stock is required to complete the Merger and the Board of Directors has not created any higher vote requirement as permitted under Section 7-111-103(3) of the Colorado Business Corporation Act.

     3.5 Capitalization. The authorized capital stock of Gourmet consists of 20,000,000 shares of Gourmet Common Stock, $.05 par value, of which 6,792,983 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, of which (i) 1,478,260 shares were designated Series A Convertible Preferred Stock, $.10 par value, but have since been cancelled and are not available for reissuance, (ii) 200,000 shares have been designated as Series A Junior Participating Preferred Stock, $.10 par value, none of which are issued or outstanding as of the date hereof, and (iii) the remainder are undesignated. All of the outstanding Gourmet Common Stock is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.5 of the Gourmet Disclosure Schedule, there are no outstanding options, warrants, convertible securities or other rights to purchase, subscribe for or otherwise acquire any capital stock of Gourmet from Gourmet. Section 3.5 of the Gourmet Disclosure Schedule also lists all of the exercise prices for such options, warrants, securities or other rights. The outstanding Gourmet Common Stock was not issued in violation of the preemptive rights of any Person. There are no outstanding contractual obligations of Gourmet to repurchase, redeem or otherwise acquire any shares of capital stock of Gourmet or any Gourmet Subsidiary. To the knowledge of Gourmet, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Gourmet. Gourmet has no outstanding bonds, debentures, notes or other indebtedness which have the right to vote on any matters on which stockholders may vote.

     3.6  Gourmet Subsidiaries.

           (i) Section 3.6 of the Gourmet Disclosure Schedule sets forth all of the Gourmet Subsidiaries as of the date of this Agreement and the jurisdiction in which each is incorporated or organized. Each Gourmet Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law. All issued and outstanding shares or other equity interests of each Gourmet Subsidiary are owned directly by Gourmet free and clear of any charges, liens, encumbrances, security interests or adverse claims.

           (ii) There are no subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Gourmet Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of Gourmet or any Gourmet Subsidiary or obligating Gourmet or any Gourmet Subsidiary to grant, extend or enter into any such agreements, instruments or understandings with respect to the voting of the capital stock of any Gourmet Subsidiary.

           (iii) Gourmet does not own, directly or indirectly, any capital stock, any partnership, equity or other ownership interest in, or any security issued by, any other corporation, organization, association, entity, business enterprise or other Person, except as listed in Section 3.6 of the Gourmet Disclosure Schedule.

     3.7 Financial Statements; Reports; etc. Since November 1, 1998, Gourmet has filed on a timely basis all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act or the Exchange Act (together with the Draft 10-Q, the "Company Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and all of which filed after the date of this Agreement will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the Company Filings, including without limitation any financial statements or schedules included therein, at the time filed or, in the case of the Draft 10-Q, as of the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited financial statements of Gourmet included in the Company Filings (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements and except as permitted by applicable SEC regulations) and fairly present the financial position of Gourmet as of the dates thereof and the results of operations for the periods presented therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments. Gourmet has made available to Parent and Mergerco all of the Company Filings.

     3.8 Absence of Changes; Operation in the Ordinary Course. Except as set forth in Section 3.8 of the Gourmet Disclosure Schedule, since October 29, 2000, Gourmet and each of the Gourmet Subsidiaries have conducted their business only in the ordinary and usual course consistent with past practice, and there has not occurred (i) any event or change having or reasonably likely to have a Material Adverse Effect, except for any changes or effects arising from general economic, industry-wide or financial market conditions and except for any changes arising from the announcement or expectation of the transactions contemplated by this Agreement; (ii) any material change by Gourmet or any Gourmet Subsidiary in its accounting methods, principles or practices; (iii) any revaluation by Gourmet or any Gourmet Subsidiary of any of its material assets;
(iv) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of Gourmet Common Stock; (v) any increase in or establishment of any bonus, insurance, severance, defined compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or employees of Gourmet or any Gourmet Subsidiary other than merit or equity increases in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers of Gourmet or any Gourmet Subsidiary; or (vi) any other action which, if it had been taken after the date hereof, would have required the consent of Parent under Section
5.1 hereof.

     3.9 No Undisclosed Liabilities. Except (i) as disclosed in the Exchange Act Filings filed with the SEC prior to the date of this Agreement or in the Draft 10-Q, (ii) liabilities and obligations incurred in the ordinary course of business since January 21, 2001 and consistent with past practice and (iii) liabilities incurred in connection with the Merger, neither Gourmet nor any Gourmet Subsidiary has any liabilities or obligations of any nature, whether accrued, contingent or otherwise, that have, or would be reasonably likely to have, a Material Adverse Effect.

     3.10 Taxes. Gourmet and the Gourmet Subsidiaries have filed all material Tax Returns that they have been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes that have become due and payable from Gourmet or any Gourmet Subsidiary have been paid. There are no liens on the assets of Gourmet or any Gourmet Subsidiary relating to or attributable to Taxes other than liens for Taxes not yet due and payable. Except as set forth in Section 3.10 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in Section 3.10 of the Gourmet Disclosure Schedule, Gourmet and the Gourmet Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth in Section 3.10 of the Gourmet Disclosure Schedule, there is no dispute, audit, investigation, proceeding, proposed or actual adjustment or assessment or claim concerning any liability with respect to Taxes of Gourmet or any Gourmet Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which Gourmet or any Gourmet Subsidiary has knowledge based upon contact with any agent of such authority. Except as set forth in Section 3.10 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither Gourmet nor any Gourmet Subsidiary has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Except as set forth in
Section 3.10 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary has been a member of an affiliated group filing a consolidated federal Income Tax Return (or any other consolidated, combined or unitary Income Tax Return). Except as set forth in Section 3.10 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will be non-deductible under Code section 162, 280G or 404. Neither Gourmet nor any Gourmet Subsidiary has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(l)(A)(ii). Neither Gourmet nor any Gourmet Subsidiary has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger. Section 3.10 of the Gourmet Disclosure Schedule sets forth the states in which Gourmet and the Gourmet Subsidiaries currently file Income Tax Returns or corporate franchise Tax Returns. Neither Gourmet nor any Gourmet Subsidiary has received notice from an authority in a jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction.

     3.11 Restaurants and Bakeries. Section 3.11 of the Gourmet Disclosure Schedule sets forth a true and complete list of the restaurants operated by Gourmet and the Gourmet Subsidiaries under the Village Inn name, the restaurants operated by Gourmet and the Gourmet Subsidiaries under the Bakers Square name, the restaurants operated by Gourmet and the Gourmet Subsidiaries under the Bakers Square Pies name, the restaurants operated by Franchisees under the Village Inn name and the bakeries operated by Gourmet and the Gourmet Subsidiaries to support Gourmet's restaurants. Section 3.11 of the Gourmet Disclosure Schedule also indicates the restaurants that Gourmet and the Gourmet Subsidiaries currently intend to close and the new restaurants that Gourmet and the Gourmet Subsidiaries are in the process of developing.

     3.12  Real Property.

        3.12.1 Owned Real Property. Section 3.12.1 of the Gourmet Disclosure Schedule lists all Owned Real Property and, in the case of Owned Real Property that is leased by Gourmet or any Gourmet Subsidiary to a Franchisee or other third party, describes the leases applicable to such Owned Real Property (the "Third Party Leases") and specifies the use of each parcel of Owned Real Property. Gourmet and the Gourmet Subsidiaries have good and marketable title to the Owned Real Property subject only to (i) Permitted Liens, (ii) Liens described in Section 3.12.1 of the Gourmet Disclosure Schedule, (iii) the Third Party Leases and (iv) covenants, conditions, restrictions, reservations, easements, rights-of-way, discrepancies, conflicts in boundary lines, shortages in area, encroachments and other exceptions or imperfections of title that do not materially interfere with the right or ability of Gourmet or any Gourmet Subsidiary or the lessee under a Third Party Lease to use or occupy the Owned Real Property in the manner that it is currently used or occupied. The Third Party Leases are in full force and effect and neither Gourmet nor any Gourmet Subsidiary is in default under any Third Party Lease. Neither Gourmet nor any Gourmet Subsidiary has given notice to any lessee under a Third Party Lease that such lessee is in default under the terms of such Third Party Lease. Set forth in Section 3.12.1 of the Gourmet Disclosure Schedule are the past due amounts owing to Gourmet and the Gourmet Subsidiaries under the Third Party Leases as of the date indicated therein. The copies of the Third Party Leases made available by Gourmet to Parent are true and complete copies thereof as in effect on the date hereof.

        3.12.2 Leased Real Property. Section 3.12.2 of the Gourmet Disclosure Schedule lists the Leased Real Property, describes the Real Property Leases and specifies the use of each parcel of Leased Real Property. Except as provided in
Section 3.12.2 of the Gourmet Disclosure Schedule, the Real Property Leases are in full force and effect, neither Gourmet nor any Gourmet Subsidiary is in default under any Real Property Lease and, to Gourmet's knowledge, no lessor is in default under any Real Property Lease. The copies of the Real Property Leases made available by Gourmet to Parent are true and complete copies thereof as in effect on the date hereof.

     3.13  Personal Property.

        3.13.1 Leased Personal Property. Section 3.13.1 of the Gourmet Disclosure Schedule lists all of the Personal Property Leases which require payments from Gourmet or any Gourmet Subsidiary in excess of $10,000 per year and indicates whether each such Personal Property Lease is accounted for by Gourmet or any Gourmet Subsidiary as a capital lease or an operating lease. The Personal Property Leases are in full force and effect, Gourmet and the Gourmet Subsidiaries enjoy quiet possession of the Leased Personal Property, neither Gourmet nor any Gourmet Subsidiary is in default under any Personal Property Lease and, to Gourmet's knowledge, no lessor is in default under any Personal Property Lease. The copies of the Personal Property Leases made available by Gourmet to Parent are true and complete copies thereof as in effect on the date hereof.

        3.13.2 Owned Personal Property. Gourmet and the Gourmet Subsidiaries have good title to the Owned Personal Property reflected in the most recent balance sheet included in the Financial Statements or acquired since the date thereof, except for property disposed of since that date in the ordinary course of business, free and clear of Liens, except (a) Permitted Liens and (b) Liens set forth in Section 3.13.2 of the Gourmet Disclosure Schedule.

     3.14 Intellectual Property Rights. Section 3.14 of the Gourmet Disclosure Schedule describes all of the Intellectual Property Rights, including information as to all registrations or other filings related thereto. The Intellectual Property Rights listed in Section 3.14 of the Gourmet Disclosure Schedule are all those necessary for the conduct of the business of Gourmet and the Gourmet Subsidiaries as presently conducted. Except as set forth in Section 3.14 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary has any obligation to compensate any Person for the use of any Intellectual Property Rights nor has Gourmet or any Gourmet Subsidiary granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not, except for the rights granted to Franchisees under Franchise Agreements. The Intellectual Property Rights will not cease to be rights of Gourmet or any Gourmet Subsidiary or be impaired by reason of the performance of this Agreement or the consummation of the transactions contemplated hereby. No other Person (i) has notified Gourmet or any Gourmet Subsidiary that such Person claims any ownership of or right to use any Intellectual Property Rights or (ii) to the knowledge of Gourmet, is infringing upon any Intellectual Property Rights. Except as set forth in Section
3.14 of the Gourmet Disclosure Schedule, to the knowledge of Gourmet, Gourmet's and the Gourmet Subsidiaries' use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any third party anywhere where the business of Gourmet or any Gourmet Subsidiary is currently conducted or is currently proposed to be conducted by Gourmet or any Gourmet Subsidiary. No written notice has been received and not fully resolved and, to the knowledge of Gourmet, no action has been instituted or threatened against Gourmet or any Gourmet Subsidiary alleging that Gourmet's or any Gourmet Subsidiary's use of the Intellectual Property Rights infringes upon or otherwise violates any rights of a third party.

     3.15  Franchises.

        3.15.1 Franchise Agreements. Section 3.15.1 of the Gourmet Disclosure Schedule lists the Franchise Agreements and the locations to which each Franchise Agreement relates. The Franchise Agreements are in full force and effect, the terms thereof comply in all material respects with all applicable laws and regulations and neither Gourmet nor any Gourmet Subsidiary is in default under any Franchise Agreement. Neither Gourmet nor any Gourmet Subsidiary has given written notice to any Franchisee that such Franchisee is in default under the terms of its Franchise Agreement. Section 3.15.1 of the Gourmet Disclosure Schedule reflects, as of the date indicated therein, amounts owing to Gourmet and the Gourmet Subsidiaries from a Franchisee that are more than 60 days past due. The copies of the Franchise Agreements made available by Gourmet to Parent are true and complete copies thereof as in effect on the date hereof.

        3.15.2 Franchise Registrations. Section 3.15.2 of the Gourmet Disclosure Schedule sets forth the states in which Gourmet and the Gourmet Subsidiaries are currently registered to sell franchises. All such registrations and related filings are current and comply in all material respects with applicable laws and regulations, and neither Gourmet nor any Gourmet Subsidiary has received any written notice of a failure to so comply. The copies of such filings made available by Gourmet and the Gourmet Subsidiaries to Parent are true and complete copies thereof as in effect on the date hereof. Neither Gourmet nor any Gourmet Subsidiary is offering its franchises for sale in any state where it is not registered and registration is required.

     3.16 Condition. The real and tangible personal property owned and leased by Gourmet and the Gourmet Subsidiaries, taken as a whole, is in good working order and repair, normal wear and tear and ongoing maintenance requirements excepted, and is sufficient to operate their business as presently conducted.

     3.17 Compliance With Law. Gourmet and the Gourmet Subsidiaries are conducting their operations in all material respects in compliance with applicable law. Except as set forth in Section 3.17 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary has received any written notice that it has been or is in violation in any material respect of any law, rule, regulation, order, judgment or decree, or that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or threatened against it alleging any such violation, except for any of the foregoing that have been fully resolved with no continuing liability to Gourmet and the Gourmet Subsidiaries and that will not materially increase operating costs.

     3.18  Litigation.

     (a) Except as disclosed in Section 3.18(a) of the Gourmet Disclosure Schedule, there are no material actions, claims, suits, investigations or proceedings pending or, to Gourmet's knowledge, threatened against Gourmet, except such as arise in the ordinary course of its business and are fully covered by insurance (subject to applicable deductibles or retentions not in excess of $250,000).

     (b) Except as disclosed in Section 3.18(b) of the Gourmet Disclosure Schedule, no judgments, orders, decrees, citations, fines or penalties have been entered or assessed (and not fully discharged or otherwise satisfied) against Gourmet under any federal, state, local or foreign law as of the date set forth therein.

     3.19  Benefit Plans.

        3.19.1 Plans. All material plans, agreements, policies and arrangements, whether or not reduced to writing, to which Gourmet or any Gourmet Subsidiary contributes or is obligated to contribute, or under which Gourmet or any Gourmet Subsidiary has or may have any liability for premiums or benefits, and which provide pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or other benefits to or to the dependents or beneficiaries of any active, former or retired employee, outside director, consultant or other independent contractor who provides or provided services to or for the benefit of Gourmet or any Gourmet Subsidiary, are listed in Section 3.19 of the Gourmet Disclosure Schedule (the "Plans"). Gourmet has delivered to Parent a true and complete copy of the most recent plan document for each of the Plans and with respect to each such Plan true and complete copies of (a) any associated trust, custodial, insurance or service agreements,
(b) the Plan's most recent annual report, actuarial report, summary plan description, if any, (c) the most recently received IRS determination letter and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan, and (d) with respect to the Profit-Sharing (401(k)) Plan listed in Section 3.19 of the Gourmet Disclosure Schedule, the annual report, Form 5500 with attachments, for the most recent six fiscal years of said Plan together with any appraisals of employer real property held by said Plan at any time in those years.

        3.19.2 ERISA; Code. Each Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and applicable to such Plan. Neither Gourmet nor any Gourmet Subsidiary has received any written notice that any circumstance exists or any event has occurred with respect to any Plan maintained or formerly maintained by Gourmet or any Gourmet Subsidiary, or to which Gourmet or any Gourmet Subsidiary is or has been required to contribute, that would subject Gourmet or any Gourmet Subsidiary to liability, or their assets to any Lien, under ERISA or the Code, nor will the transactions contemplated by this Agreement give rise to any such liability or Lien.

        3.19.3 Code Section 401(a). Each Plan that is required or intended to be qualified under Section 401(a) of the Code is so qualified.

        3.19.4 Title IV of ERISA. No Plan currently or previously maintained or contributed to by Gourmet or any Gourmet Subsidiary is covered by Section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code. Neither Gourmet nor any Gourmet Subsidiary has or may reasonably expect to incur any liability, contingent or otherwise and including by reason of having formerly maintained an employee benefit plan or by reason of having been a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA, under section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code.

        3.19.5 Post-Employment Obligations. Except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and except as set forth in Section 3.19 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary has any obligations for post-employment health or life insurance benefits under any Plan.

        3.19.6 Absence of Certain Events and Arrangements. Except as set forth in Section 3.19 of the Gourmet Disclosure Schedule:

           (i) there is no pending or, to Gourmet's knowledge, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Plan or to the best knowledge of Gourmet any fiduciary or service provider thereof (and relating to any Plan) and, to the best knowledge of Gourmet there is no basis for any such legal action or proceeding;

           (ii) no Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction which could subject Gourmet or any Gourmet Subsidiary directly or indirectly to a material liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

           (iii) neither Gourmet nor any Gourmet Subsidiary has announced its intention or undertaken (whether or not legally bound) to modify or terminate any Plan or adopt any arrangement or program which, once established, would come within the definition of a Plan;

           (iv) neither Gourmet nor any Gourmet Subsidiary has undertaken to maintain any Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law;

           (v) with respect to each Plan for which a separate fund of assets is or is required to be maintained, full payment has been made timely of all amounts required of Gourmet or any Gourmet Subsidiary, under the terms of each such Plan or applicable law as applied through the Closing Date; and

           (vi) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will, by itself or in combination with any other event (regardless of whether that other event has occurred or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Plan to any current or former director, officer, consultant or employee of Gourmet or any Gourmet Subsidiary or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

     3.20 Officers. Section 3.20 of the Gourmet Disclosure Schedule lists the names and present rates of compensation of (i) all officers of Gourmet or any Gourmet Subsidiary and (ii) any employee of Gourmet or any Gourmet Subsidiary whose total compensation for the fiscal year ended October 29, 2000 was in excess of $100,000.

     3.21 Labor Relations. Neither Gourmet nor any Gourmet Subsidiary is a party to any collective bargaining agreement with respect to any of their employees and none of their employees is represented by a labor union. No work stoppage or labor strike against Gourmet or any Gourmet Subsidiary is pending or, to Gourmet's knowledge, threatened. Except as set forth in Section 3.21 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary is involved in or, to the knowledge of Gourmet, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that if adversely determined, would result in a Material Adverse Effect. Except as set forth in Section 3.21 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary has received any written notice that it has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, directly or indirectly, result in a Material Adverse Effect. As of the date of this Agreement, no union organizing campaign or activity with respect to non-union employees of Gourmet or any Gourmet Subsidiary is ongoing, pending or, to the knowledge of Gourmet, threatened.

     3.22 Licenses, etc. Gourmet and the Gourmet Subsidiaries have all material governmental and regulatory licenses and permits necessary for the conduct of their business as presently conducted or the ownership of its assets. Neither Gourmet nor any Gourmet Subsidiary has received any written notice that any proceeding or investigation is pending or threatened that would have the effect of revoking any such licenses or permits.

     3.23 Material Contracts. Section 3.23 of the Gourmet Disclosure Schedule contains a true and complete list of all contracts and agreements of the types listed below to which Gourmet or any Gourmet Subsidiary is a party or by which Gourmet or any Gourmet Subsidiary is bound, other than the Franchise Agreements, the Real Property Leases, the Third Party Leases, the Personal Property Leases, the Plans and agreements relating to the Intellectual Property Rights (as listed in Section 3.23 of the Gourmet Disclosure Schedule, collectively, the "Material Contracts"):

           (i) Contracts that would restrict Gourmet's or any Gourmet Subsidiary's ability to compete in any business in any location;

           (ii) Contracts concerning a partnership or joint venture;

           (iii) Contracts to which any director, officer or employee of Gourmet or any Gourmet Subsidiary or any Affiliate of any thereof is a party (other than agreements relating to employment);

           (iv) Contracts relating to the employment of any officer or employee of Gourmet or any Gourmet Subsidiary listed in Section 3.20 of the Gourmet Disclosure Schedule;

           (v) Contracts relating to the employment of any employee of Gourmet or any Gourmet Subsidiary not listed in Section 3.20 of the Gourmet Disclosure Schedule excluding those that (x) do not create anything other than an "at will" employment relationship, (y) do not require any severance or similar payment by Gourmet in the event of termination of employment and (z) do not require Gourmet or any Gourmet Subsidiary to provide any benefit of any type other than as set forth in Section 3.19 of the Gourmet Disclosure Schedule;

           (vi) Loan agreements, promissory notes, security agreements, deeds of trust and other agreements relating to indebtedness for borrowed money or the deferred purchase price of property (other than trade payables arising in the ordinary course of business);

           (vii) Any other agreement or arrangement continuing over a period of more than 12 months after the date of this Agreement or involving payments to or by Gourmet or any Gourmet Subsidiary of $50,000 or more during any fiscal year, except any such agreement or arrangement which is terminable without penalty by Gourmet or any Gourmet Subsidiary by the giving of not more than 60 days' prior notice;

           (viii) Any agreement under which Gourmet or a Gourmet Subsidiary has agreed to indemnify any other party in an amount that would reasonably be expected to be greater than $100,000, other than indemnities contained in product sale agreements entered into in the ordinary course of business;

           (ix) Any agreement relating to business acquisitions or dispositions not yet consummated, including any separate tax or indemnification agreements; and

           (x) Any other contract or agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K of Gourmet if Gourmet were to file such a report on the date of this Agreement (assuming for this purpose that the fiscal year covered thereby ended on the date of this Agreement).

     The copies of the Material Contracts made available by Gourmet to Parent are true and complete copies thereof as in effect on the date hereof. Except as set forth in Section 3.23 of the Gourmet Disclosure Schedule, neither Gourmet, any Gourmet Subsidiary nor, to the knowledge of Gourmet, any other party is in default under any Material Contract. Each Material Contract is in full force and effect, and will continue to be in full force and effect following the consummation of the transactions contemplated hereby, subject to the receipt of the consents identified in Section 3.4 of the Gourmet Disclosure Schedule.

     Except as set forth in Section 3.23 of the Gourmet Disclosure Schedule, to Gourmet's knowledge, as of the date of this Agreement, no executive officer or director of Gourmet or a Gourmet Subsidiary has, directly or indirectly (through another entity in which such person has a material interest, other than as the holder of less than 5% of a class of capital stock), any material interest in any property or assets of Gourmet (except as a stockholder) or a Gourmet Subsidiary, any competitor, customer, supplier or agent of Gourmet or a Gourmet Subsidiary or any Person that is currently a party to any material contract or agreement with Gourmet or a Gourmet Subsidiary.

     3.24 Insurance. Section 3.24 of the Gourmet Disclosure Schedule contains a list of all insurance policies (including self-insurance arrangements) maintained by Gourmet and the Gourmet Subsidiaries (including coverage limits, deductibles, named insureds and policy periods), all of which policies are in full force and effect. Neither Gourmet nor any Gourmet Subsidiary is in default with respect to any material provision contained in such policy or binder nor has any of Gourmet or a Gourmet Subsidiary failed to give any material notice or present any material claim under any such policy or binder in due and timely fashion. Except as set forth in Section 3.24 of the Gourmet Disclosure Schedule, neither Gourmet nor any Gourmet Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

     3.25 Certain Agreements. Except as set forth in Section 3.25 of the Gourmet Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any of Gourmet's or any Gourmet Subsidiary's employees, officers or directors under any Plan, agreement or otherwise, other than payments of the Merger Consideration, (ii) increase any benefits otherwise payable to any of their employees, officers or directors under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.26 Brokers, Finders, etc. Except for the fees and expenses paid and payable to Salomon Smith Barney Inc. under the engagement agreement previously provided to Parent, the consummation of the transactions contemplated hereby will not, as a result of any action taken by or on behalf of Gourmet or any Gourmet Subsidiary, give rise to any valid claim against Gourmet, any Gourmet Subsidiary, Parent or Mergerco for any brokerage or finder's commission, fee or similar compensation.

     3.27 Bank Accounts; Powers of Attorney. Section 3.27 of the Gourmet Disclosure Schedule sets forth a list of all bank and brokerage accounts maintained by Gourmet and the Gourmet Subsidiaries, together with the names of all authorized signatories for such accounts, and all safe deposit boxes maintained by Gourmet and the Gourmet Subsidiaries and all Persons authorized to gain access thereto. Section 3.27 of the Gourmet Disclosure Schedule also sets forth a list of all powers of attorney granted by Gourmet and the Gourmet Subsidiaries.

     3.28 Anti-Takeover Laws. Gourmet has taken all action necessary such that no "fair price," "control share acquisition," "business combination" or similar statute will apply to the Merger or the execution, delivery or performance of this Agreement. Gourmet does not have any rights agreement or poison pill.

     3.29 Investment Company Act. Neither Gourmet nor any Gourmet Subsidiary is an "Investment Company" within the meaning of such term under the Investment Company Act of 1940.

     3.30  Environmental Matters.

     (a) Except as described in Section 3.30 of the Gourmet Disclosure Schedule, to the knowledge of Gourmet: (i) Gourmet and the Gourmet Subsidiaries have complied in all material respects with and are currently in compliance in all material respects with all applicable Environmental Laws (as defined below);
(ii) the properties currently owned, leased or operated by Gourmet and the Gourmet Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned, leased or operated by Gourmet or any of the Gourmet Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Gourmet or any of the Gourmet Subsidiaries; (iv) neither Gourmet nor any of the Gourmet Subsidiaries are or alleged to be subject to liability for any Hazardous

Substance disposal or contamination on the property of any third party; (v) neither Gourmet nor any of the Gourmet Subsidiaries have released any Hazardous Substance except in compliance in all material respects with applicable law and in a manner that would not reasonably be expected to result in material liability to Gourmet or any Gourmet Subsidiary; and (vi) neither Gourmet nor any of the Gourmet Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Gourmet or any of the Gourmet Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law. For purposes of this Section 3.30, a property shall be deemed to be "contaminated" with a Hazardous Substance only if the Hazardous Substance is present in such quantity as to give rise to any remediation obligation or other liability under applicable Environmental Laws.

     (b) As used herein, the term "Environmental Law" means any and all federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment or the public health and welfare, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     (c) As used herein, the term "Hazardous Substance" means any substance that is: (i) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to or is otherwise regulated by any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

     (d) The representations and warranties in this Section 3.30 are intended to be the only representations and warranties of Gourmet relating to environmental matters. No other representation or warranty made by Gourmet shall extend to or cover such matters, even though it is, by its terms, broad enough to do so.

                                   SECTION 4

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

     In order to induce Gourmet to enter into this Agreement, Parent and Mergerco jointly and severally represent and warrant as follows, except as set forth in the disclosure schedule delivered by Parent to Gourmet on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer:

     4.1 Due Incorporation and Good Standing. Parent and Mergerco are corporations duly incorporated, each of which is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own its assets and carry on its business as presently conducted and to enter into and perform its obligations under this Agreement.

     4.2 Authorization of Transaction. This Agreement has been duly executed and delivered by Parent and Mergerco and constitutes, and, when executed and delivered at the Closing, each of the other agreements or instruments to be delivered pursuant to this Agreement to which Parent or Mergerco is a party will have been duly executed and delivered by Parent and Mergerco and will constitute, the legal, valid and binding obligation of Parent and Mergerco, enforceable in accordance with their terms, subject to bankruptcy and other laws affecting creditors rights' generally and to general principles of equity.

     4.3 No Conflicting Agreements; Consents. The execution, delivery and performance by each of Parent and Mergerco of this Agreement and each of the other agreements or instruments to be delivered pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (whether with the passage of time, the giving of notice or both) result in (i) a violation of any order, judgment or decree of any court or any governmental agency or body having jurisdiction over Parent or Mergerco or any of their assets, (ii) a breach of or default under or the acceleration of any obligation under any material agreement, instrument, lease, contract, mortgage, deed or license to which Parent or Mergerco is a party or by which Parent or Mergerco or any of their assets are bound or affected, or (iii) a violation of or a conflict with their respective Charter Documents. Except for consents, filings and approvals referred to in Section 3.4 of the Gourmet Disclosure Schedule, no notice to, or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or other Person is required to be obtained or made by Parent or Mergerco in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by this Agreement, except where any of the foregoing, individually or in the aggregate, does not and would not prevent or materially delay the consummation of the Merger.

     4.4 Solvency. Based on the assumption that Gourmet's representations and warranties in this Agreement are true and correct in all material respects on the date hereof and will be true and correct in all material respects at the Closing, at the Effective Time and after giving effect to any changes in Gourmet's assets and liabilities as a result of the Merger and giving effect to the financing for the Merger and the use of the proceeds therefrom, (i) the fair value and present fair saleable value of the Surviving Corporation's assets would exceed the Surviving Corporation's stated liabilities (including identified contingent liabilities), (ii) the Surviving Corporation should be able to pay its debts as they become absolute and mature and (iii) the capital remaining in the Surviving Corporation would not be unreasonably small capital for the business in which the Surviving Corporation is engaged, as management of Gourmet has indicated that such business is now conducted and as management of Parent has indicated that such business is proposed to be conducted following the consummation of the Merger.

     4.5 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, the financing described in Section 4.5, Mergerco has not incurred any obligations or liabilities, engaged in any business or activities or entered into any agreements or arrangements with any Person.

     4.6 Financing. Parent has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds necessary to consummate the Merger and pay the Merger Consideration as provided in Section 2.3, and to pay related fees and expenses, and will make such funds available to Mergerco. Parent has provided Gourmet with true and complete copies of all commitments and agreements from third parties to provide such financing to Parent or Mergerco. Parent shall keep Gourmet fully informed with respect to the status and details of such financing and shall give Gourmet prompt notice of any adverse change with respect to such financing.

     4.7 Brokers, Finders, etc. The consummation of the transactions contemplated hereby will not, as a result of any action taken by or on behalf of Parent or Mergerco, give rise to any valid claim against Gourmet, any Gourmet Subsidiary, Parent or Mergerco for any brokerage or finder's commission, fee or similar compensation.

     4.8 HSR Matters. Parent is as of the date of this Agreement its ultimate parent entity, as that term is defined in 16 C.F.R. sec. 801.1(a)(3). At the time of closing, Midway Investors LLC, a Delaware limited liability company ("Midway LLC"), will be the ultimate parent entity of Parent. Neither Parent, Midway LLC nor any entity controlled by either of them has, or at the time of closing will have, a regularly prepared balance sheet. Neither Parent, Midway LLC nor any entity controlled by either of them has, or at the time of closing will have, a regularly prepared annual statement of income and expense. Parent has, and at the time of closing Midway LLC and Parent will have, total assets, as defined by 16 C.F.R. sec. 801.11(e), of less than $10 million.

                                   SECTION 5

                               CERTAIN COVENANTS

     5.1 Conduct of Business Pending the Effective Time. Except as contemplated by this Agreement or as disclosed in writing to Parent, during the period from the date of this Agreement to the Effective Time, Gourmet shall and shall cause the Gourmet Subsidiaries to in all material respects conduct their operations according to their ordinary and usual course of business and consistent with past practice, and Gourmet shall and shall cause the Gourmet Subsidiaries to use commercially reasonable efforts to preserve intact in all material respects the business organization of Gourmet and the Gourmet Subsidiaries, keep available the services of their current officers and key employees, and preserve in all material respects the good will of those having advantageous business relationships with them, provided that Gourmet and the Gourmet Subsidiaries shall not be required to make any payments or enter into or amend any contractual arrangements or understandings to satisfy the foregoing obligations. Without limiting the generality of the foregoing, and except as expressly set forth in this Agreement, Gourmet will not and shall cause the Gourmet Subsidiaries not to, without the prior written consent of Parent, which consent will be either granted or denied as promptly as practicable after any request for such consent:

           (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than shares of Gourmet Common Stock issuable pursuant to options or other rights disclosed in Section 3.5 of the Gourmet Disclosure Schedule;

           (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities;

           (iii) declare or pay any dividend or distribution on the Gourmet Common Stock;

           (iv) except as permitted under Section 2.8.2 and Section 5.6 and except pursuant to agreements or arrangements in effect on the date hereof and listed in Section 3.23 of the Gourmet Disclosure Schedule, purchase, sell or otherwise dispose of or encumber (or enter into any agreement to purchase, sell or otherwise dispose of or encumber) material properties or material assets except in the ordinary course of business;

           (v) adopt any amendments to the Charter Documents of Gourmet or any Gourmet Subsidiary;

           (vi) (a) increase the compensation of any of its directors, officers or employees, except for increases to non-director, non-officer employees in the ordinary course of business and consistent with past practice or pursuant to the terms of agreements or plans currently in effect and listed in Section 3.19 or
3.23 of the Gourmet Disclosure Schedule, (b) pay or agree to pay any pension, retirement allowance or other post-employment benefit to any director, officer or employee which is not required or permitted by any existing plan, agreement or arrangement, (c) commit itself to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, or (d) except as required by applicable law, amend in any respect any such plan, agreement or arrangement;

           (vii) (a) incur any amount of long-term indebtedness for borrowed money or issue any amount of debt securities or assume, guarantee or endorse the obligations of any other Person, other than the negotiation of checks in the ordinary course of business, or (b) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not to exceed $20,000 individually and $200,000 in the aggregate);

           (viii) incur any short-term indebtedness for borrowed money, other than revolving credit borrowings in the ordinary course of business in an aggregate amount not to exceed $10,000,000 under existing agreements listed in
Section 3.23 of the Gourmet Disclosure Schedule; or

           (ix) amend the terms of any agreement or instrument relating to indebtedness for borrowed money.

     5.2 Access to Information. Prior to the Effective Time, Gourmet shall afford Parent, its accountants, counsel and other representatives and representatives of the entities providing financing to Parent reasonable access during reasonable business hours and upon reasonable advance notice to (i) all of Gourmet's and the Gourmet Subsidiaries' financial statements, properties, books, contracts, commitments and records, (ii) all other information concerning the business or the assets of Gourmet and the Gourmet Subsidiaries as Parent may reasonably request, and (iii) members of management. Information obtained by Parent pursuant to this Section 5.2 shall be subject to the provisions of the confidentiality agreement between Gourmet and Fairmont Capital dated February 24, 2000 (the "Confidentiality Agreement"), which agreement remains in full force and effect, except insofar as such provisions would expressly prohibit Parent from taking any of the actions contemplated by this Agreement. By executing this Agreement, Parent and Mergerco each agree that it has become a party to the Confidentiality Agreement, without the necessity of signing the Confidentiality Agreement as a separate document. At the request of Parent from time to time, Gourmet will provide a good faith estimate by category as of the most recent practicable date of Gourmet's out-of-pocket expenses incurred to such date and expected to be incurred through the Closing in connection with the transactions contemplated by this Agreement.

     5.3 Environmental Matters. Gourmet shall make available to Parent and Mergerco all investigations, reports, assessments and other materials in its possession relating to the compliance of the Real Property with applicable federal and state laws relating to the protection of the environment or the existence of any obligations or liabilities arising thereunder. Gourmet shall cooperate with Parent and Mergerco in making any environmental investigations of the Real Property that Parent or Mergerco deems appropriate; provided that (i) Parent and Mergerco shall obtain Gourmet's written consent prior to entering any Real Property and prior to conducting any assessment or testing with respect thereto and (ii) Gourmet shall have entered into an agreement reasonably satisfactory to it with each contractor of Parent or Mergerco who will perform such testing.

     5.4 Consents. Gourmet will use reasonable commercial efforts to, and Parent and Mergerco will each cooperate in good faith with Gourmet to, obtain the consents, authorizations, approvals or notices listed in Section 3.4 of the Gourmet Disclosure Schedule. Without limiting the generality of the foregoing, Parent agrees upon the request of Gourmet to provide financial and other information concerning the post-merger capitalization of Gourmet to any person from whom a consent is required.

     5.5 Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and Gourmet. Thereafter, Parent, Mergerco and Gourmet will consult with each other before issuing any press release or making any public announcement relating to the subject matter of this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any press release or make any such public announcement prior to such consultation.

     5.6 Other Offers. From the date hereof until the termination hereof, neither Gourmet nor any Gourmet Subsidiary shall, nor shall Gourmet or any Gourmet Subsidiary authorize or permit any of their respective officers, directors, employees, representatives or other agents to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to Gourmet or the Gourmet Subsidiaries or afford access to the properties, books or records of Gourmet or the Gourmet Subsidiaries to, any Person that may be considering making, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Gourmet or any Gourmet Subsidiary; provided, however, that nothing contained in this Agreement shall prevent Gourmet or the Board of Directors of Gourmet from (i) furnishing nonpublic information to, or affording access to the properties, books or records of Gourmet to, or entering into discussions or an agreement with, any Person in connection with an unsolicited Acquisition Proposal by such Person, if and only to the extent that (a) Gourmet's Board of Directors determines in good faith, after receipt of advice from its outside legal counsel, that such action is necessary to comply with their fiduciary duties to the shareholders of Gourmet under applicable law; (b) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Gourmet's Board of Directors receives from such Person an executed confidentiality agreement with customary terms that are no more favorable to such Person than the terms of the Confidentiality Agreement, (c) the Board of Directors of Gourmet concludes in the exercise of its fiduciary duties that the Acquisition Proposal is a Superior Proposal and (d) Gourmet has complied with its obligations under Section 2.8.2 and this Section 5.6, or (ii) taking and disclosing to Gourmet's shareholders any position, and making any related filings with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act with respect to any Alternative Transaction that is a tender offer; provided, that Gourmet's Board of Directors shall not recommend that the shareholders of Gourmet tender their shares of Gourmet Common Stock in connection with any such tender offer unless (a) Gourmet has complied with its obligations under Section 2.8.2 and this Section 5.6 and (b) the Board by majority vote shall have determined in good faith, after receipt of advice from outside legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duties under applicable law. Gourmet will promptly notify Parent after receipt of any Acquisition Proposal or any request for information relating to Gourmet or for access to the properties, books or records of Gourmet by any Person that has made an Acquisition Proposal or any Person who Gourmet believes in its reasonable judgment may be considering making, or has made, an Acquisition Proposal, or any request for any nonpublic information from any Person, and will keep Parent fully informed on a current basis (and in any event within 24 hours) of the status and details of any such Acquisition Proposal, indication or request. Gourmet will take no action with respect to such proposal or inquiry for three Business Days after delivery of such notice to Parent and will negotiate exclusively in good faith with Parent for such three-day period to make such adjustments in the terms and conditions of this Agreement as would enable Gourmet to proceed with the transactions contemplated herein on such adjusted terms; provided, however, that any such proposed adjustments shall be at the discretion of the parties hereto at the time. Without limiting the foregoing, it is understood that any violations of the restrictions set forth in the first sentence of this Section 5.6 by any officer or director of Gourmet or any employee, representative or other agent of Gourmet acting on behalf of or at the request of the Board of Directors of Gourmet, shall be deemed to be a breach of this Section 5.6 by Gourmet.

     Gourmet agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Alternative Transaction or similar transaction or arrangement and will not waive any rights under any confidentiality agreements entered into with such parties and shall use its reasonable efforts to cause any such party (or its agents or advisors) in possession of confidential information about Gourmet that was furnished by or on behalf of Gourmet to return or destroy all such information.

     For all purposes of this Agreement, "Superior Proposal" means a bona fide written proposal made by a third party to acquire Gourmet pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all of its assets or otherwise on terms which a majority of the members of the Board of Directors of Gourmet determines in good faith, taking into account the advice of independent financial advisors and all terms and conditions of the Alternative Transaction, including any break-up or termination fees, expense reimbursement provisions and conditions to consummation, to be more favorable in the aggregate and to provide greater value to Gourmet's shareholders than the Merger (and any revised proposal made by Parent) and for which financing, to the extent required, is then fully committed or is reasonably determined in good faith to be available by the Board of Directors of Gourmet, taking into account the advice of Gourmet's independent financial advisors and applying standards no less stringent than used by the Board in evaluating the financing commitments obtained by Parent and referred to in Section 4.5.

     5.7  Directors' and Officers' Indemnification and Insurance.

        5.7.1 Indemnification. From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects its obligations, to the extent legally permissible, owing to the present and former officers and directors of Gourmet in respect of acts or omissions occurring at or prior to the Effective

Time, pursuant to any indemnification provisions under Gourmet's Charter Documents and Colorado law as in effect on the date hereof or any contract or other arrangement as in effect on the date hereof and listed in Section 5.7.1 of the Gourmet Disclosure Schedule (such provisions, contracts and arrangements being referred to as the "Indemnity Agreements" and the persons entitled to indemnification thereunder being referred to herein as the "Indemnified Parties"), provided that the Surviving Corporation will not be required to indemnify any Indemnified Party with respect to any matter to the extent that such indemnification would not be required under the terms of the Indemnity Agreements as in effect on the date hereof, but would be required under any amendment of the Indemnity Agreements entered into after the date hereof. Without limiting the foregoing, the Surviving Corporation shall advance expenses incurred with respect to the foregoing, as they are incurred, to the extent required under any Indemnity Agreement, provided that the Indemnified Party on whose behalf the expenses are advanced undertakes in writing (which need not be secured) to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

        5.7.2 Insurance. Gourmet as the surviving corporation shall use its best efforts to cause to be maintained in effect for not less than four years from the Effective Time either (i) the current policies of directors' and officers' liability insurance maintained by Gourmet (provided that they may substitute therefor policies of at least substantially similar coverage containing terms and conditions which are no less advantageous so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to and including the Effective Time or (ii) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering items asserted within four years of the Effective Time and arising from facts or events that occurred at or before the Effective Time; provided that, in the event that any claim or claims are asserted or made within such four-year period, such insurance shall be continued in respect of any such claim or claims until final disposition of any and all such claims; and provided further that the Surviving Corporation shall not be obligated to spend annually more than 200% of the average annual premium in effect during the last three years in connection with this Section 5.7.2.

     5.8  Solvency Matters.

        5.8.1 Appraiser. Parent has retained the firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (the "Appraiser") to provide an opinion in writing to the Board of Directors of Gourmet and the Board of Directors of Mergerco in the form attached hereto as Exhibit B (the "Solvency Letter"), based on the proposed financing structure provided to the Appraiser and the Boards of Directors of Gourmet and Mergerco by Parent and its representatives (the "Assumed Financing Structure") and certain other information provided to the Appraiser and the Boards of Directors of Gourmet and Mergerco by or on behalf of Gourmet and Parent, and based on the Appraiser's independent evaluation of the Assumed Financing Structure and such other information as may be necessary or appropriate to enable the Appraiser to deliver the Solvency Letter.

        5.8.2 Solvency Letter. The Appraiser will be requested to deliver the Solvency Letter on or before a specified date that is not less than five (5) Business Days prior to the anticipated Closing (the "Delivery Date"). If (i) the Appraiser fails to deliver the Solvency Letter on or before the Delivery Date or
(ii) the Solvency Letter is not in the form of Exhibit B, Gourmet, at its option, shall be entitled to terminate this Agreement pursuant to Section 7.1.4(iii) within three Business Days after (x) the Delivery Date in the event the Appraiser does not deliver the Solvency Letter, (y) the date prior to the Delivery Date that the Appraiser advises Parent and Gourmet in writing that it will be unable to deliver the Solvency Letter or (z) the date Gourmet informs the Appraiser and Parent that the Solvency Letter is not in the form of Exhibit B.

        5.8.3 Financing Structure. Parent represents and warrants to Gourmet that the Assumed Financing Structure reflected in the Solvency Letter will fairly and accurately reflect the financing that Parent will put in place to finance the Merger. Following receipt of the Solvency Letter, Parent shall be entitled to modify the Assumed Financing Structure in any material respect only if the Appraiser is able at the time of such proposed modification to reaffirm in writing the Solvency Letter, with respect to the modified Assumed Financing Structure, and such written confirmation is acceptable to the Board of Directors of Gourmet.

        5.8.4 Cooperation. Each of the parties shall cooperate with the Appraiser in connection with the preparation of the Solvency Letter and any reaffirmation thereof, including, without limitation, providing the Appraiser with any information reasonably available to it necessary for the Appraiser's preparation of such letters.

     5.9  Employee Matters.

        5.9.1 Comparable Benefits. During the period commencing at the Effective Time and ending December 31, 2001, the Surviving Corporation shall provide the employees of Gourmet and the Gourmet Subsidiaries (the "Company Employees") with benefits (other than stock and stock-based benefits and the value thereof) substantially equivalent to the benefits provided to such employees by Gourmet and the Gourmet Subsidiaries identified in Section 5.9.1 of the Gourmet Disclosure Schedule; provided however, this covenant shall not prohibit changes in benefit plans in the ordinary course of business on a basis reasonably consistent with the practices of Gourmet prior to the Effective Time. The Surviving Corporation will treat, and cause its benefit plans to treat, the service of the Company Employees with Gourmet or any Gourmet Subsidiary attributable to any period before the Effective Time as service rendered to the Surviving Corporation for purposes of eligibility to participate, vesting and for other benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount). Without limiting the foregoing, the Surviving Corporation shall not treat any Company Employee as a "new" employee for purposes of any exclusions under any health or similar plan of the Surviving Corporation for a pre-existing medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

        5.9.2 Compensation Arrangements. Following the Effective Time, the Surviving Corporation shall honor and shall cause its Subsidiaries to honor (i) in accordance with their terms, all written individual employment, termination, severance, transaction bonus, change in control, post-employment and other compensation agreements, arrangements and plans existing prior to the execution of this Agreement and referred to in Section 3.19 of the Gourmet Disclosure Schedule ("Disclosed Employment Arrangements"), which are between Gourmet or any Gourmet Subsidiary and any director, officer or employee thereof, and (ii) all legally imposed obligations relating to employment matters pursuant to applicable law. Notwithstanding anything to the contrary contained herein, no officer or employee shall have any right to continued employment or any other right, except to the extent specifically set forth in such officer's or employee's Disclosed Employment Arrangement.

        5.9.3  Continuation of Plans.  Except as expressly provided in this
Section 5.9, the Surviving Corporation shall have sole discretion with respect to the determination as to whether to terminate, merge or continue any employee benefit plans and programs of Gourmet or any Gourmet Subsidiary. Nothing in this Agreement shall alter or limit the Surviving Corporation's obligations, if any, under ERISA, as amended by the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Health Insurance Portability and Accountability Act of 1996 with respect to the rights of the Gourmet Employees and their qualified beneficiaries in connection with the group health plan maintained by Gourmet as of the Effective Time.

     5.10 Notification of Certain Matters. Between the date hereof and the Closing, Gourmet shall give prompt notice to Parent, and Parent shall give prompt notice to Gourmet, of (i) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause (a) any representation or warranty contained in this Agreement that is qualified by a reference to a Material Adverse Effect or otherwise contains a materiality qualifier to be untrue or inaccurate or (b) any representation or warranty in this Agreement that is not so qualified to be untrue or inaccurate in any material respect and (ii) any material failure of Gourmet or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.11  Amendments to Certain Plans.

     (i) Promptly after the date hereof, Gourmet shall take all necessary and appropriate action to modify the Gourmet Deferred Compensation Plan and the Gourmet Deferred Stock Plan for Directors to require the termination of each such Plan and the payout of all benefits thereunder upon the consummation of the Merger and, with respect to the Gourmet Deferred Stock Plan for Directors, that all payments made under such Plan in respect of quarters ending after March 31, 2001 will be made in cash.

     (ii) Promptly after the date hereof, Gourmet shall take all necessary and appropriate action to suspend effective as of the quarter beginning April 1, 2001, any further offering of its stock under the Gourmet Employee Stock Purchase Plan during the term of this Agreement and, contingent upon the consummation of the Merger, to terminate such Plan as of the Effective Time. Nothing in this Section 5.11(ii) shall prohibit the issuance of shares under the Gourmet Employee Stock Purchase Plan for the quarter ending March 31, 2001.

     5.12 Covenant Against Competition. At the Closing, Gourmet shall deliver to Parent a Noncompetition Agreement and an Escrow Agreement in the forms attached hereto as Exhibit C duly executed by Gourmet and Charles R. Frederickson, and, in the case of the Escrow Agreement, the escrow agent named therein, together with evidence that VICORP has paid into the escrow contemplated thereby the full amount of the consideration payable thereunder.

                                   SECTION 6

                              CONDITIONS PRECEDENT

     6.1 Conditions Precedent to Obligations of Gourmet. The obligations of Gourmet to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Gourmet in writing:

        6.1.1 Representations; Covenants; Certificate. The representations and warranties of Parent and Mergerco contained in Section 4, if qualified by a reference to materiality or similar qualifiers, shall be correct and complete, and if not so qualified, shall be correct and complete in all material respects, as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that representations and warranties that are made as of a specific date shall be correct and complete only as of such date). Parent and Mergerco each shall have complied in all material respects (without giving duplicative effect to any materiality qualifier contained in such covenant) with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Each of Parent and Mergerco shall have delivered to Gourmet a certificate, dated the date of the Closing and signed by each of its President or a Vice President, to the effect that the conditions set forth in this Section 6.1.1 have been fulfilled.

        6.1.2 Other Agreements. Parent and Mergerco shall have executed and delivered each of the other agreements and instruments to be delivered by them pursuant to this Agreement.

     6.2 Conditions Precedent to Obligations of Parent and Mergerco. The obligations of Parent and Mergerco to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or contemporaneously with the Effective Time, of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Parent in writing:

        6.2.1 Representations; Covenants; Certificate. The representations and warranties of Gourmet contained in Section 2.1 or Section 3, if qualified by a reference to materiality or similar qualifiers, shall be correct and complete, and if not so qualified, shall be correct and complete in all material respects, as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except that representations and warranties that are made as of a specific date shall be correct and complete only as of such date and except for changes in the number of outstanding shares of

Gourmet Common Stock upon the exercise of options, warrants, securities or other rights to purchase, subscribe for or otherwise acquire any shares of Gourmet Common Stock as disclosed in Section 3.5 of the Gourmet Disclosure Schedule), provided that this condition shall be deemed satisfied unless the facts or circumstances underlying the failure of such representations and warranties to be correct and complete, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect. If there is a breach of the representations and warranties set forth in Section 3.7 such that the Financial Statements fail to fairly present the financial condition of Gourmet as of the dates thereof and the results of operations of Gourmet for the periods presented therein (subject, in the case of unaudited financial statements to normal year-end audit adjustments), and if the change necessary to cause such Financial Statements to fairly present the financial condition of Gourmet as of the dates thereof and the results of operations of Gourmet for the periods presented therein would have a Material Adverse Effect on the financial condition or results of operations of Gourmet as reflected in the Financial Statements, then such failure or breach shall be deemed to have a Material Adverse Effect on Gourmet. Gourmet shall have complied in all material respects (without giving duplicative effect to any materiality qualifier contained in such covenant) with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Gourmet shall have delivered to Parent a certificate, dated the date of the Closing and signed by its President or a Vice President, to the effect that the conditions set forth in this Section 6.2.1 have been fulfilled.

        6.2.2 Other Agreements. Gourmet shall have executed and delivered each of the other agreements and instruments to be delivered by it pursuant to this Agreement.

        6.2.3 Required Consents. All notices, consents, approvals, orders, authorizations, declarations and filings described in Section 3.4 of the Gourmet Disclosure Schedule shall have been given, obtained or made; provided that the failure to give, obtain or make one or more of the foregoing shall not result in the nonfulfillment of this condition unless such failure would have a Material Adverse Effect.

        6.2.4 Environmental Matters. The environmental investigations undertaken by Parent or Mergerco under Section 5.3 shall not have revealed any condition or liability that has or would reasonably be expected to have a Material Adverse Effect.

        6.2.5 Benefit Plans. Gourmet shall have fulfilled its obligations under Section 5.11.

        6.2.6 Financing. The Parent and Mergerco shall have obtained debt financing in the amounts set forth in the commitment letters referred to in
Section 4.6.

     6.3 Conditions Precedent to the Obligations of Each Party. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the additional conditions that (i) no temporary restraining order, preliminary or permanent injunction or other order by any United States federal or state court or governmental body prohibiting, preventing or materially restraining the consummation of the transactions contemplated by this Agreement shall have been issued and shall not have expired or been withdrawn or reversed and there shall be no pending or threatened litigation or other proceeding seeking to prohibit, prevent or materially restrict or impose any material limitations on the consummation of such transactions; it being agreed that the parties shall use their commercially reasonable efforts to cause any such temporary restraining order, preliminary or permanent injunction or other order to be vacated or lifted as promptly as possible and (ii) the shareholders of Gourmet shall have approved this Agreement and the Merger at the Special Meeting in accordance with applicable law and the Charter Documents of Gourmet.

                                   SECTION 7

                                  TERMINATION

     7.1 Right to Terminate. The parties may terminate this Agreement as follows:

        7.1.1 Mutual Consent. Parent and Gourmet may terminate this Agreement by mutual written consent at any time prior to the Closing.

        7.1.2 Mutual Termination Rights. Either Gourmet or Parent may terminate this Agreement if (i) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1.2(i) shall not be available to any party whose breach of this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) the shareholders of Gourmet do not approve this Agreement and the Merger at the Special Meeting or any adjournment thereof.

        7.1.3 Termination Rights of Parent. Parent may terminate this Agreement at any time prior to the Closing:

           (i) if Gourmet's Board of Directors shall have (a) failed to include in the Proxy Statement its recommendation without modification or qualification that the shareholders of Gourmet approve this Agreement and the Merger, (b) approved or recommended or entered into any agreement with respect to any other Acquisition Proposal, (c) withdrawn, modified or qualified its recommendation of this Agreement or the Merger in a manner adverse to the interests of Parent or Mergerco or failed to affirm its recommendation of the Merger within 2 days after being requested to do so by Parent or (d) resolved to do any of the foregoing; or

           (ii) if Gourmet has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of Parent and Mergerco set forth in Section 6.2, Parent has notified Gourmet of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 15 days after the notice of breach.

        7.1.4 Termination Rights of Gourmet. Gourmet may terminate this Agreement at any time prior to the Closing:

           (i) if Parent or Mergerco has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of Gourmet set forth in Section 6.1, Gourmet has notified Parent of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 15 days after the notice of breach;

           (ii) if, after it has received a Superior Proposal in compliance with
Section 5.6 and otherwise complied with all of its obligations under Sections
2.8.2 and 5.6, Gourmet's Board of Directors determines in good faith to terminate this Agreement, after its receipt of advice from outside legal counsel that such action is necessary to comply with their fiduciary duties to the shareholders of Gourmet under applicable law; or

           (iii) as provided in Section 5.8.2.

        7.1.5 Notice of Termination. The party desiring to exercise a right to terminate this Agreement pursuant to Sections 7.1.2, 7.1.3 or 7.1.4 shall do so by giving notice of termination to the other party, specifying the Section and the particular clause under which the termination is being effected. Any such termination by Gourmet pursuant to Section 7.1.4(ii) must be accompanied by the Termination Fee referred to in Section 7.3.

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, no party hereto (or any of its officers or directors) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 7.3 and Section 8.1 and except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

     7.3  Termination Fee.

        7.3.1 Upon Termination. If (i) Parent shall terminate this Agreement pursuant to clause (i) of Section 7.1.3 hereof or (ii) Gourmet shall terminate this Agreement pursuant to clause (ii) of Section 7.1.4, then, in either case, Gourmet shall pay to Parent, within five Business Days of such termination (unless required at the time of such notice of termination pursuant to Section 7.1.5), a fee, in cash, in the amount of 3.5% of the aggregate Merger Consideration payable hereunder based on the number of shares of Gourmet Common Stock outstanding immediately prior to the termination, assuming the exercise of all options, warrants, securities and other rights to purchase, subscribe for or otherwise acquire any capital stock of Gourmet as set forth in Section 3.5 of the Gourmet Disclosure Schedule (the "Termination Fee"); provided, in either case, that neither Parent nor Mergerco is in breach of this Agreement on the date of such termination.

        7.3.2 Upon Subsequent Transaction. If (a) this Agreement is terminated by either party pursuant to clause (ii) of Section 7.1.2, (b) an Acquisition Proposal (other than with Parent) is pending at the time of the Special Meeting or at the time of such termination, and (c) within 12 months after such termination, Gourmet shall consummate an Alternative Transaction, then immediately prior to, and as a condition of, consummation of such Alternative Transaction, Gourmet shall pay to Parent upon demand an amount in cash equal to the Termination Fee; provided, that (i) no such amount shall be payable if either Parent or Mergerco was in breach of this Agreement on the date of such termination and (ii) no such amount shall be payable if the Termination Fee shall have already been paid in accordance with Section 7.3.1.

                                   SECTION 8

                                 MISCELLANEOUS

     8.1 Survival. The representations, warranties, covenants and agreements made in this Agreement or in any instrument, agreement, certificate or other document delivered pursuant to this Agreement shall not survive the Closing or any termination of this Agreement, except that (i) the Confidentiality Agreement shall survive the execution and any termination of this Agreement, (ii) the provisions of Sections 2.4, 2.7, 2.9, 5.7 and 5.9 shall survive the Closing,
(iii) Section 7.2 and Section 7.3 shall survive any termination of this Agreement and (iv) the provisions of this Section 8 shall survive the Closing and any termination of this Agreement.

     8.2 Jurisdiction. Each of the parties hereto (i) agrees that any legal action or proceeding with respect to any dispute that arises out of this Agreement or any of the transactions contemplated hereby may be brought in the state or federal courts of the State of Colorado, (ii) hereby submits itself to the non-exclusive personal jurisdiction of such courts and (iii) agrees to service of process in any manner acceptable for the giving of notice under
Section 8.5.

     8.3 Amendments and Supplements. At any time prior to the Effective Time, this Agreement may be amended or supplemented by a written instrument signed by Parent, Mergerco and Gourmet, subject to Section 2.8.3.

     8.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS RULE OR PROVISION THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

     8.5 Notices. All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and shall be sent by telecopy, hand delivery or reputable overnight courier. The telecopier numbers and addresses of the parties set forth below shall be used for the delivery of notices unless and until a party changes its telecopier number or address for such purposes by notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecopy, when transmission of the telecopy is confirmed by the sender's telecopier,

(ii) if given by reputable overnight courier, one business day after being delivered to the courier or (iii) if given by any other means, when actually received.

     To Gourmet:
        400 West 48th Avenue
        Denver, Colorado 80216
        Attention: Stanley Ereckson, Jr.
        Telecopier: (303) 672-2668

     With a copy to:
        Sherman & Howard L.L.C.
        633 Seventeenth Street, Suite 3000
        Denver, Colorado 80202
        Attention: Andrew L. Blair, Jr.
        Telecopier: (303) 298-0940

     To Parent or Mergerco:
        Goldner Hawn Johnson & Morrison, Inc.
        5250 Norwest Center
        90 South Seventh Street
        Minneapolis, Minnesota 55402-4123
        Attention: Michael Sweeney
        Telephone: 612-347-0151
        Telecopier: 612-338-2860

     and
        BancBoston Capital, Inc.
        175 Federal Street
        10th Street
        Boston, Massachusetts 02110
        Attention: Craig H. Deery
        Telephone: 617-434-0025
        Telecopier: 617-434-1153

     With a copy to:
        John R. Utzschneider
        Bingham Dana LLP
        150 Federal Street
        Boston, Massachusetts 02110
        Telephone: 617-951-8852
        Telecopier: 617-951-8736

     8.6 Entire Agreement, Assignability, Etc. This Agreement (including the Schedules and Exhibits attached hereto) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the transactions and matters contemplated hereby, (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Indemnified Parties shall be third party beneficiaries of the obligations of Gourmet and Parent under Section 5.7, and
(iii) shall not be assignable by either party without the prior written consent of the other party except that Parent and Mergerco shall be permitted to assign this Agreement as collateral effective at or after the Closing.

     8.7 Exclusivity of Representations. Gourmet has not and shall not be deemed to have made to Parent or Mergerco any representation or warranty other than as expressly made by Gourmet in Section 2.1 and Section 3. Parent and Mergerco have not and shall not be deemed to have made to

Gourmet any representation or warranty other than as expressly made by Parent and Mergerco in Section 4.

     8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

     8.9 Headings; Terms. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. Defined terms will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense. The word day means a calendar day. All references to "Sections" are to sections of this Agreement unless indicated otherwise.

     8.10 Waivers. No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

     8.11 Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

     8.12 Expenses. Whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby.

     8.13 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring a party by virtue of the authorship of any of the provisions of this Agreement.

     8.14 Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. For purposes of this Agreement, with respect to any matter that is clearly disclosed in any portion of the Gourmet Disclosure Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Gourmet Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

     8.15 Waiver of Jury Trial. Each party hereto waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, any agreement, contract or other document or instrument executed in connection herewith, or any of the transactions contemplated hereby.

     8.16 Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury may be caused for which money damages may not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to seek an injunction restraining any violation or threatened violation of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                            GOURMET:

                                            VICORP RESTAURANTS, INC.

                                            By:/s/ CHARLES R. FREDERICKSON
                                            ------------------------------------
                                            Title: Chairman
                                                  ------------------------------

                                            PARENT:

                                            MIDWAY INVESTORS HOLDINGS, INC.

                                            By:  /s/ MICHAEL T. SWEENEY
                                            ------------------------------------
                                            Title:
                                                  ------------------------------

                                            MERGERCO:

                                            GOURMET ACQUISITION CO.

                                            By:   /s/ MICHAEL T. SWEENEY
                                              ----------------------------------
                                            Title:
                                                  ------------------------------

                                   EXHIBIT A

                                 PLAN OF MERGER
                            GOURMET ACQUISITION CO.
                                 WITH AND INTO
                            VICORP RESTAURANTS, INC.

     1. Parties. The parties to the merger are Gourmet Acquisition Co., a Colorado corporation ("Mergerco"), and VICORP Restaurants, Inc., a Colorado corporation ("Gourmet").

     2. Surviving Corporation. Mergerco shall be merged with and into Gourmet, which shall be the surviving corporation in the merger, pursuant to the provisions of Section 7-111-101 of the Colorado Business Corporation Act. The separate existence of Mergerco shall cease at the effective time of the merger.

     3. Articles and Bylaws. Upon the effective time of the merger, the Articles of Incorporation and Bylaws of Mergerco shall be the Articles of Incorporation and Bylaws of the surviving corporation and shall continue in full force and effect until thereafter amended in the manner prescribed by the provisions of the Colorado Business Corporation Act and such Articles of Incorporation and Bylaws.

     4. Directors and Officers. The directors and officers of Mergerco at the effective time of the merger shall, from and after such effective time, be the directors and officers of the surviving corporation, and shall hold their positions until the election or appointment and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Articles of Incorporation and Bylaws of the surviving corporation, or as otherwise provided by applicable law.

     5. Effect of Merger. Upon the effective time of the merger, all property, real, personal and mixed, and all debts due to either Gourmet or Mergerco, as well as all other things and causes of action belonging to each of them, shall be vested in the surviving corporation, and shall thereafter be the property of the surviving corporation as they were of each of the corporations that have been merged, and all debts, liabilities and duties of each of the corporations that have been merged shall thereafter attach to the surviving corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     6. Conversion of Shares. At the effective time of the merger, by virtue of the merger and without any action on the part of any other person or entity (i) each share of common stock of Mergerco issued and outstanding immediately prior to such effective time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of Gourmet common stock,
(ii) each share of common stock of Gourmet which is held by Midway Investors Holdings, Inc., a Delaware corporation, or Mergerco and any issued shares of Gourmet common stock held in the treasury of Gourmet shall automatically be canceled and retired and no payment shall be made with respect thereto, and
(iii) each share of common stock of Gourmet issued and outstanding immediately prior to such effective time, other than those shares described in clause (ii), shall be automatically converted into the right to receive an amount of cash equal to $25.65; provided that any shares of Gourmet common stock as to which dissenter's rights are properly exercised and maintained pursuant to Article 113 of the Colorado Business Corporation Act shall not be converted as provided in clause (iii), but shall be disposed of as required by that Article.

[NAME]
[COMPANY]
[DATE]

                                   EXHIBIT B

                                SOLVENCY OPINION

September 19, 2000

To The Board of Directors
  XYZ Company

LENDERS

Dear Directors and Lenders:

     We understand that                (the "Company") has entered into
                                             . The merger and related
transactions are referred to collectively herein as the "Transaction." It is our understanding that a significant part of the financing for the Transaction will be obtained by the Company from one or more institutional lenders (the "Lenders").

     You have requested our written opinion (the "Opinion") as to the matters set forth below. This Opinion values the Company as a going-concern (including goodwill), on a pro forma basis, immediately after and giving effect to the Transaction and the associated indebtedness. For purposes of this Opinion, "fair value" shall be defined as the amount at which the Company would change hands between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both; and "present fair saleable value" shall be defined as the amount that may be realized if the Company's aggregate assets (including goodwill) are sold as an entirety with reasonable promptness in an arm's length transaction under present conditions for the sale of comparable business enterprises, as such conditions can be reasonably evaluated by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey"). We have used the same valuation methodologies in determining fair value and present fair saleable value for purposes of rendering this Opinion. The term "identified contingent liabilities" shall mean the stated amount of contingent liabilities identified to us and valued by responsible officers of the Company, upon whom we have relied upon without independent verification; no other contingent liabilities will be considered. Being "able to pay its debts as they become absolute and mature" shall mean that, assuming the Transaction has been consummated as proposed, the Company's financial forecasts for the period 2000 to 2005 indicate positive cash flow for such period, including (and after giving effect to) the payment of installments due under loans made pursuant to the indebtedness incurred in the Transaction, as such installments are scheduled at the close of the Transaction. It is Houlihan Lokey's understanding, upon which it is relying, that the Company's Board of Directors and any other recipient of the Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Houlihan Lokey's Opinion hereunder.

     Notwithstanding the use of the defined terms "fair value" and "present fair saleable value," we have not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which the Company can currently be sold, and we know of no such efforts by others. Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether the Company would actually be sold for the amount we believe to be its fair value and present fair saleable value.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

[NAME]
[COMPANY]
[DATE]

     1. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended 19 and quarterly reports on Form 10-Q for
        the   quarters ended                  , 2000, and Company prepared
        interim financial statements for each Division for the period ended
                         , 2000, which the Company's management has identified as the most current information available;

     2. reviewed copies of the following agreements:
                                                                               ;

     3. reviewed the final proxy statement, dated                     , 19  ;

     4. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

     5. visited certain facilities and business offices of the Company;

     6. reviewed forecasts and projections prepared by the Company's management
        with respect to the Company for the years ended             , 2000
        through 2000;

     7. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     8. reviewed other publicly available financial data for the Company and certain companies that we deem comparable to the Company; and

     9. conducted such other studies, analyses and investigations as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material adverse change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     Based upon the foregoing, and in reliance thereon, it is our opinion as of the date of this letter that, assuming the Transaction had been consummated as proposed, immediately after and giving effect to the Transaction:

          (a) on a pro forma basis, the fair value and present fair saleable value of the Company's assets would exceed the Company's stated liabilities and identified contingent liabilities.

          (b) the Company should be able to pay its debts as they become absolute and mature; and

          (c) the capital remaining in the Company after the Transaction would not be unreasonably small for the business in which the Company is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Transaction.

     This Opinion is furnished solely for your benefit and may not be relied upon by any other person without our express, prior written consent. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our

[NAME]
[COMPANY]
[DATE]

engagement letter dated                     , 2000, and subject to the
understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

                          HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                   EXHIBIT C

                            NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (this "Agreement") is made as of
                      , 2001, by and between VICORP Restaurants, Inc., a Colorado corporation (the Company"), and Charles R. Frederickson ("Restricted Party").

                                    RECITALS

     A. The Company, Midway Investors Inc. ("Midway") and Midway Acquisition Co. have entered into an Agreement and Plan of Merger dated as of February 15, 2001 (the "Merger Agreement"), pursuant to which Midway will acquire the Company in a merger in which shares of common stock of the Company will be converted into the right to receive an amount of cash equal to $25.65 per share. Restricted Party has served as the Chairman of the Board of the Company, but his employment will end upon the consummation of the merger under the Merger Agreement.

     B. The Company would be irreparably injured, and the goodwill of the Company would be irreparably damaged, if Restricted Party were to compete with the Company after the merger.

     C. The Merger Agreement requires, as a condition precedent to the obligations of Midway thereunder, that Restricted Party enter into this Agreement.

                                   AGREEMENT

     NOW THEREFORE, in order to fulfill the condition precedent established in the Merger Agreement and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Noncompetition.

          (a) Period and Conduct. During the period commencing on the date of this Agreement and ending on the fifth anniversary of such date (the "Noncompetition Period"), Restricted Party will not, within the Territory (as defined below), directly or indirectly, as a shareholder, partner, member, owner, employee, consultant, officer, director, agent, lender, investor, or in any other capacity, own, manage, operate, participate in, be employed by, advise, provide financing to or otherwise assist any Person engaged in the Business;

          (b) Business. "Business" means the operation or franchising of restaurants and/or the manufacture or distribution of pies.

          (c) Person. "Person" means any individual and any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

          (d) Territory.  "Territory" means the United States of America.

          (e) Blue Pencil. Restricted Party acknowledges and agrees that the restrictions set forth in this Agreement are reasonable and necessary in duration and scope to protect the legitimate interests and expectations of the Company and intends that this Agreement shall be enforceable in accordance with its terms throughout the Territory. Restricted Party acknowledges that the Company is engaged or intends to engage in the Businesses throughout the United States and that therefore the geographic scope of the restrictions contained herein are necessary to protect the legitimate interests and expectations of the Company. If, contrary to the agreement and intent of the parties, a court of competent jurisdiction should find that any restriction set forth herein is unenforceable as written, whether because it is impermissibly broad in scope or long in duration or because it violates an express statute in a particular jurisdiction, the parties intend and agree that such restriction shall be deemed modified to the minimum extent necessary to render it enforceable in the particular jurisdiction and shall be enforced as so modified. Any such modification shall apply only in the particular jurisdiction under whose laws the restriction is unenforceable as written and shall not affect the scope, duration or enforceability thereof in any other jurisdiction. For that purpose, this Agreement shall be considered a separate agreement for each jurisdiction in the Territory and the enforceability hereof shall be determined separately for each such jurisdiction.

          (f) Permitted Investments. Nothing herein contained will be construed as denying Restricted Party the right to own securities of a corporation that has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, as long as such holdings do not exceed five percent of the outstanding securities of such class of such corporation.

          (g) Consideration. In consideration of the covenants of Restricted Party hereunder, the Company will pay Restricted Party an aggregate amount of $2,000,000 (the "Noncompetition Payments"). Upon the execution of this Agreement, the Company has deposited the full amount of such consideration with Wells Fargo Bank West National Association, as escrow agent (the "Escrow Agent"), under the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"). The consideration shall be paid to Restricted Party as provided in the Escrow Agreement. The Company hereby grants to Restricted Party a security interest in the contents of the escrow established in the Escrow Agreement to secure payment of the consideration due hereunder.

     2. Remedies for Breach.

          (a) Claims Against Escrow. The Company shall not be required to pay Restricted Party any amount in respect of the covenants of Restricted Party hereunder during any period in which Restricted Party is in breach of such covenants. If the Company believes in good faith that Restricted Party is in breach of this Agreement at any time, the Company may give a Default Notice (as defined in the Escrow Agreement) to the Escrow Agent. The amount by which the consideration payable hereunder is reduced shall be proportionate to the portion of the term of this Agreement that Restricted Party was in violation.

          (b) Injunctive Relief. Restricted Party acknowledges and agrees that no remedy at law available to the Company for any breach of any of Restricted Party's obligations hereunder would be adequate, that such breach would cause irreparable injury to the Company, and that, notwithstanding Section 12, and in addition to its rights under Section 2(a), the Company may apply to any court of competent jurisdiction for temporary and permanent injunctive relief to prevent or terminate any breach of this Agreement by Restricted Party without the necessity of proof of actual damage and without having to post a bond or other security in connection therewith.

          (c) Remedies Cumulative. No remedy conferred by any of the specific provisions of this Agreement (including this Section 2) or at law or in equity is intended to be exclusive of any other remedy and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Company will not constitute a waiver of the right to pursue any other available remedy. In addition, the failure of the Company at any time or from time to time to require performance of any of Restricted Party's obligations under this Agreement will in no manner affect such Person's right to require such performance or enforce any provision of this Agreement at a subsequent time.

     3. Application of Severance Agreement. Reference is hereby made to the Severance Agreement between the Company and Restricted Party dated April 17, 1989, as amended by that certain letter agreement dated as of September 20, 2000 (the "Severance Agreement"). The parties hereto agree that, notwithstanding any otherwise applicable term of the Severance Agreement:

          (i) the payment of the Noncompetition Payments shall not be limited by
     Section 6 of the Severance Agreement, and whether any other payments made to the Restricted Party under the Severance Agreement or otherwise are to be limited pursuant to Section 6 of the Severance Agreement shall be determined without taking any account of the Noncompetition Payments; and

          (ii) the Restricted Party shall not be entitled to any additional payment pursuant to Section 7 of the Severance Agreement on account of the Noncompetition Payments, and the Company's obligation to make additional payments to the Restricted Party pursuant to said Section 7 shall be calculated without taking any account of the Noncompetition Payments.

     The Restricted Party agrees that he shall be solely responsible for and shall hold the Company harmless from any income or other taxes (including penalties and additions thereon, but excluding any loss of any deduction) which may be due in respect of or on account of the payment of the Noncompetition Payments or the failure to take such Payments into account under Sections 6 and 7 of the Severance Agreement. The Company and the Restricted Party agree that this Paragraph 3 constitutes an amendment to the terms of the Severance Agreement.

     4. Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings relative to such subject matter. This Agreement may not be modified, terminated or discharged, in whole or in part, except by a writing which is signed by the Company and Restricted Party. No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party hereto will be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver. No representation, promise, inducement or statement of intention has been made to or relied upon by or on behalf of any party that is not set forth in this Agreement.

     5. Severability. Should any provision of this Agreement by found to be invalid or unenforceable against any Person in any circumstances in any jurisdiction, such finding shall not affect (i) the enforceability of any other provision of this Agreement or (ii) the enforceability of such provision against any other Person, in any other circumstances or in any other jurisdiction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and will be construed and interpreted as though drafted by all the parties to this Agreement.

     6. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     7. Notices. All notices, claims, requests, demands, and other communications required hereunder will be in writing and will be deemed to be duly given if: (a) personally delivered (including delivery by Federal Express or other nationally recognized overnight courier) or (b) sent by telecopy as follows:

     If to the Company to:

       VICORP Restaurants, Inc.
       400 West 48th Avenue
       Denver, Colorado 80216
       Telecopy: (303) 672-2668
       Attn:
            --------------------------------

     If to Restricted Party to:

       Charles R. Frederickson

       -----------------------------------------

       -----------------------------------------
       Telecopy:

or to such other address or addresses as the Person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above. Notices will be deemed given and received at the time of such personal delivery or upon confirmation of transmission by the sender's telecopy machine.

     8. Successors and Assigns. This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     9. Headings. The headings of the sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and will not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement.

     10. Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word include (and any variation) is used in an illustrative sense rather than a limiting sense.

     11. Governing Law. This Agreement shall be governed and construed in all respects of the laws of the State of Colorado, without regard to any conflict by laws principles that might otherwise be applicable. If, contrary to this choice of law provision a court outside of Colorado should hold that the laws of the forum jurisdiction govern the validity or enforcement of this Agreement, no interpretation of this Agreement and no decision as to the scope of its enforceability in such state shall affect the interpretation on enforceability hereof in any other state.

     12. Dispute Resolution. Except as provided in Section 2, any dispute arising under this Agreement shall be submitted to binding arbitration in Denver, Colorado. The arbitration shall be conducted before a single arbitrator under the auspices of the Judicial Arbitrator Group or another arbitral body selected by the parties. The arbitrator shall have the authority to grant equitable relief. The prevailing party in any arbitration shall be entitled to recover, in addition to any other relief awarded by the arbitrator, its reasonable costs and expenses, including attorneys' fees, of preparing for and participating in the arbitration. If each party prevails on specific issues in the arbitration, the arbitrator may allocate the costs incurred by all parties on a basis the arbitrator deems appropriate.

     13. Mutual Release. Except as hereafter provided, the Company hereby releases the Restricted Party, and the Restricted Party hereby releases the Company, from any and all claims, demands and causes of action based upon as arising out of events or circumstances occurring or existing prior to the date hereof, whether known or unknown absolute or contingent; provided, however, that
(a) the Company does not release Restricted Party from his obligations under this Agreement and (b) Restricted Party does not release the Company from (i) its obligations under the Severance Agreement, as heretofore extended and as amended hereby, (ii) any right of Restricted Party to receive compensation or reimbursement of expenses in the ordinary course of business through the date hereof or (iii) the rights of Restricted Party to be indemnified as a former officer and director of the Company under the Company's articles of incorporation or bylaws, applicable law, any agreement currently in effect or pursuant to the Merger Agreement, including the obligation of the Company to maintain directors and officers insurance as provided in the Merger Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company and Restricted Party have executed this Agreement as of the day and year above written.

                                            THE COMPANY:

                                            VICORP Restaurants, Inc.

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            RESTRICTED PARTY:


                                            ------------------------------------
                                            Charles R. Frederickson

                     EXHIBIT A TO NONCOMPETITION AGREEMENT

                                ESCROW AGREEMENT

     This Escrow Agreement (the "Agreement") is among Charles R. Frederickson ("Frederickson") and VICORP Restaurants, Inc., a Colorado corporation ("VICORP" and, together with Frederickson, the "Parties") and Wells Fargo Bank West, National Association (the "Escrow Agent").

                                    RECITALS

     WHEREAS the Parties agree to place in escrow certain funds, securities, documents, and/or other property and the Escrow Agent agrees to hold and distribute such funds, securities, documents, and/or other property in accordance with the instructions of the Parties, the Escrow Agent and the Parties make this agreement as follows:

                                   ARTICLE 1

                                   DIRECTIONS

     1.01  Escrowed Property:

          The Parties will deposit with the Escrow Agent the property described in Schedule A (the "Escrowed Property"), attached hereto and incorporated herein by reference.

     1.02  Instructions:

          The Escrow Agent shall hold, invest, if applicable, and disburse the Escrowed Property pursuant to the instructions set forth in Schedule B, attached hereto and, except as provided in section 3.02, incorporated herein by reference.

     1.03  Assignment of Interest:

          The assignment, transfer, conveyance, or hypothecation of any right, title, or interest in and to the subject matter of this Agreement (referred to under this Section 1.03 as "Assignment") shall be binding upon the Escrow Agent upon delivery of notice to the Escrow Agent of the Assignment and payment to the Escrow Agent of all of its fees, in connection with the Assignment, provided the Escrow Agent has given its written assent to the Assignment.

                                   ARTICLE 2

                        COMPENSATION OF THE ESCROW AGENT

     Frederickson agrees to pay the Escrow Agent:

          a. Its fees, charges, and expenses for all services rendered by it under this Agreement; and

          b. Reasonable compensation for services rendered in connection with this Agreement but not expressly provided for herein and reimbursement for those expenses incurred by the Escrow Agent in rendering such services, including, but not limited to Court costs and attorney's fees incurred as a result of any dispute arising out of the Agreement.

     The Escrow Agent shall have a first and prior lien upon the Escrowed Property to secure the payments described under paragraphs a. and b. of this
Article 2. If any such payment is not timely received by the Escrow Agent, the Parties authorize the Escrow Agent to deduct such payment from the Escrowed Property. All such payments due by not paid within 30 days shall accrue interest at the rate of 19 percent per annum.

                                   ARTICLE 3

                       PROVISIONS CONCERNING ESCROW AGENT

     3.01  Authority of Parties:

          The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, and/or rights of the Parties or their agents.

     3.02  Other Agreements:

          The Escrow Agent shall not be a party to, or bound by, any agreement between the Parties other than this Agreement whether or not a copy and/or original of such agreement is held as Escrowed Property; and, the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement between the Parties.

     3.03  Deposited Instruments and/or Funds:

          The Escrow Agent assumes no responsibility for the validity or sufficiency of any instrument held as Escrowed Property, except as expressly and specifically set forth in this Agreement.

     3.04  Late Payments or Performance:

          The Escrow Agent may accept any payment or performance required under this Agreement after the date such payment or performance is due, unless subsequent to such date, but prior to the actual date of payment or performance, the Escrow Agent is instructed in writing by the Parties not to accept such payment or performance.

     3.05  Escheat:

          The Parties are aware that under Colorado law, Escrowed Property which is presumed abandoned may escheat to the State. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors, and assigns, should any or all of the Escrowed Property become escheatable or escheat by operation of law.

     3.06  Non-Liability:

          The Escrow Agent shall not be liable for any act or omission while acting in good faith and in the exercise of its own best judgment. Any act or omission by the Escrow Agent pursuant to the advice of its attorneys shall be conclusive evidence of such good faith. The Escrow Agent shall have the right to consult with counsel at the expense of the Parties whenever any question arises concerning the Agreement and shall incur no liability for any delay reasonably required to obtain such advice of counsel. The Escrow Agent shall not be liable for the alteration, modification or elimination of any right permitted or given under the instructions set forth in Schedule B an/or in any document deposited under the Agreement pursuant to any Statute of Limitations or by reason of laches. The Escrow Agent shall have no further responsibility or liability whatsoever to any or all of the Parties following a partial or complete distribution of the Escrowed property pursuant to this Agreement. The Escrow Agent shall not incur any liability with respect to any act or omission in reliance upon any document, including any written notice or instruction provided for in the Escrow Agreement. In performing its obligations hereunder, the Escrow Agent shall be entitled to presume, without inquiry, the due execution, validity and effectiveness of all documents it receives, and also the truth and accuracy of any information contained therein. The Escrow Agent shall not be responsible or liable for any diminution of principal of the Escrowed Property or any interest penalty, whatsoever, for any reason.

     3.07  Indemnification:

          Frederickson agrees to indemnify and hold harmless the Escrow Agent from any liability, reason of accepting cost, or expense the Agreement whatsoever, and/or Escrowed including, but not

     Property. limited to, attorney's fees incurred by reason of accepting the Agreement and/or Escrowed Property.

     3.08  Disagreements:

          If any disagreement or dispute arises between the Parties to this Agreement concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, the Escrow Agent:

             a. Shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process, court order or indemnification; and

             b. May, in its sole and absolute discretion, interplead the Escrowed Property or that portion of Escrowed Property it then holds with the District Court of the City and County of Denver, State of Colorado, and name the Parties in such interpleader action. Upon filing the interpleader action, the Escrow Agent shall be relieved of all liability as to the Escrowed Property and shall be entitled to recover from the Parties its reasonable attorneys' fees and other costs incurred in commencing and maintaining such action. The Parties by signing this Agreement submit themselves to the jurisdiction of such court and do appoint the Clerk of such Court as their agent for the service of all process in connection with such proceedings. In no event shall the institution of such interpleader action impair the rights of the Escrow Agent described in Section 3.06 of this Article.

                                   ARTICLE 4

                          GENERAL TERMS AND CONDITIONS

     4.01  Extension of Benefits:

          This agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors, and assigns of all of the Parties and the Escrow Agent.

     4.02  Governing Law:

          This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

     4.03  Notices:

          All notices, requests, demands, and other communications required under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given on the date such notice is deposited in the United States mail. If any notice is personally delivered, it shall be deemed given upon the date of such delivery. If notice is given to a party, it shall be mailed or delivered to the addresses set forth below the signature blocks. It shall be the responsibility of the Parties to notify the Escrow Agent in writing of any name or address changes.

     4.04  Entire Agreement:

          This Agreement sets forth the entire agreement and understanding of the Parties hereto.

     4.05  Amendment:

          This Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

     4.06  Waivers:

          The failure on any party to the Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to the Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

     4.07  Headings:

          Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

     4.08  Counterparts:

          This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument

     4.09  Resignation or Removal of Escrow Agent:

          The Escrow Agent may resign at any time by furnishing written notice of its resignation to the Parties. The Parties may remove the Escrow Agent at any time by furnishing to the Escrow Agent a written notice of its removal. Such resignation or removal, as the case may be, shall be effective upon delivery of such notice.

     IN WITNESS WHEREOF, the Parties to this Agreement have each caused this
Agreement to be duly executed on this           day of           2001.


-----------------------------------------------------  VICORP Restaurants, Inc.
Charles R. Frederickson
                                                       By:
Address:                                                  ----------------------------------------------
        ---------------------------------------------
                                                       Title:
Telephone:                                                   -------------------------------------------
          -------------------------------------------
                                                       Address:
Tax I.D. No.                                                   -----------------------------------------
            -----------------------------------------
                                                       Telephone:
                                                                 ---------------------------------------
                                                       Tax I.D. No.
                                                                   -------------------------------------

     The Escrow Agent, by affixing its signature below, hereby acknowledges receipt of the Escrowed Property described in Schedule A and agrees to hold, administer, and dispose of the Escrowed Property in accordance with the terms, conditions, and instructions of this Agreement and any amendments thereto, including those set forth in Schedule B.

         Wells Fargo Bank West, National Association
         Escrow Agent
         Corporate Trust and Escrow Services
         MAC C7301-024
         1740 Broadway
         Denver, Colorado 80274
         Phone: (303)863-6247FAX: (303)863-5645

Date:                                                  By:
     ------------------------------------------           ----------------------------------------------
Account No.                                            Title:
           ------------------------------------              -------------------------------------------

                                   SCHEDULE A
                                   (DEPOSITS)

     $2,000,000 in cash.

                                   SCHEDULE B
                                 (INSTRUCTIONS)

     1. Payments to Frederickson. Except as provided in paragraphs 2 and 3 of this Schedule B, the Escrow Agent shall pay to Frederickson, on January 2 (or if not a business day, the next succeeding business day) of each of 2002, 2003, 2004 and 2005, an amount equal to the lesser of (a) $500,000 plus all interest and other earnings in the escrow account, less any fees then due Escrow Agent or
(b) the entire amount then remaining in the escrow account.

     2. Payment Upon Death or Disability. Upon submission by Frederickson or his personal representative of a death certificate reflecting his death or a court order or a written opinion signed by a physician licensed to practice medicine in any state of the United States to the effect that Frederickson is physically or mentally disabled so that he is not capable of working, the Escrow Agent shall pay the entire amount then remaining in the escrow account to Frederickson or his personal representative.

     3. Default Notice. If the Escrow Agent receives a notice from VICORP (a "Default Notice") certifying that, in VICORP's good faith opinion, Frederickson is in violation of the Noncompetition Agreement between VICORP and Frederickson of even date herewith (the "Noncompetition Agreement"), Escrow Agent shall withhold from any payment that thereafter becomes due under paragraph 1 or 2 above, without duplication, the amount that VICORP certifies in such Default Notice as being the amount by which it is entitled to reduce the consideration payable to Frederickson under the Noncompetition Agreement. The amount so withheld shall be retained by the Escrow Agent until receipt of joint written instructions from the Parties or their successors directing the disposition of such amount or a final court order or arbitral award directing the disposition of such amount, and shall then pay such amount in accordance with such instructions, order or award.

     4. Investment. The Escrow Agent shall invest and reinvest amounts in the escrow in obligations of the United States of America or any agency or instrumentality thereof, or obligations guaranteed by any of the foregoing, or mutual funds that invest only in the foregoing, including any fund operated by Escrow Agent or an affiliate. Frederickson shall be responsible for all income taxes on earnings in the escrow account.

     5. Purpose of Agreement. It is the purpose of this Agreement to assure Frederickson's receipt of the payments due hereunder so long as he complies with the Noncompetition Agreement, free from any claim of or interference by the creditors of VICORP, while providing VICORP with an effective means to withhold payments as provided in the Noncompetition Agreement in the event of a breach of the Noncompetition Agreement by Frederickson. VICORP shall have no right to recover the contents of the escrow except upon a breach of the Noncompetition Agreement by Frederickson and except to the extent provided in the Noncompetition Agreement. The Parties acknowledge that Escrow Agent's possession of the contents of the escrow is intended to be for the benefit of Frederickson to the extent necessary to perfect his security interest therein granted by VICORP under the Noncompetition Agreement.

                                                                         ANNEX B

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

February 15, 2001

The Board of Directors
VICORP Restaurants, Inc.
400 West 48th Avenue
Denver, Colorado 80216

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of VICORP Restaurants, Inc. ("VICORP"), other than Midway Investors Holdings, Inc. ("Midway") and its affiliates, of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of February 15, 2001 (the "Merger Agreement"), among Midway, Gourmet Acquisition Co., a subsidiary of Midway ("Mergerco"), and VICORP. As more fully described in the Merger Agreement, (i) Mergerco will merge with and into VICORP (the "Merger") and (ii) each outstanding share of the common stock, par value $0.05 per share, of VICORP ("VICORP Common Stock") will be converted into the right to receive $25.65 in cash (the "Merger Consideration").

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of VICORP concerning the business, operations and prospects of VICORP. We examined certain publicly available business and financial information relating to VICORP as well as certain financial forecasts and other information and data relating to VICORP which were provided to or otherwise discussed with us by the management of VICORP. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of VICORP Common Stock; the financial condition and historical and projected earnings and other operating data of VICORP; and the capitalization of VICORP. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of VICORP. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of VICORP. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of VICORP that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of VICORP as to the future financial performance of VICORP. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of VICORP nor have we made any physical inspection of the properties or assets of VICORP. We express no as view to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for VICORP or the effect of any other transaction in which VICORP might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

The Board of Directors
VICORP Restaurants, Inc.
February 15, 2001
Page 2

     Salomon Smith Barney Inc. has acted as financial advisor to VICORP in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of VICORP for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with VICORP, Midway and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of VICORP Common Stock (other than Midway and its affiliates).

                                            Very truly yours,

                                            /s/ SALOMON SMITH BARNEY INC.
                                            ------------------------------------
                                            Salomon Smith Barney Inc.

                                                                         ANNEX C

                                  ARTICLE 113
                    OF THE COLORADO BUSINESS CORPORATION ACT
                               DISSENTERS' RIGHTS

                                     PART 1

                              RIGHT OF DISSENT --
                               PAYMENT FOR SHARES

SEC. 7-113-101. DEFINITIONS

     For purposes of this article:

          (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

          (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

          (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

          (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

SEC. 7-113-102. RIGHT TO DISSENT

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party if:

             (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

             (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

          (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

     (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934," as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

          (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

          (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

          (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934," as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

          (c) Cash in lieu of fractional shares; or

          (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2) Deleted by Laws 1996, H.B.96-1285, sec. 30, eff. June 1, 1996.

     (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SEC. 7-113-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                     PART 2

                             PROCEDURE FOR EXERCISE
                             OF DISSENTERS' RIGHTS

SEC. 7-113-201. NOTICE OF DISSENTERS' RIGHTS

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

SEC. 7-113-202. NOTICE OF INTENT TO DEMAND PAYMENT

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

          (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b) Not vote the shares in favor of the proposed corporate action.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2) a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

SEC. 7-113-203. DISSENTERS' NOTICE

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

     (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

          (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

          (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

          (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

          (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

          (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

          (g) Be accompanied by a copy of this article.

SEC. 7-113-204. PROCEDURE TO DEMAND PAYMENT

     (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

          (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

          (b) Deposit the shareholder's certificates for certificated shares.

     (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

     (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

     (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

SEC. 7-113-205. UNCERTIFICATED SHARES

     (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

     (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

SEC. 7-113-206. PAYMENT

     (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

          (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

          (e) A copy of this article.

SEC. 7-113-207. FAILURE TO TAKE ACTION

     (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

SEC. 7-113-208. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF PROPOSED CORPORATE ACTION

     (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

     (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

SEC. 7-113-209. PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER

     (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

          (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

          (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

          (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

     (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART 3

                          JUDICIAL APPRAISAL OF SHARES

SEC. 7-113-301. COURT ACTION

     (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

SEC. 7-113-302. COURT COSTS AND COUNSEL FEES

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

          (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                   FORM OF PROXY TO ACCOMPANY PROXY STATEMENT

--------------------------------------------------------------------------------

                            VICORP RESTAURANTS, INC.
                                      PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             VICORP FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS
           TO BE HELD AT ______ A.M., LOCAL TIME, ON __________, 2001.

         The undersigned shareholder of VICORP Restaurants, Inc., a Colorado corporation, hereby appoints Charles R. Frederickson and Joseph F. Trungale, and each of them, as proxies, each with full power of substitution, to represent and to cast all votes which the undersigned is entitled to cast at the special meeting of shareholders to be held at ____a.m., local time, on _________, 2001 at____________________________ or any adjournment or adjournments thereof upon the following matters:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------

                             (CONTINUED FROM FRONT)

                          Please mark your vote as [X]

                                               FOR         AGAINST       ABSTAIN

To approve the Agreement and Plan of Merger     [ ]          [ ]           [ ]
dated February 15, 2001 among Midway
Investors Holdings, Inc.
Gourmet Acquisition Co. and VICORP
Restaurants, Inc., and the plan of merger attached thereto.

         The Board of Directors recommends that you vote "FOR" approval of the Agreement and Plan of Merger.

         The proxies are authorized to vote in their discretion upon such other business as may properly come before the special meeting, including matters relating to the conduct of the meeting.

Please check the box if you plan to attend the special meeting. [ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE MERGER AGREEMENT. THE UNDERSIGNED SHAREHOLDER HEREBY

ACKNOWLEDGES RECEIPT OF VICORP'S PROXY STATEMENT RELATING TO THE SPECIAL MEETING AND HEREBY REVOKES ANY OTHER PROXY OR PROXIES PREVIOUSLY GIVEN.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE PROXY. IF SHARES ARE REGISTERED IN MORE THAN ONE NAME, THE SIGNATURES OF ALL SUCH PERSONS ARE REQUIRED. A CORPORATION SHOULD SIGN IN ITS FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER, STATING HIS/HER TITLE. TRUSTEES, GUARDIANS, EXECUTORS AND ADMINISTRATORS SHOULD SIGN IN THEIR OFFICIAL CAPACITY, GIVING THEIR FULL TITLES AS SUCH. IF A PARTNERSHIP IS SIGNING, PLEASE SIGN IN THE PARTNERSHIP NAME BY AUTHORIZED PERSON(S). IF YOU RECEIVE MORE THAN ONE PROXY, PLEASE SIGN AND RETURN ALL SUCH PROXIES IN THE ENCLOSED ENVELOPE.


                                Signature(s):

                                ------------------------------------------------

                                ------------------------------------------------

                                Dated __________________, 2001


                                NOTE: Please sign, date and return this Proxy today using the enclosed envelope.


                                       2